EXHIBIT (c)(vii)

Government of Queensland’s Consolidated Financial Statements for the Year Ended June 30, 2021

FORWARD-LOOKING STATEMENTS

This exhibit contains forward-looking statements. Statements that are not historical facts, including statements about the State of Queensland’s (the “State” or “Queensland”) beliefs and expectations, are forward-looking statements. These statements are based on current plans, budgets, estimates and projections and therefore you should not place undue reliance on them. The words “believe”, “may”, “will”, “should”, “estimate”, “continue”, “anticipate”, “intend”, “expect”, “forecast” and similar words are intended to identify forward-looking statements. Forward-looking statements speak only as of the date they are made, and neither the Queensland Treasury Corporation nor the State undertake any obligation to update publicly any of them in light of new information or future events.

Forward-looking statements are based on current plans, estimates and projections and, therefore, undue reliance should not be placed on them. Although the Queensland Treasury Corporation and the State believe that the beliefs and expectations reflected in such forward-looking statements are reasonable, no assurance can be given that such beliefs and expectations will prove to have been correct. Forward-looking statements involve inherent risks and uncertainties. We caution you that actual results may differ materially from those contained in any forward-looking statements.

A number of important factors could cause actual results to differ materially from those expressed in any forward-looking statement. Factors that could cause the actual outcomes to differ materially from those expressed or implied in forward-looking statements include:

•	the international and Australian economies, and in particular the rates of growth (or contraction) of the State’s major trading partners;

•	the effects, both internationally and in Australia, of any subsequent economic downturn, as well as the effect of ongoing economic, banking and sovereign debt risk;

•	the effect of the ongoing novel coronavirus (COVID-19) pandemic;

•	increases or decreases in international and Australian domestic interest rates;

•	changes in the State’s domestic consumption;

•	changes in the State’s labor force participation and productivity;

•	downgrades in the credit ratings of the State and Australia;

•	changes in the rate of inflation in the State;

•	changes in environmental and other regulation; and

•	changes in the distribution of revenue from the Commonwealth of Australia Government to the State.

Unite & Recover

2020–21

Report on State Finances

of the Queensland Government – 30 June 2021

Incorporating the Outcomes Report and

the AASB 1049 Financial Statements

Contents

Page

Message from the Treasurer	2

Outcomes Report - Uniform Presentation Framework

Overview and Analysis	3 - 1

Operating Statement by Sector	3 - 8

Balance Sheet by Sector	3 - 9

Cash Flow Statement by Sector	3 - 10

General Government Sector Taxes	3 - 11

General Government Sector Dividend and Income Tax Equivalent Income	3 - 11

General Government Sector Grants Revenue	3 - 12

General Government Sector Grants Expenses	3 - 12

General Government Sector Expenses by Function	3 - 13

General Government Sector Purchases of Non-financial Assets by Function	3 - 14

Certification of Outcomes Report	3 - 15

AASB 1049 Financial Statements

Overview and Analysis	4 - 1

Audited Financial Statements

Operating Statement	5 - 1

Balance Sheet	5 - 2

Statement of Changes in Equity (Net Worth)	5 - 3

Cash Flow Statement	5 - 7

Notes to the Financial Statements	5 - 9

Certification of Queensland State Government Financial Statements	5-109

Independent Auditor’s Report to the Treasurer of Queensland	5-110

Report on State Finances 2020–21 – Queensland Government	1

Message from the Treasurer

I present Queensland’s 2020-21 Report on State Finances which includes the Outcomes Report and AASB 1049 Financial Statements.

Queensland’s economic recovery from the impacts of COVID-19 is well underway. The Queensland Government’s success in managing the on-going risks of COVID-19 within the State, together with its immediate support and longer-term Economic Recovery Plan measures have contributed to an improved fiscal position in 2020-21.

Stronger than expected revenues from the economic rebound and lower expenditure have delivered a smaller General Government operating deficit for 2020-21 of $937 million, a reduction of $2.865 billion compared to the operating deficit of $3.803 billion estimated at the time of the 2021-22 Budget. The reduction in the operating deficit has translated to lower borrowings.

The Outcomes Report

The Outcomes Report contains financial statements that are presented in accordance with the Uniform Presentation Framework (UPF) which provides comparable reporting of Commonwealth, State and Territory Governments’ financial information.

Queensland’s annual Budget was prepared in accordance with the UPF. The Outcomes Report compares the 2020-21 actual results with the revised forecasts contained in the 2021-22 Budget papers.

The UPF presentation is structured on a sectoral basis with a focus on the General Government and Public Non-financial Corporations Sectors.

AASB 1049 Financial Statements

The AASB 1049 Financial Statements outline the operations of the Queensland Government in accordance with Australian Accounting Standard AASB 1049 Whole of Government and General Government Sector Financial Reporting and other applicable standards and are audited.

These statements focus on the General Government Sector (GGS) and Total State Sector (TSS) and include detailed notes.

The statements include comparatives for the 2019-20 year, as well as analysis of variances between the published 2020-21 Budget and the 2020-21 outcome.

AASB 1049 aims to harmonise the Government Finance Statistics (GFS) and Accounting Standard frameworks. The GFS reporting framework, developed by the Australian Bureau of Statistics (ABS), is based on international statistical standards and allows comprehensive assessments to be made of the economic impact of government.

I note the assurances of Treasury officials that both the Outcomes Report and the audited financial statements are presented on a true and fair basis and that the independent auditor’s report is unqualified.

In endorsing this report, I place on record my appreciation of the professionalism and co-operation extended to Queensland Treasury by agency personnel and of the Treasury staff involved in its preparation.

The Honourable Cameron Dick MP

Treasurer

Minister for Trade and Investment

Related Publications

This report complements other key publications relating to the financial performance of the Queensland Public Sector including:

–	the annual Budget papers;

–	the Treasurer’s Consolidated Fund Financial Report; and

–	the annual reports of the various departments, statutory bodies, Government-owned corporations and other entities that comprise the Queensland Government.

2	Report on State Finances 2020–21 – Queensland Government

Unite & Recover

2020–21

Outcomes Report

Uniform Presentation Framework of the

Queensland Government – 30 June 2021

Outcomes Report - Overview and Analysis

Overview

Since the COVID-19 pandemic first reached Queensland, the Government has implemented a strong health response, introduced immediate financial support for households, businesses and industry and initiated measures to secure Queensland’s long term economic recovery. Containment of the COVID-19 virus in Queensland has contributed to Queensland’s improved economic conditions in 2020-21.

The General Government Sector (GGS) realised a Uniform Presentation Framework (UPF) net operating deficit of $937 million for 2020-21. The earlier and stronger than expected economic recovery has resulted in a $2.865 billion reduction in the net operating deficit relative to the estimated operating deficit of $3.803 billion reported in the 2021-22 Budget, and a substantial reduction relative to the original 2020-21 Budget operating deficit estimate of $8.633 billion. Refer Chart 3.1.

Chart 3.1: 2020-21 General Government Sector UPF net operating balance compared to budget forecasts

Source: Queensland State Budgets 2020-21 and 2021-22 and Queensland Report on State Finances 2020-21

In 2020-21, GGS revenue totalled $62.732 billion, up $2.336 billion on the 2021-22 Budget estimated actual revenue of $60.396 billion. The increase in revenue reflects a rebound in both the Queensland and national economy following the initial impacts of COVID-19, contributing to higher GST receipts and taxation revenue. Dividend and taxation equivalent income from the State’s Government-owned electricity businesses was also higher than expected.

Lower GGS expenses also contributed to the improved fiscal position in 2020-21. GGS expenses totalled $63.669 billion in 2020-21, representing a decrease of $530 million from the 2021-22 Budget estimated actual.

GGS net debt in 2020-21 is $11.36 billion, a reduction of $4.449 billion since the 2021-22 Budget. Refer Chart 3.2.

Chart 3.2: 2020-21 General Government Sector net debt compared to budget forecasts

Source: Queensland State Budgets 2020-21 and 2021-22 and Queensland Report on State Finances 2020-21

Report on State Finances 2020–21 – Queensland Government	3-1

Outcomes Report - Overview and Analysis

Overview continued

The stronger net debt metric mainly reflects lower borrowing requirements as result of the improved operating cash flows and lower capital purchases and upward market value adjustments on investments held in unit trusts managed by Queensland Investment Corporation (QIC).

In 2020, the Government established the Queensland Future Fund (QFF) to support its economic plan, and secure Queensland’s future economic success. In 2021, the Debt Retirement Fund (DRF) was the first fund within the QFF to be established under the Queensland Future Fund Act 2020, with the sole purpose of debt reduction. The DRF will hold State investments for future growth and will be offset against State debt when assessing Queensland’s credit rating. Assets contributed to the DRF totalled $7.7 billion, including a $6 billion investment in Queensland Titles Registry Pty Ltd, $1.5 billion from the surplus assets held to support the Defined Benefit Scheme and $206 million in securities held by the State. The investments of the DRF are included in the calculation of the State’s net debt.

GGS borrowing with QTC at 30 June 2021 was $46.153 billion, $949 million lower than the 2020-21 Budget estimate of $47.102 billion. The lower than expected borrowing with QTC largely reflects improved operating cash flows and modestly lower purchases of non-financial assets.

Non-financial Public Sector gross borrowing with QTC of $85.901 billion in 2020-21 was $1.427 billion lower than the forecast in the 2021-22 Budget. This decrease is predominantly due to lower GGS borrowing with QTC and the outcome of lower purchases of non-financial assets within the Public Non-financial Corporation sector.

Fiscal principles

As part of the 2021-22 Budget strategy, the Government developed a new Charter of Fiscal Responsibility. The aim of the Charter is to guide Budget strategy in the medium term in response to the fiscal challenges brought on by the COVID-19 pandemic. The Charter includes new Fiscal Principles to support the delivery of net operating surpluses and the stabilisation of net debt.

Principle 1 – Stabilise the General Government Sector net debt to revenue ratio at sustainable levels in the medium term, and target reductions in the net debt to revenue ratio in the long term.

Net debt is a key fiscal measure of the overall strength of State’s fiscal position and the net debt to revenue ratio indicates the Government’s ability to service this debt.

Like other Australian jurisdictions, Queensland’s strong public health response to the virus and its decision to prioritise economic recovery has resulted in an increase in gross borrowings and net debt. The Government is focussed on stabilising net debt in the medium term by restoring operating surpluses, as per Fiscal Principle 2.

Queensland’s net debt to revenue ratio was 18 per cent in 2020-21, a reduction from the 26 per cent projected at the time of the 2021-22 Budget. The reduction in the GGS net debt to revenue ratio reflects the combined impact of stronger revenues and lower borrowings as well upward valuations of investments in unit trusts managed by QIC.

Principle 2 – Ensure that average annual growth in General Government Sector expenditure in the medium term is below the average annual growth in General Government Sector revenue to deliver fiscally sustainable net operating surpluses.

The new Fiscal Principle 2 is designed to provide a broad measure of expenditure growth management. It replaces the previous Fiscal Principle 6, which aimed to ensure growth in employee expenses was sustainable through measuring full-time equivalent employee (FTE) growth.

Queensland’s economic recovery is well underway with the State recording a net operating deficit of $937 million for 2020-21. This is a reduction from the forecast deficit of $3.803 billion at the time of the 2021-22 Budget.

Revenues grew by 8.6 per cent and expenses by 0.3 per cent compared to 2019-20.

Principle 3 – Target continual improvements in net operating surpluses to ensure that, in the medium term, net cash flows from investments in non-financial assets (capital) will be funded primarily from net cash inflows from operating activities. The capital program will focus on supporting a productive economy, jobs and ensuring a pipeline of infrastructure that responds to population growth.

The capital program includes purchases of non-financial assets, capital grants and new finance leases and similar arrangements. The capital program for the State Non-financial Sector in 2020-21 was $13.684 billion, 98.7 per cent of the estimated actual forecast in the 2021-22 Budget.

The Government’s $50 billion Infrastructure Guarantee has ensured the maintenance of a substantial capital program through the COVID-19 crisis and a capital program of $52.216 billion is planned over the 4 years to 2024-25, as detailed in the 2021-22 Budget papers.

In 2020-21, the GGS net investments in non-financial assets were predominantly funded through borrowings as the Government continued to support Queensland’s COVID-19 health response and economic recovery measures.

3-2	Report on State Finances 2020–21 – Queensland Government

Outcomes Report - Overview and Analysis

Principle 4 - Maintain competitive taxation by ensuring that, on a per capita basis, Queensland has lower taxation than the average of other states.

The fiscal principles will ensure that Queenslanders continue to pay less tax than Australians in other states and territories. Compared to the previous Charter, this principle has been adjusted to directly measure Queensland’s competitiveness relative to other jurisdictions, rather than as a fixed proportion of GSP.

Based on the latest available outcomes, Queensland’s taxation per capita was $770 less than the average of other jurisdictions in 2019-20.

Principle 5 - Target full funding of long term liabilities such as superannuation and WorkCover in accordance with actuarial advice

Consistent with the long-standing practice of successive governments, the Queensland Government is committed to ensuring that the State sets aside assets, on an actuarially determined basis, to meet long term liabilities such as superannuation and WorkCover. The latest full actuarial review of the QSuper scheme was as at 30 June 2020 and was published in a report dated 2 December 2020. The report found the scheme to be fully funded.

As at 30 June 2021, WorkCover Queensland was fully funded.

Report on State Finances 2020–21 – Queensland Government	3-3

Outcomes Report - Overview and Analysis

Key UPF Financial Aggregates

Outlined in the table below are the key aggregates, by sector for 2020-21. The actual outcome for 2020-21 is compared to the estimated actual (Est. Actual) per the 2021-22 Budget.

	General Government Sector		Public Non-financial Corporations Sector		Non-financial Public Sector
	Est. Actual	Outcome	Est. Actual	Outcome	Est. Actual	Outcome
	$ million	$ million	$ million	$ million	$ million	$ million

Revenue	60,396	62,732	12,418	13,240	68,464	71,228
Expenses	64,199	63,669	11,413	12,078	71,680	71,739
Net operating balance	(3,803)	(937)	1,006	1,162	(3,216)	(511)

Capital purchases	6,965	6,835	3,491	3,157	10,456	10,007
Fiscal balance	(8,159)	(5,015)	230	637	(8,348)	(5,141)

Borrowing with QTC	47,102	46,153	40,225	39,747	87,327	85,901
Leases and similar arrangements	7,779	7,704	448	454	8,227	8,158
Securities and derivatives	198	220	68	1,357	259	1,567

Net Debt	15,809	11,360	38,349	37,936	54,151	49,287

Notes:
1. Numbers may not add due to rounding.

2. Non-financial Public Sector consolidates the General Government and Public Non-financial Corporations Sector and excludes inter-sector transactions and balances.

General Government Sector

Revenue

	2020-21	2020-21
General Government Revenue	Est. Actual	Outcome
	$ million	$ million

Taxation revenue	15,907	16,249
Grants revenue	31,582	33,013
Sales of goods and services	6,068	6,063
Interest income	1,901	1,948
Dividend and income tax equivalent income	916	1,310
Other revenue	4,023	4,148

Total Revenue	60,396	62,732

Note:
1. Numbers may not add due to rounding.

General Government revenue totalled $62.732 billion in 2020-21, up $2.336 billion or 3.9 per cent compared to the 2021-22 Budget estimated actual projection of $60.396 billion.

The increase in revenue since the 2021-22 Budget reflects further strengthening in Queensland and national activity following the initial impacts of COVID-19. Most revenue lines have increased, although payroll tax collections remained broadly stable as improved receipts were offset by payroll tax relief provided by the Government to businesses impacted by COVID-19.

3-4	Report on State Finances 2020–21 – Queensland Government

Outcomes Report - Overview and Analysis

Key UPF Financial Aggregates continued

General Government Sector continued

Expenses

	2020-21	2020-21
General Government Expenses	Est. Actual	Outcome
	$ million	$ million

Employee expenses	26,284	26,501
Superannuation expenses
Superannuation interest cost	246	246
Other superannuation expenses	3,116	3,073
Other operating expenses	17,102	16,335
Depreciation and amortisation	4,234	4,187
Other interest expenses	1,567	1,619
Grants expenses	11,649	11,709

Total Expenses	64,199	63,669

Note:
1. Numbers may not add due to rounding.

Total GGS expenses for 2020-21 were $530 million or 0.8 per cent lower than expected in the 2021-22 Budget estimated actual for 2020-21.

The lower expenses compared to the 2021-22 Budget are partly due to the timing of operational costs and various grant programs. Grants made under the HomeBuilder program, which were not factored into the 2021-22 estimated actual, partly offset these expenditure deferrals.

GGS expenditure is focused on the delivery of core services to the community. As shown in Chart 3.4 below, education and health account for over half of the total expenses, consistent with their share in other jurisdictions.

Chart 3.4: 2020-21 General Government Sector expenses by function1

[1]	Refer to page 3-13 for further detail of expenses in each function.

Report on State Finances 2020–21 – Queensland Government	3-5

Outcomes Report - Overview and Analysis

Key UPF Financial Aggregates continued

General Government Sector continued

Net Operating Balance

The net operating balance is the net of revenue and expenses from transactions and was an operating deficit of $937 million for 2020-21. The deficit was a substantial reduction from $3.803 billion at the time of the 2021-22 Budget, for the reasons discussed above.

Capital Purchases

GGS purchases of non-financial assets are the actual cash outlays per the Cash Flow Statement and totalled $6.835 billion, which was $130 million lower than the 2020-21 estimated actual.

Fiscal Balance

The fiscal deficit of $5.015 billion for 2020-21 was substantialy smaller than the estimated actual projection of an $8.159 billion deficit. The smaller than forecast fiscal deficit is mainly due to the reduced net operating deficit and modestly lower than estimated capital purchases.

Borrowing

Gross borrowing with QTC was $46.153 billion, compared to the 2021-22 Budget projection of $47.102 billion, a decrease of $949 million. The lower balance partly reflects the increase in cash flows from operating activities brought on by the rebound in revenues, and lower expenses. Not all of the improved operating position flows through as a corresponding decrease in borrowings, as some of the revenue improvement (e.g. GST and dividends) had not been received at year end.

Leases and similar arrangements were $7.705 billion at year end, $74 million lower than estimated at 2020-21 Budget.

Net Worth

The GGS net worth was $209.625 billion as at 30 June 2021, $4.934 billion higher than the estimated actual included in the 2021-22 Budget. The increase is due in large part to upward valuations of roads infrastructure, land under roads and school buildings, and market value adjustments on investment, loans and placements. Partly offsetting the increase in both financial and non-financial assets was an increase in the actuarial valuation of defined benefit superannuation liabilities, Long Service Leave Central Scheme liabilities and the Government’s self-insurance liabilities, particularly for civil institutional child abuse claims.

Net Debt

Net debt is the sum of deposits held, advances received and borrowings (financial liabilities) less cash and deposits, advances paid and investments, loans and placements (financial assets). Financial liabilities exceeded financial assets in the GGS by $11.36 billion at 30 June 2021, a $4.449 billion reduction in net debt from the 2021-22 Budget estimate.

Net debt has decreased since the 2021-22 Budget due to upward market valuation of investments, loans and placements due to strong market returns on underlying investments and lower borrowing with QTC resulting from the improved net cash flows from operating activities and slightly lower capital purchases.

Operating Result

The operating result measures the outcome for the State under the Accounting Standards framework, rather than the GFS framework. The GGS operating result of $8.85 billion differs from the net operating balance as it includes valuation adjustments such as gains and losses on financial and non-financial assets. The operating result has improved $3.911 billion since the 2021-22 Budget reflecting the better than expected net operating deficit, and market value adjustments to investments, loans and placements, partly offset by upward actuarial valuations of the Long Service Leave Central Scheme and the Government’s self-insurance liabilities.

Comprehensive Result - Total Change in Net Worth

The comprehensive result includes the revaluation of assets taken to reserves and actuarial adjustments to defined benefit superannuation liabilities.

The increase in the actual comprehensive result from the 2020-21 estimated actual is mainly due to the improved operating result and significant upward valuations of non-financial assets, offset to an extent, by the increase in the actuarial valuation of defined benefit superannuation liabilities.

3-6	Report on State Finances 2020–21 – Queensland Government

Outcomes Report - Overview and Analysis

Key UPF Financial Aggregates continued

Public Non-financial Corporations (PNFC) Sector

The Public Non-financial Corporations Sector comprises bodies such as Government-owned corporations (GOCs) that mainly engage in the production of goods and services (of a non-financial nature) for sale in the market place at prices that aim to recover most of the costs involved.

–	The PNFC Sector recorded a net operating surplus of $1.162 billion, $156 million higher than the 2021-22 Budget forecast mainly due to higher than forecast revenue.

–

The fiscal balance was a surplus of $637 million, compared to an estimated surplus of $230 million reflecting the relative increase in the net operating surplus and lower than forecast capital purchases.

–

PNFC borrowing with QTC was $39.747 billion at year end, $478 million lower when compared to the 2020-21 estimated actual projection of $40.225 billion. Lower borrowings with QTC is consistent with the increase in the sector’s fiscal surplus.

State Financial Sector (SFS)

The State Financial Sector is the GFS terminology used for the consolidation of all State Government departments and other General Government entities, Public Non-financial Corporations, Public Financial Corporations and their controlled entities. The equivalent term for SFS used in the AASB 1049 section of this report is Total State Sector. All material inter-entity and intra-entity transactions and balances have been eliminated to the extent practicable.

–

The net operating balance for 2020-21 was a deficit of $3.262 billion, while the operating result was a surplus of $11.812 billion as it includes unrealised market value adjustments for QTC’s external borrowings and derivatives, positive market value returns on its long term investments managed by QIC and the gain on the transfer of the Titles Registry business.

–	Purchases of non-financial assets for the SFS were $10.022 billion.

–

The net worth was $201.71 billion, an increase of $19.105 billion compared to that published in the 2019-20 Outcomes Report. This was mainly due to asset revaluations and the contribution of the Titles Registry business to a unit trust in the seeding of the Debt Retirement Fund and other funds.

Report on State Finances 2020–21 – Queensland Government	3-7

2020 - 21 Operating Statement by Sector ($ million)

		General Government Sector		Public Non-financial Corporations Sector		Non-financial Public Sector (b)		Public Financial Corporations Sector (b)	State Financial Sector

		Est. Actual	Outcome	Est. Actual	Outcome	Est. Actual	Outcome	Outcome (c)	Outcome (c)
Revenue from Transactions

Taxation revenue		15,907	16,249	-	-	15,589	15,906	-	15,798
Grants revenue		31,582	33,013	598	615	31,605	33,020	-	32,910
Sales of goods and services		6,068	6,063	11,436	12,199	14,863	15,667	2,462	17,749
Interest income		1,901	1,948	56	65	1,939	2,007	3,679	1,228
Dividend and income tax equivalent income		916	1,310	15	15	133	150	-	15
Other revenue		4,023	4,148	313	345	4,335	4,478	134	4,611
Total Revenue from Transactions		60,396	62,732	12,418	13,240	68,464	71,228	6,276	72,311

Expenses from Transactions
Employee expenses		26,284	26,501	2,156	2,123	28,319	28,498	366	28,554
Superannuation expenses
Superannuation interest cost		246	246	-	(3)	246	243	-	243
Other superannuation expenses		3,116	3,073	230	249	3,346	3,322	26	3,348
Other operating expenses		17,102	16,335	4,110	4,895	18,564	18,610	3,023	21,625
Depreciation and amortisation		4,234	4,187	2,777	2,640	7,012	6,827	30	6,857
Other interest expenses		1,567	1,619	1,732	1,691	3,095	3,114	5,337	3,821
Grants expenses		11,649	11,709	24	24	11,099	11,125	110	11,125
Other property expenses		-	-	383	457	-	-	40	-
Total Expenses from Transactions		64,199	63,669	11,413	12,078	71,680	71,739	8,931	75,573
Net Operating Balance		(3,803)	(937)	1,006	1,162	(3,216)	(511)	(2,656)	(3,262)

Other economic flows - included in operating result		8,742	9,787	(400)	(466)	7,812	8,872	2,900	15,074

Operating Result		4,939	8,850	605	696	4,595	8,361	245	11,812

Other economic flows - other movements in equity		6,020	7,044	(580)	(1,010)	6,364	7,532	(62)	7,383

Comprehensive Result - Total Change in Net Worth (d)		10,960	15,894	26	(315)	10,960	15,894	183	19,195

KEY FISCAL AGGREGATES

Net Operating Balance		(3,803)	(937)	1,006	1,162	(3,216)	(511)	(2,656)	(3,262)

Net Acquisition/(Disposal) of Non-financial Assets
Purchases of non-financial assets		6,965	6,835	3,491	3,157	10,456	10,007	15	10,022
Less	Sales of non-financial assets	206	216	41	69	247	272	2	274
Less	Depreciation	4,234	4,187	2,777	2,640	7,012	6,827	30	6,857
Plus	Change in inventories	48	46	13	-	61	46	-	46
Plus	Other movements in non-financial assets	1,783	1,599	91	77	1,874	1,676	11	1,688
Equals	Total Net Acquisition of Non-financial Assets	4,356	4,078	776	525	5,132	4,630	(6)	4,624

Fiscal Balance		(8,159)	(5,015)	230	637	(8,348)	(5,141)	(2,650)	(7,886)

Notes:

(a)  Numbers may not add due to rounding and have been restated where necessary to ensure comparability.

(b)  The Non-financial Public Sector (NFP) consolidates the GGS and PNFC Sectors, eliminating inter-sector balances and transactions such as dividend and income tax equivalent income. The State Financial Sector consolidates the NFP and the PFC sectors.

(c)   In accordance with UPF requirements, estimates for Public Financial Corporations (PFC) and State Financial Sectors are not included in Budget documentation.

(d)  For GFS, the change in Net Worth is the change from the previous published outcome. This differs from the AASB 1049 statements where prior year adjustments are permitted under IFRS.

3-8	Report on State Finances 2020–21 – Queensland Government

2020 - 21 Balance Sheet by Sector ($ million)

	General Government Sector		Public Non-financial Corporations Sector		Non-financial Public Sector (b)		Public Financial Corporations Sector (b)	State Financial Sector

	Est. Actual	Outcome	Est. Actual	Outcome	Est. Actual	Outcome	Outcome (c)	Outcome (c)
Assets
Financial assets
Cash and deposits	951	1,072	941	1,159	1,892	2,232	11,908	12,423
Advances paid	1,357	1,339	1,236	1,135	1,352	1,334	-	1,334
Investments, loans and placements	38,466	41,742	233	1,345	38,699	43,086	166,648	78,104
Receivables	4,198	5,521	1,486	1,829	5,121	6,418	370	6,696
Equity
Investments in other public sector entities	21,782	21,429	-	-	2,788	2,775	-	-
Investments - other	161	165	9	7	170	172	-	172
Total financial assets	66,917	71,267	3,906	5,474	50,023	56,016	178,927	98,729

Non-Financial Assets
Land and other fixed assets	237,808	243,075	64,667	64,054	302,474	307,128	151	307,279
Other non-financial assets	6,972	7,390	1,440	2,014	1,222	1,256	119	1,249
Total Non-financial Assets	244,780	250,464	66,107	66,068	303,696	308,385	270	308,528

Total assets	311,697	321,731	70,012	71,543	353,719	364,401	179,197	407,257

Liabilities
Payables	4,672	4,725	1,453	2,304	5,607	6,150	139	6,223
Superannuation liability	23,758	27,322	(152)	(273)	23,606	27,049	-	27,049
Other employee benefits	8,339	8,914	914	963	9,253	9,877	152	10,029
Deposits held	-	-	13	12	13	12	8,104	6,399
Advances received	1,505	1,435	5	5	268	300	-	300
Borrowing with QTC	47,102	46,153	40,225	39,747	87,327	85,901	-	-
Leases and other similar arrangements	7,779	7,705	448	454	8,227	8,158	447	8,605
Securities and derivatives	198	220	68	1,357	259	1,567	160,436	124,189
Other liabilities	13,653	15,633	8,043	8,319	14,467	15,762	7,143	22,753
Total liabilities	107,006	112,106	51,017	52,888	149,028	154,775	176,422	205,547

Net Worth	204,691	209,625	18,995	18,655	204,691	209,625	2,775	201,710

KEY FISCAL AGGREGATES

Net Financial Worth	(40,089)	(40,839)	(47,112)	(47,414)	(99,005)	(98,759)	2,505	(106,818)
Net Financial Liabilities	61,871	62,268	NA	NA	101,793	101,534	NA	106,818
Net Debt	15,809	11,360	38,349	37,936	54,151	49,287	(9,569)	47,632

Notes:

(a)  Numbers may not add due to rounding and have been restated where necessary to ensure comparability.

(b)  The Non-financial Public Sector (NFP) consolidates the GGS and PNFC Sectors, eliminating inter-sector balances and transactions such as dividend and income tax equivalent income. The State Financial Sector consolidates the NFP and the PFC sectors.

(c)   In accordance with UPF requirements, estimates for Public Financial Corporations (PFC) and State Financial sectors are not included in Budget documentation.

Report on State Finances 2020 –21 – Queensland Government	3-9

2020 - 21 Cash Flow Statement by Sector ($ million)

	General Government Sector		Public Non-financial Corporations Sector		Non-financial Public Sector (b)		Public Financial Corporations Sector (b)	State Financial Sector

	Est. Actual	Outcome	Est. Actual	Outcome	Est. Actual	Outcome	Outcome (c)	Outcome (c)
Cash Receipts from Operating Activities
Taxes received	15,326	15,882	-	-	15,010	15,549	-	15,441
Grants and subsidies received	30,444	31,226	610	614	30,496	31,233	-	31,123
Sales of goods and services	6,508	6,217	13,126	13,555	16,630	17,166	2,630	19,417
Interest receipts	2,036	2,077	56	66	2,074	2,136	3,679	1,222
Dividends and income tax equivalents	1,669	1,673	15	15	139	121	-	15
Other receipts	5,213	5,745	232	182	5,444	5,893	145	6,037
	61,196	62,820	14,039	14,433	69,792	72,098	6,454	73,255
Cash Payments for Operating Activities
Payments for employees	(30,078)	(30,320)	(2,396)	(2,295)	(32,353)	(32,489)	(354)	(32,529)
Payments for goods and services	(19,247)	(19,002)	(5,649)	(5,931)	(21,903)	(22,256)	(1,844)	(24,094)
Grants and subsidies	(11,631)	(11,709)	(24)	(24)	(11,081)	(11,128)	(110)	(11,128)
Interest paid	(1,514)	(1,568)	(1,711)	(1,684)	(3,021)	(3,061)	(5,471)	(3,778)
Other payments	-	(2)	(1,000)	(1,002)	(521)	(490)	(224)	(705)
	(62,471)	(62,601)	(10,781)	(10,936)	(68,879)	(69,424)	(8,004)	(72,233)

Net Cash Flows from Operating Activities	(1,275)	219	3,259	3,497	913	2,675	(1,550)	1,022

Cash Flows from Investing Activities
Non-financial Assets
Purchases of non-financial assets	(6,965)	(6,835)	(3,491)	(3,157)	(10,456)	(10,007)	(15)	(10,022)
Sales of non-financial assets	206	216	41	69	247	272	2	274
	(6,759)	(6,619)	(3,449)	(3,088)	(10,208)	(9,735)	(13)	(9,748)
Financial Assets (Policy Purposes)	34	(33)	79	262	(99)	(84)	-	(34)

Financial Assets (Liquidity Purposes)	(859)	(3,513)	(18)	10	(877)	(3,503)	2,200	7,642

Net Cash Flows from Investing Activities	(7,584)	(10,165)	(3,389)	(2,816)	(11,185)	(13,321)	2,187	(2,139)

Net Cash Flows from Financing Activities
Advances received (net)	(341)	(411)	(1)	(1)	(86)	(55)	-	(55)
Borrowing (net)	8,946	10,225	1,276	806	10,221	11,031	(12,176)	(1,137)
Dividends paid	-	-	(1,071)	(1,071)	-	-	(94)	-
Deposits received (net)	-	(1)	-	(1)	-	(1)	(721)	(785)
Other financing (net)	-	-	(22)	(144)	(65)	(191)	21,658	12,472
Net Cash Flows from Financing Activities	8,605	9,813	182	(411)	10,069	10,783	8,667	10,495

Net Increase/(Decrease) in Cash Held	(254)	(133)	52	270	(202)	137	9,304	9,378

KEY FISCAL AGGREGATES
Net cash from operating activities	(1,275)	219	3,259	3,497	913	2,675	(1,550)	1,022
Net cash from investments in non-financial assets	(6,759)	(6,619)	(3,449)	(3,088)	(10,208)	(9,735)	(13)	(9,748)
Dividends paid	-	-	(1,071)	(1,071)	-	-	(94)	-
Cash Surplus/(Deficit)	(8,033)	(6,401)	(1,262)	(662)	(9,295)	(7,060)	(1,657)	(8,726)

Derivation of ABS GFS Cash Surplus/Deficit
Cash surplus/(deficit)	(8,033)	(6,401)	(1,262)	(662)	(9,295)	(7,060)	(1,657)	(8,726)
Acquisitions under finance leases and similar arrangements	(1,632)	(1,547)	(9)	(18)	(1,641)	(1,565)	(11)	(1,576)
ABS GFS Cash Surplus/(Deficit) Including Finance Leases and Similar Arrangements	(9,665)	(7,948)	(1,271)	(680)	(10,937)	(8,625)	(1,669)	(10,302)

Notes:

(a)  Numbers may not add due to rounding and have been restated where necessary to ensure comparability.

(b)  The Non-financial Public Sector (NFP) consolidates the GGS and PNFC Sectors, eliminating inter-sector balances and transactions such as dividend and income tax equivalent income. The State Financial Sector consolidates the NFP and the PFC sectors.

(c)   In accordance with UPF requirements, estimates for Public Financial Corporations (PFC) and State Financial sectors are not included in Budget documentation.

3-10	Report on State Finances 2020–21 – Queensland Government

Outcomes Report - Other General Government UPF Data

Data in the following tables is presented in accordance with the Uniform Presentation Framework.

General Government Sector

Taxes	2020-21 Outcome $ million

Taxes on employers’ payroll and labour force	4,166

Taxes on property
Land taxes	1,524
Other	581

Taxes on the provision of goods and services
Stamp duties on financial and capital transactions	3,985
Financial institutions’ transactions taxes	292
Taxes on gambling	1,586
Taxes on insurance	1,139

Taxes on use of goods and performance of activities
Motor vehicle taxes	2,672
Other	304

Total Taxation Revenue	16,249

Note:
1. Numbers may not add due to rounding.

Dividend and Income Tax Equivalent Income	2020-21 Outcome $ million

Dividend and Income Tax Equivalent income from PNFC sector	1,176
Dividend and Income Tax Equivalent income from PFC sector	135

Total Dividend and Income Tax Equivalent income	1,310

Note:
1. Numbers may not add due to rounding.

Report on State Finances 2020–21 – Queensland Government	3-11

Outcomes Report - Other General Government UPF Data

General Government Sector continued

Grants Revenue	2020-21 Outcome $ million

Current grants revenue

Current grants from the Commonwealth
General purpose grants	15,456
Specific purpose grants	10,091
Specific purpose grants for on-passing	3,682
Total current grants from the Commonwealth	29,229
Other contributions and grants	337
Total current grants revenue	29,566

Capital grants revenue

Capital grants from the Commonwealth
Specific purpose grants	3,420
Other contributions and grants	27
Total capital grants revenue	3,447

Total grants revenue	33,013

Note:
1. Numbers may not add due to rounding.

Grants Expense	2020-21 Outcome $ million

Current grants expenses

Private and not-for-profit sector	2,568
Private and not-for-profit sector on-passing	3,215
Local Government	211
Local Government on-passing	505
Grants to other sectors of Government	2,643
Other	433
Total current grants expense	9,574

Capital grants expenses

Private and not-for-profit sector	594
Local Government	1,048
Grants to other sectors of Government	43
Other	449
Total capital grants expenses	2,135

Total grants expenses	11,709

Note:
1. Numbers may not add due to rounding.

3-12	Report on State Finances 2020–21 – Queensland Government

Outcomes Report - Other General Government UPF Data

General Government Sector continued

Expenses by Function	2020-21		2020-21
	Outcome		Outcome
	$ million		$ million

General Public Services	4,802	Health	20,148
Executive and legislative organs, financial and		Outpatient services	3,050
fiscal affairs, external affairs	839	Hospital services	11,310
General services	243	Mental health institutions	597
Public debt transactions	1,536	Community health services	4,051
Transfers of a general character between level		Public health services	438
of government	520	R&D - Health	188
General public services n.e.c.	1,664	Health n.e.c.	515

Public Order and Safety	5,973	Recreation, Culture and Religion	815
Police services	2,491	Recreation and sporting services	378
Civil and fire protection services	798	Cultural services	350
Law courts	936	Recreation, culture and religion n.e.c.	87
Prisons	1,393
Public order and safety n.e.c.	355	Education	15,430
		Pre-primary and primary education	7,454
Economic Affairs	1,958	Secondary education	5,069
General economic, commercial and labour		Tertiary education	1,317
affairs	355	Subsidiary services to education	172
Agriculture, forestry, fishing and hunting	403	Education n.e.c.	1,418
Fuel and energy	485
Mining, manufacturing and construction	276	Social Protection	5,577
R&D - Economic affairs	189	Sickness and disability	2,157
Other industries	250	Old age	16
		Family and children	1,607
Environmental Protection	977	Housing	750
Protection of biodiversity and landscape	623	Social exclusion n.e.c.	189
Environmental protection n.e.c.	354	Social protection n.e.c.	859

Housing and Community Amenities	1,049	Transport	6,940
Housing development	677	Road transport	2,933
Community development	75	Bus transport	81
Water supply	215	Water transport	161
Housing and community amenities n.e.c.	82	Railway transport	2,178
		Multi-mode urban transport	922
		Transport n.e.c.	665

		Total	63,669

Note:
1. Numbers may not add due to rounding.

Report on State Finances 2020–21 – Queensland Government	3-13

Outcomes Report - Other General Government UPF Data

General Government Sector continued

Purchases of Non-financial Assets by Function	2020-21 Outcome $ million

General public services	175
Public order and safety	417
Economic affairs	18
Environmental protection	20
Housing and community amenities	409
Health	760
Recreation, culture and religion	81
Education	1,221
Social protection	48
Transport	3,687
Total	6,835

Note:
1. Numbers may not add due to rounding.

3-14	Report on State Finances 2020–21 – Queensland Government

Certification of Outcomes Report

Management Certification

The foregoing Outcomes Report contains financial statements for the Queensland State Government, prepared and presented in accordance with the Uniform Presentation Framework (UPF) agreed to at the 1991 Premiers’ Conference and revised in 2008 to align with AASB 1049 Whole of Government and General Government Sector Financial Reporting.

This report separately discloses outcomes for the General Government, Public Non-financial Corporations, Public Financial Corporations and State Financial Sectors within Queensland. Entities excluded from this report include local governments and universities. Queensland public sector entities consolidated for this report are listed in the AASB 1049 Financial Statements, taking into account intra and inter-agency eliminations.

Only those agencies considered material by virtue of their financial transactions and balances are consolidated in this report.

We certify that, in our opinion, the Outcomes Report has been properly drawn up, in accordance with UPF requirements, to present a true and fair view of:

(i) the Operating Statement and Cash Flows of the Queensland State Government for the financial year; and

(ii) the Balance Sheet of the Government at 30 June 2021.

At the date of certification of this report, we are not aware of any material circumstances that would render any particulars included in the Outcomes Report misleading or inaccurate.

William Ryan	Leon Allen

Head of Fiscal	Under Treasurer

Queensland Treasury	Queensland Treasury

22 October 2021

Report on State Finances 2020–21 – Queensland Government	3-15

Unite & Recover

2020–21

AASB 1049

Financial Statements

Overview and Analysis – 30 June 2021

AASB 1049 - Overview and Analysis

The following analysis compares current year General Government Sector (GGS) and Total State Sector (TSS) performance with last year’s balances, restated for changes in accounting policies, presentational and timing differences and errors.

AASB 1049 Whole of Government and General Government Sector Financial Reporting aims to harmonise the disclosure presentation to be consistent with the Uniform Presentation Framework disclosed in the Outcomes Report.

Summary of Key Financial Aggregates of the Consolidated Financial Statements

The table below provides aggregate information under AASB1049:

	General Government		Total State
	Sector		Sector
	2021	2020	2021	2020
	$ million	$ million	$ million	$ million

Taxation revenue	16,249	14,585	15,798	14,146
Grants revenue	33,013	27,645	32,910	27,575
Sales of goods and services	6,063	5,618	17,749	17,674
Interest income	1,948	2,088	1,228	948
Dividend and income tax equivalent income	1,310	1,926	15	14
Other revenue	4,148	5,915	4,611	6,425
Continuing Revenue from Transactions	62,732	57,778	72,311	66,782

Employee expenses	26,501	25,662	28,554	27,712
Superannuation expenses	3,319	3,537	3,591	3,795
Other operating expenses	16,335	17,085	21,625	22,750
Depreciation and amortisation	4,187	4,033	6,857	6,780
Other interest expenses	1,619	1,486	3,821	3,868
Grants expenses	11,709	11,702	11,125	11,068
Continuing Expenses from Transactions	63,669	63,505	75,573	75,973
Net Operating Balance	(937)	(5,728)	(3,262)	(9,191)

Other Economic Flows - Included in Operating Result	9,787	(4,925)	15,074	(4,879)

Operating Result	8,850	(10,653)	11,812	(14,070)

Other Economic Flows - Other Movements in Equity	5,129	5,532	5,468	7,491

Comprehensive Result [1]	13,979	(5,121)	17,280	(6,579)

Purchases of non-financial assets	6,835	6,306	10,022	9,498

Fiscal Balance	(5,015)	(9,164)	(7,886)	(13,263)

Borrowing with QTC	46,153	37,570	-	-
Leases and other loans	7,705	6,485	8,605	7,383
Securities and derivatives	220	198	124,189	115,025

Assets	321,731	298,262	407,257	379,691
Liabilities	112,106	102,616	205,547	195,261
Net Worth	209,625	195,646	201,710	184,430

Net Debt	11,360	14,036	47,632	53,470

Note:
1.	Comprehensive result is different to the Outcomes Report as it reflects the movement from the 2020 recast position, rather than the 2020 published position.
2	Numbers may not add due to rounding.

Report on State Finances 2020–21 – Queensland Government	4-1

AASB 1049 - Overview and Analysis

Net Operating Balance

The GGS net operating balance was a deficit of $937 million compared to a restated deficit of $5.728 billion in 2019-20. The COVID-19 pandemic severely impacted Queensland’s 2019-20 net operating balance, substantially reducing revenues following the downturn in domestic economic activity and increasing expenses as the Government sought to support households and businesses and stimulate the Queensland economy in the wake of the crisis. A rebound in Queensland and national activity in the first half of 2021 has delivered a partial recovery in revenue and a relative improvement in the net operating deficit.

GGS revenue rose by around 9 per cent ($4.954 billion) while expenses growth remained relatively flat over the year as the Government continued with Queensland’s health response and economic recovery measures.

The Total State Sector (TSS) net operating balance showed a deficit of $3.262 billion compared to a restated deficit of $9.191 billion in 2019-20.

The variances are explained below.

Revenue

Revenue from transactions increased from $57.778 billion in 2019-20 to be $62.732 billion in the GGS and totals

$72.311 billion in the TSS, a rise of $5.529 billion over 2019-20.

Revenues by type for the GGS and TSS are shown in the following chart:

Chart 4.1: General Government Sector and Total State Revenue by Type compared to 2019-20

Taxation revenue increased in 2020-21 by $1.664 billion for GGS and $1.652 billion for the TSS.

The increase in GGS taxation revenue is a result of the improved economic conditions following the initial impacts of COVID-19. Improved taxation revenue was driven by a $913 million recovery in transfer duty due to higher turnover of residential properties, stronger gambling taxes of $328 million, higher motor vehicle duties and registration of $128 million and $101 million respectively, as well as a $117 million increase in land tax.

4-2	Report on State Finances 2020–21 – Queensland Government

AASB 1049 - Overview and Analysis

Revenue continued

Commonwealth and other grants comprised 53 per cent of GGS revenue and 46 per cent of TSS revenue. Grant revenue increased $5.369 billion from 2019-20 for the GGS and $5.335 billion for the TSS. The increase was due to

–	higher GST revenue of $2.658 billion reflective of stronger national household spending and dwelling investment as the economy recovered from the initial effects of the COVID-19 pandemic in 2020;

–

uplift in National Partnership Payments with an additional $1.6 billion in funding in 2020-21 mainly for roads infrastructure including stimulus and accelerated funding packages in response to COVID-19; and

–

further Specific Purpose payments of $1.114 billion including National Health Reform funding, incorporating funding the COVID-19 health response, Skills and Workforce Development, Quality Schools and HomeBuilder grants.

GGS sales of goods and services were $445 million higher than 2019-20 partly due to higher revenue from hospital fees and reimbursement of signalling system costs for the Cross River Rail project by Queensland Rail. Higher sales of goods and service revenue in the GGS is offset to an extent for the TSS by lower electricity sales revenue.

Dividend and income tax equivalent revenue for the GGS decreased $616 million in comparison to 2019-20 largely to due to lower returns in the electricity sector.

GGS other revenue was $1.767 billion lower in 2020-21 mainly due to lower coal and oil prices and a moderation in coal export volumes. This decrease flows through to the TSS.

Expenses

Total expenses for 2020-21 were $63.669 billion for the GGS and $75.573 billion for the TSS, $164 million higher and $400 million lower than the previous year respectively.

Expenses by type are shown in the following chart:

Chart 4.2: General Government Sector and Total State Expenses by Type compared to 2019-20

Expenses growth remained relatively flat in 2020-21 despite the Government’s continuing COVID-19 health response and economic recovery measures. Expenses were contained partly due to departments achieving $750 million in savings under the Government’s Savings and Debt plan as well as the public service wage increases being deferred.

GGS employee and superannuation expenses were 2.1 per cent higher in 2020-21, broadly consistent with the estimate in the 2021-22 Budget. The Government implemented a deferral of scheduled increases in GGS wages from 2020-21 into the following two years to assist in funding its response to the COVID-19 pandemic, moderating growth in employee and superannuation expenses relative to previous financial years. The increases are predominately in key frontline services.

Report on State Finances 2020–21 – Queensland Government	4-3

AASB 1049 - Overview and Analysis

Expenses continued

Other operating expenses were $750 million lower than 2019-20 for the GGS mainly due to self-insurance costs related to historical physical and sexual child abuse claims and other litigation costs provided for in 2019-20. Partly offsetting lower claim costs in 2020-21 were COVID-19 health response measures, including quarantine activities. TSS other operating expenses were $1.125 billion lower in comparison to 2019-20 due to the lower costs in the GGS and lower claim costs in the PNFC sector.

Depreciation and amortisation increased by $154 million for the GGS mainly due to increases in infrastructure.

Interest costs increased by $133 million to $1.619 billion for the GGS in 2020-21, mainly due to higher borrowings at the end of 2019-20 as a result of the COVID-19 support and recovery measures and lower cash inflows from taxes, GST and royalties in the immediate wake of the pandemic.

Grant expenses totalled $11.709 billion in the GGS and $11.125 billion in the TSS for 2020-21, similar to overall grant expenses in 2019-20.

Operating Result

The operating result is the surplus or deficit for the year under the Australian Accounting Standards framework. Valuation and other adjustments such as deferred tax, capital returns and market value interest are shown as other economic flows and are included in the operating result.

The GGS operating result for the 2020-21 year was a surplus of $8.85 billion, compared to a deficit of

$10.653 billion in 2019-20. The significant turnaround in the operating result compared to 2019-20 is mainly due to the improved net operating balance, discussed above, the gain on transfer of the Titles Registry business to a QIC managed unit trust, the market value adjustment to the fixed rate notes with QTC, deferred tax revenue from Government-owned businesses and higher capital return dividends from Powerlink and Queensland Treasury Holdings Pty Ltd. An upward actuarial adjustment to self-insurance liabilities partly offset the improvements to operating result.

The TSS operating result was a surplus of $11.812 billion compared to a deficit of $14.07 billion in 2019-20. The turnaround in 2020-21 arose mainly from the improved net operating balance, the gain on transfer of the Titles Registry business to a QIC managed unit trust, as well as the net effect of realised and unrealised market value adjustments to borrowings, investments, derivatives and non-financial assets, offset in part by an actuarial adjustment to self-insurance liabilities.

Fiscal Balance

The GGS fiscal deficit was $5.015 billion for 2020-21 compared to a deficit of $9.164 billion for 2019-20. The TSS fiscal deficit was $7.886 billion for 2020-21 compared to a deficit of $13.263 billion for 2019-20. The changes are driven by the improved net operating balances offset to an extent by higher purchases of non-financial assets in each case.

Assets

Assets controlled by the GGS at 30 June 2021 totalled $321.731 billion, an increase of $23.470 billion on 2019-20, while assets controlled by the TSS at 30 June 2021 totalled $407.257 billion. This is an increase of $27.566 billion from the 2020 balance of $379.691 billion.

Financial assets in the GGS were $12.990 billion higher than 2019-20, boosted by the contribution of the Titles Registry business to a unit trust in the seeding of the Debt Retirement Fund and other funds, and higher balances on the long term asset fixed rate note.

Financial assets of the State increased by $17.011 billion, reflecting the contribution of the Titles Registry business to a unit trust, higher cash balances of $9.378 billion, mainly in QTC, held for liquidity and pre-funding purposes, and higher balances on QIC trusts following market value adjustments offset in part by lower holdings of securities and bonds by QTC.

Non-financial assets increased by $10.48 billion in the GGS due to revaluations of land under roads, road infrastructure and schools, as well as capital purchases exceeding depreciation. The increase at the TSS level was $10.555 billion.

4-4	Report on State Finances 2020–21 – Queensland Government

AASB 1049 - Overview and Analysis

Assets continued

Of the TSS assets, GGS assets comprised 79 per cent. Total assets are made up of:

	General Government	Total State

	$M	$M

Financial	71,267	98,729

Infrastructure	64,527	117,377

Land and buildings	143,550	148,023

Plant and equipment and other	42,387	43,128

	321,731	407,257

The main types of assets owned by the State are detailed in the following chart:

Chart 4.3: Total State Assets by Type

Liabilities

Liabilities at 30 June 2021 totalled $112.106 billion for the GGS and $205.547 billion for the TSS, an increase of $9.491 billion over 2019-20 for the GGS and an increase of $10.286 billion for the State.

The overall increase in liabilities for the GGS arose largely from additional borrowing from QTC ($8.583 billion), increased leases and other loans ($1.219 billion) mainly associated with tunnels, stations and development works of the Cross River Rail project, deferred tax liabilities ($568 million) mainly for electricity generation businesses and further increases in provisions ($525 million) largely for institutional child abuse claims. Partly offsetting these increases were lower payables and advances from GOCs.

For the TSS, securities and derivatives, largely held by QTC, have increased $9.164 billion, mainly to fund additional on-lending requirements as well as being impacted by market value adjustments. Lease and other loans increased $1.222 billion largely related to Cross River Rail project as discussed above. Provisions have increased by $1.342 billion, mainly for WorkCover and the National Injury Insurance Scheme and other claims, in addition to the increase in the GGS.

Report on State Finances 2020–21 – Queensland Government	4-5

AASB 1049 - Overview and Analysis

Liabilities continued

Of the TSS liabilities, GGS liabilities comprised 55 per cent. Total liabilities are made up of:

	General Government	Total State

	$M	$M

Securities and derivatives	220	124,189

Deposits held, borrowings and advances	55,292	15,304

Employee benefit obligations	36,235	37,078

Other liabilities	20,358	28,976

	112,106	205,547

The components of State liabilities are shown in the following chart:

Chart 4.4: Total State Liabilities by Type

Net Debt

The GGS net debt was $11.36 billion at 30 June 2021, compared to $14.036 billion in 2019-20. The comparative improvement of $2.676 billion in net debt is due to an increase in securities other than shares of $12.171 billion, which was mainly the result of the contribution of the Titles Registry business to a unit trust and market value adjustment on the long term asset fixed rate note, partially offset by higher borrowings with QTC of $8.583 billion and an increase in leases and other loans of $1.219 billion.

TSS net debt at 30 June 2021 was $47.632 billion, an improvement of $5.838 billion on 2020. The decrease in net debt is due to higher cash and deposits and securities other than shares, partially offset by securities and derivative liabilities, mainly with QTC, and leases and other loans, discussed above.

Cash Flow Statement

The Government continued with its COVID-19 health response and economic support measures and despite a rebound in revenue in the first half of 2021, the GGS recorded a small positive net cash flow from operating activities of $219 million for the 2020-21 financial year. When this is added to the net investments in non-financial assets of $6.619 billion, the cash deficit totals $6.401 billion, compared to a cash deficit in 2020 of $6.228 billion.

The TSS recorded net cash outflows from operating activities for the 2020-21 financial year of $1.022 billion. After net investments in non-financial assets of $9.748 billion, the resulting cash deficit is $8.726 billion, compared to a $9.317 billion cash deficit for 2019-20.

4-6	Report on State Finances 2020–21 – Queensland Government

Unite & Recover

2020–21

Audited Information

Queensland General Government and

Whole of Government Consolidated

Financial Statements

30 June 2021

Operating Statement for Queensland

for the Year Ended 30 June 2021

		General Government		Total State
	Notes	2021	2020	2021	2020
		$M	$M	$M	$M
Continuing Operations
Revenue from Transactions
Taxation revenue	3	16,249	14,585	15,798	14,146
Grants revenue	4	33,013	27,645	32,910	27,575
Sales of goods and services	5	6,063	5,618	17,749	17,674
Interest income	6	1,948	2,088	1,228	948
Dividend and income tax equivalent income	7	1,310	1,926	15	14
Other revenue	8	4,148	5,915	4,611	6,425
Total Revenue from Transactions		62,732	57,778	72,311	66,782

Expenses from Transactions
Employee expenses	9	26,501	25,662	28,554	27,712
Superannuation expenses	10	3,319	3,537	3,591	3,795
Other operating expenses	11	16,335	17,085	21,625	22,750
Depreciation and amortisation	12	4,187	4,033	6,857	6,780
Other interest expenses	13	1,619	1,486	3,821	3,868
Grants expenses	14	11,709	11,702	11,125	11,068
Total Expenses from Transactions		63,669	63,505	75,573	75,973

Net Operating Balance from Continuing Operations		(937)	(5,728)	(3,262)	(9,191)

Other Economic Flows - Included in Operating Result
Gains/(losses) on sale of assets/settlement of liabilities	15	8,004	(24)	8,434	914
Revaluation increments/(decrements) and impairment (losses)/reversals	16	2,700	(3,395)	5,265	(3,170)
Asset write-downs	17	(228)	(255)	(252)	(267)
Actuarial adjustments to liabilities	18	(1,318)	(411)	(1,227)	(364)
Deferred income tax equivalents		31	(809)	-	-
Dividends and tax equivalents treated as capital returns	19	449	74	-	-
Other	20	150	(105)	2,854	(1,992)
Total Other Economic Flows - Included in Operating Result		9,787	(4,925)	15,074	(4,879)

Operating Result from Continuing Operations		8,850	(10,653)	11,812	(14,070)

Other Economic Flows - Other Movements in Equity
Adjustments to opening balances *		-	1,508	-	1,508
Revaluations		5,212	4,024	5,551	5,983
Other		(82)	-	(82)	-
Total Other Economic Flows - Other Movements in Equity	21	5,129	5,532	5,468	7,491

Comprehensive Result/Total Change in Net Worth		13,979	(5,121)	17,280	(6,579)

KEY FISCAL AGGREGATES

Net Operating Balance		(937)	(5,728)	(3,262)	(9,191)

Net Acquisition/(Disposal) of Non-Financial Assets
Purchases of non-financial assets		6,835	6,306	10,022	9,498
Less Sales of non-financial assets		216	230	274	264
Less Depreciation		4,187	4,033	6,857	6,780
Plus Change in inventories		46	112	46	161
Plus Other movement in non-financial assets		1,599	1,282	1,688	1,456
Equals Total Net Acquisition/(Disposal) of Non-Financial Assets		4,078	3,436	4,624	4,072

Fiscal Balance		(5,015)	(9,164)	(7,886)	(13,263)

This Operating Statement should be read in conjunction with the accompanying notes. Note 2 provides disaggregated information in relation to the above components.

*	Refer to Statement of Changes in Equity (Net Worth).

Audited Consolidated Financial Statements 2020–21 – Queensland Government	5-1

Balance Sheet for Queensland

as at 30 June 2021

		General Government		Total State
		2021	2020	2021	2020
	Notes	$M	$M	$M	$M
Assets
Financial Assets
Cash and deposits	22	1,072	1,205	12,423	3,045
Receivables and loans
Receivables	23(a)	5,521	4,483	6,696	4,800
Advances paid	23(b)	1,339	1,278	1,334	1,272
Loans paid	23(c)	375	383	11,367	11,205
Securities other than shares	24(a)	41,366	29,195	66,738	60,954
Shares and other equity investments
Investments in public sector entities	24(b)	21,429	21,570	-	-
Investments in other entities	24(c)	6	6	6	276
Investments accounted for using the equity method	25(a)	159	156	166	166
Total Financial Assets		71,267	58,277	98,729	81,718

Non-Financial Assets
Inventories	27	725	677	1,456	1,403
Assets held for sale	28	172	159	176	175
Investment properties	29	348	340	675	654
Property, plant and equipment	31	230,962	221,065	293,414	283,131
Intangibles	32	953	828	1,915	1,664
Service concession assets - GORTO	33	9,939	10,030	9,939	10,030
Deferred tax asset		6,549	6,121	-	-
Other non-financial assets	34	815	764	952	916
Total Non-Financial Assets		250,464	239,984	308,528	297,973

Total Assets		321,731	298,262	407,257	379,691

Liabilities
Payables	35	4,725	5,683	6,223	6,700
Employee benefit obligations
Superannuation liability	36(a)	27,322	27,800	27,049	27,648
Other employee benefits	36(b)	8,914	8,327	10,029	9,359
Deposits held	37(a)	-	-	6,399	7,185
Advances received	37(b)	1,435	1,845	300	354
Borrowing with QTC	37(c)	46,153	37,570	-	-
Leases and other loans	37(d)	7,705	6,485	8,605	7,383
Securities and derivatives	37(e)	220	198	124,189	115,025
Deferred tax liability		1,642	1,074	-	-
Provisions	38	5,368	4,843	13,376	12,034
Service concession liabilities - GORTO	33	7,633	7,867	7,633	7,867
Other liabilities	39	990	925	1,744	1,708
Total Liabilities		112,106	102,616	205,547	195,261

Net Assets		209,625	195,646	201,710	184,430

Net Worth
Accumulated surplus		87,388	78,590	78,889	67,021
Reserves		122,237	117,056	122,821	117,409
Total Net Worth		209,625	195,646	201,710	184,430

KEY FISCAL AGGREGATES

Net Financial Worth		(40,839)	(44,339)	(106,818)	(113,542)
Net Financial Liabilities		62,268	65,908	106,818	113,542
Net Debt		11,360	14,036	47,632	53,470

This Balance Sheet should be read in conjunction with the accompanying notes. Note 2 provides disaggregated information in relation to the components of the net assets.

5-2	Audited Consolidated Financial Statements 2020–21 – Queensland Government

Statement of Changes in Equity (Net Worth) for Queensland General Government Sector

for the Year ended 30 June 2021

		Adjustments to Opening Balances $M	Comprehensive Result for Period
	Opening Balance $M		Movements $M	Transfers / Entity Cessation $M	Actuarial Gain / Loss on Superannuation $M	Closing Balance $M

2021
Accumulated surplus	78,590	-	8,850	106	(158)	87,388
Revaluation reserve - financial assets	14,027	-	(596)	(70)	-	13,361
Revaluation reserve - non-financial assets	102,912	-	5,965	(118)	-	108,760
Other reserves	117	-	-	(1)	-	116

Total equity at the end of the financial year	195,646	-	14,220	(82)	(158)	209,625

		Adjustments to Opening Balances $M	Comprehensive Result for Period
	Opening Balance [1] $M		Movements $M	Transfers / Entity Cessation $M	Actuarial Gain / Loss on Superannuation $M	Closing Balance $M

2020
Accumulated surplus [2]	88,313	1,559	(10,653)	15	(645)	78,590
Revaluation reserve - financial assets [3]	15,580	(16)	(1,532)	(5)	-	14,027
Revaluation reserve - non-financial assets [4]	96,761	(36)	6,201	(14)	-	102,912
Other reserves	112	-	-	4	-	117

Total equity at the end of the financial year	200,767	1,508	(5,983)	-	(645)	195,646

Audited Consolidated Financial Statements 2020–21 – Queensland Government	5-3

Statement of Changes in Equity (Net Worth) for Queensland General Government Sector

for the Year Ended 30 June 2021 continued

Notes:

1.  Opening balance above includes the prior year adjustments per the published 2019-20 Report on State Finances.

The following notes relate to prior year adjustments to equity arising during the 2020-21 year:

2.  The opening accumulated surplus at 1 July 2019 has increased by $1.559 billion, primarily as a result of the adoption of AASB 1059 Service Concession Arrangements: Grantors (refer Note 1(e)), partially offset by adjustments to land valuations. The movement in accumulated surplus for the period includes a prior year increase of $105 million mainly due to the initial adoption of AASB1059.

3.  The financial asset revaluation reserve opening balance has decreased by $16 million and the movement for the period has increased by $26 million. This is mainly due to the change in the GGS Net worth in relation to the fair valuation of the Public Non-financial and Public Financial Sectors.

4.  The non-financial asset revaluation reserve opening balance has decreased by $36 million, due to an adjustment for land under roads. The movement in non-financial asset revaluation reserve for the period includes a prior year increase of $277 million due to the initial adoption of AASB 1059.

5-4	Audited Consolidated Financial Statements 2020–21 – Queensland Government

Statement of Changes in Equity (Net Worth) for Queensland Total State Sector

for the Year ended 30 June 2021

		Adjustments to Opening Balances	Comprehensive Result for Period
	Opening Balance		Movements	Transfers / Entity Cessation	Actuarial Gain / Loss on Superannuation [1]	Closing Balance
	$M	$M	$M	$M	$M	$M

2021
Accumulated surplus	67,021	-	11,812	112	(55)	78,889
Revaluation reserve - financial asset	1,401	-	(725)	(70)	-	606
Revaluation reserve - non-financial assets	114,642	-	6,331	(235)	-	120,738
Other reserves	1,366	-	-	111	-	1,477

Total equity at the end of the financial year	184,430	-	17,418	(82)	(55)	201,710

		Adjustments to Opening Balances	Comprehensive Result for Period
	Opening Balance [2]		Movements	Transfers / Entity Cessation	Actuarial Gain / Loss on Superannuation [1]	Closing Balance
	$M	$M	$M	$M	$M	$M

2020
Accumulated surplus [3]	79,268	1,543	(14,070)	989	(709)	67,021
Revaluation reserve - financial assets	743	-	663	(5)	-	1,401
Revaluation reserve - non-financial assets [4]	109,101	(36)	6,029	(451)	-	114,642
Other reserves	1,898	-	-	(532)	-	1,366

Total equity at the end of the financial year	191,010	1,508	(7,378)	-	(709)	184,430

Audited Consolidated Financial Statements 2020–21 – Queensland Government	5-5

Statement of Changes in Equity (Net Worth) for Queensland Total State Sector

for the Year Ended 30 June 2021 continued

Notes:

1.	Refer to Note 48 - Retirement Benefit Obligations.

2.	Opening balance above includes the prior year adjustments per the published 2019-20 Report on State Finances.

The following notes relate to prior year adjustments to equity arising during the 2020-21 year:

3.

The opening accumulated surplus at 1 July 2019 has increased by $1.543 billion, primarily as a result of the adoption of AASB 1059 Service Concession Arrangements: Grantors (refer Note 1(e)), partially offset by adjustments to land valuations. The movement in accumulated surplus for the period includes a prior year increase of $125 million mainly due to the initial adoption of AASB 1059.

4.

The non-financial asset revaluation reserve opening balance has decreased by $36 million, due to an adjustment for land under roads. The movement in non-financial asset revaluation reserve for the period includes a prior year increase of $277 million due to the initial adoption of AASB 1059.

5-6	Audited Consolidated Financial Statements 2020–21 – Queensland Government

Cash Flow Statement for Queensland

for the Year Ended 30 June 2021

			General Government		Total State
			2021	2020	2021	2020
	Notes		$M	$M	$M	$M
Cash Flows from Operating Activities
Cash received
Taxes received			15,882	13,870	15,441	13,460
Grants and subsidies received			31,226	28,845	31,123	28,775
Sales of goods and services			6,217	6,055	19,417	20,538
Interest receipts			2,077	2,009	1,222	945
Dividends and income tax equivalents			1,673	2,756	15	14
Other receipts			5,745	7,505	6,037	8,036
			62,820	61,039	73,255	71,769
Cash paid
Payments for employees			(30,320)	(29,335)	(32,529)	(31,564)
Payments for goods and services			(19,002)	(19,461)	(24,094)	(25,072)
Grants and subsidies paid			(11,709)	(10,928)	(11,128)	(10,580)
Interest paid			(1,568)	(1,460)	(3,778)	(3,840)
Other payments			(2)	(8)	(705)	(796)
			(62,601)	(61,192)	(72,233)	(71,852)

Net Cash Flows from Operating Activities	40	(a)	219	(152)	1,022	(83)

Cash Flows from Investing Activities
Non-Financial Assets
Purchases of non-financial assets			(6,835)	(6,306)	(10,022)	(9,498)
Sales of non-financial assets			216	230	274	264
			(6,619)	(6,076)	(9,748)	(9,234)
Financial Assets (Policy Purposes)
Equity acquisitions			(242)	(100)	1	-
Equity disposals			223	76	(20)	2
Advances and concessional loans paid			(257)	(1,102)	(257)	(1,101)
Advances and concessional loans received			243	184	242	183
			(33)	(941)	(34)	(916)
Financial Assets (Liquidity Purposes)
Purchases of investments			(15,656)	(2,358)	(41,408)	(44,227)
Sales of investments			12,143	6,736	49,050	45,598
			(3,513)	4,378	7,642	1,371
Net Cash Flows from Investing Activities			(10,165)	(2,639)	(2,139)	(8,780)

Cash Flows from Financing Activities
Cash received
Advances received			1,629	2,627	5	8
Proceeds of borrowing			10,916	3,710	1,813	581
Deposits received			-	-	937	1,975
Other financing (including interest bearing liabilities)			-	-	37,000	62,306
			12,545	6,337	39,755	64,871
Cash paid
Advances paid			(2,039)	(3,473)	(60)	(72)
Borrowing repaid			(692)	(735)	(2,950)	(2,075)
Deposits withdrawn			-	-	(1,722)	(24)
Other financing (including interest bearing liabilities)			-	-	(24,527)	(53,083)
			(2,731)	(4,208)	(29,260)	(55,254)

Net Cash Flows from Financing Activities			9,813	2,128	10,495	9,617

Net Increase/(Decrease) in Cash and Deposits Held			(133)	(663)	9,378	754
Cash and deposits at the beginning of the financial year			1,205	1,868	3,045	2,291
Cash and Cash Equivalents Held at the End of the Financial Year	22		1,072	1,205	12,423	3,045

Audited Consolidated Financial Statements 2020–21 – Queensland Government	5-7

Cash Flow Statement for Queensland

for the Year Ended 30 June 2021 continued

		General Government		Total State
		2021	2020	2021	2020
	Notes	$M	$M	$M	$M
KEY FISCAL AGGREGATES

Net Cash from Operating Activities		219	(152)	1,022	(83)
Net Cash Flow from Investments in Non-Financial Assets		(6,619)	(6,076)	(9,748)	(9,234)

CASH SURPLUS/(DEFICIT)		(6,401)	(6,228)	(8,726)	(9,317)

Derivation of ABS GFS Cash Surplus/Deficit
Cash surplus/(deficit)		(6,401)	(6,228)	(8,726)	(9,317)
Acquisitions under finance leases and similar arrangements		(1,547)	(1,263)	(1,576)	(1,320)
ABS GFS Cash Surplus/(Deficit) Including Finance Leases and Similar Arrangements		(7,948)	(7,491)	(10,303)	(10,638)

This Cash Flow Statement should be read in conjunction with the accompanying notes. Note 2 provides disaggregated information in relation to the components of the net cash flows.

5-8	Audited Consolidated Financial Statements 2020–21 – Queensland Government

Notes to the Financial Statements

Index of Notes

1.	Basis of financial statements preparation	5 - 10
2.	Disaggregated information	5 - 18
3.	Taxation revenue	5 - 24
4.	Grants revenue	5 - 24
5.	Sales of goods and services	5 - 25
6.	Interest income	5 - 25
7.	Dividend and income tax equivalent income	5 - 26
8.	Other revenue	5 - 26
9.	Employee expenses	5 - 26
10.	Superannuation expenses	5 - 27
11.	Other operating expenses	5 - 27
12.	Depreciation and amortisation	5 - 27
13.	Other interest expenses	5 - 28
14.	Grants expenses	5 - 28
15.	Gains/(losses) on sale of assets/settlement of liabilities	5 - 29
16.	Revaluation increments/(decrements) and impairment (losses)/reversals	5 - 29
17.	Asset write-downs	5 - 30
18.	Actuarial adjustments to liabilities	5 - 31
19.	Dividends and tax equivalents treated as capital returns	5 - 31
20.	Other economic flows - included in operating result – other	5 - 31
21.	Other economic flows - other movements in equity	5 - 31
22.	Cash and deposits	5 - 32
23.	Receivables and loans	5 - 32
24.	Securities and shares	5 - 36
25.	Other investments	5 - 38
26.	Public private partnerships	5 - 39
27.	Inventories	5 - 45
28.	Assets held for sale	5 - 45
29.	Investment properties	5 - 45
30.	Restricted assets	5 - 45
31.	Property, plant and equipment	5 - 46
32.	Intangibles	5 - 60
33.	Service concession arrangements – GORTO	5 - 61
34.	Other non-financial assets	5 - 61
35.	Payables	5 - 62
36.	Employee benefit obligations	5 - 62
37.	Deposits, borrowings and advances, securities and derivatives	5 - 64
38.	Provisions	5 - 68
39.	Other liabilities	5 - 71
40.	Notes to the Cash Flow Statement	5 - 71
41.	Capital expenditure commitments	5 - 74
42.	Cash and other assets held in trust	5 - 74
43.	Contingent assets and liabilities	5 - 74
44.	Post balance date events	5 - 79
45.	Climate change	5 - 79
46.	Financial risk management disclosure	5 - 79
47.	Net fair value of financial instruments	5 - 85
48.	Retirement benefit obligations	5 - 89
49.	Related parties and Ministerial remuneration	5 - 93
50.	Controlled entities	5 - 95
51.	Reconciliation to GFS	5 - 98
52.	Expenses from transactions by function	5 - 102
53.	Sector assets by function	5 - 102
54.	General Government Sector Budget to actual comparison	5 - 103

Audited Consolidated Financial Statements 2020–21 – Queensland Government	5-9

Notes to the Financial Statements

1.	Basis of financial statements preparation

(a)	General information

This financial report is prepared for the Queensland General Government Sector (GGS) and the consolidated Total State Sector (TSS).

The GGS is a component of the TSS. The GGS is determined in accordance with the principles and rules contained in the Australian Bureau of Statistics’ (ABS) Australian System of Government Finance Statistics: Concepts, Sources and Methods 2015 (ABS GFS Manual). According to the ABS GFS Manual, the GGS consists of all government units and non-profit institutions controlled and mainly financed by government. Government units are legal entities established by political processes that have legislative, judicial or executive authority over other units and which provide goods and services to the community or to individuals on a non-market basis and make transfer payments to redistribute income and wealth. Non-profit institutions are created for the purpose of producing or distributing goods and services but are not a source of income, profit or other financial gain for the Government. Refer Note 1(c) for further information on sectors.

Unless otherwise stated, references in this report to “the State” include both the GGS and TSS.

(b)	The Government reporting entity

The Queensland Government economic entity (Total State Sector) includes all State Government departments, other General Government entities, Public Non-financial Corporations (PNFC), Public Financial Corporations (PFC) and their controlled entities. Refer Note 50 for a full list of controlled entities included in each sector.

Under AASB 1049 Whole of Government and General Government Sector Financial Reporting, the preparation of the GGS financial report does not require full application of AASB 10 Consolidated Financial Statements and AASB 9 Financial Instruments. The GGS includes the value of all material assets, liabilities, equity, revenue and expenses of entities controlled by the GGS of Queensland. Assets, liabilities, revenue, expenses and cash flows of Government controlled entities that are in the PNFC and the PFC are not separately recognised in the GGS.

Instead, the GGS recognises an asset, being the controlling equity investment in those entities and recognises an increment or decrement relating to changes in the carrying amount of that asset, measured in accordance with AASB 1049.

Where control of an entity is obtained during the financial year, its results are included in the Operating Statement from the date control commences. Where control of an entity ceases during a financial year, its results are included for that part of the year during which control existed.

Generally, only those agencies considered material by virtue of the size of their financial transactions and/or resources managed are consolidated for the purposes of this report (refer Note 50 for further details).

In the process of reporting the Queensland Government as a single economic entity, all material inter-entity and intra-entity transactions and balances have been eliminated to the extent practicable.

The ABS GFS Manual provides the basis upon which GFS information contained in the financial report is prepared. In particular, notes disclosing key fiscal aggregates of net worth, net operating balance, fiscal balance and cash surplus/(deficit), determined using the principles and rules in the ABS GFS Manual are included in this financial report together with a reconciliation of those key fiscal aggregates to the corresponding key fiscal aggregates determined in accordance with AASB 1049 (refer Note 51).

(c)	Sectors

Assets, liabilities, revenue and expenses that are attributed reliably to each sector of the Queensland Government economic entity are disclosed in Note 2. For disclosure purposes, transactions and balances between entities within each sector have been eliminated in the sector. The financial impact of inter-sector transactions and balances is also disclosed under the heading of Consolidation Adjustments.

A brief description of each broad sector of the Government’s activities, determined in accordance with the ABS GFS Manual follows:

General Government Sector (GGS)

The primary function of GGS agencies is to provide public services that:

–     are non-trading in nature and that are for the collective benefit of the community;

–    are largely financed by way of taxes, fees and other compulsory charges; and

–    involve the transfer or redistribution of income.

5-10	Audited Consolidated Financial Statements 2020–21 – Queensland Government

Notes to the Financial Statements

1.	Basis of financial statements preparation continued

(c)	Sectors continued

Public Non-financial Corporations Sector (PNFC Sector)

The primary function of enterprises in the PNFC Sector is to provide goods and services that:

–    are trading, non-regulatory or non-financial in nature; and

–    are financed by way of sales of goods and services to consumers.

Public Financial Corporations Sector (PFC Sector)

The PFC Sector comprises publicly-owned institutions which provide financial services, usually on a commercial basis.

Functions they perform may include:

–    central bank functions;

–    accepting on-call, term or savings deposits;

–    investment fund management;

–    having the authority to incur liabilities and acquire financial assets in the market on their own account; or

–    providing insurance services.

(d)	Compliance with prescribed requirements

This financial report has been prepared in accordance with the Financial Accountability Act 2009. In addition, the financial statements comply with AASB 1049 which requires compliance with all Australian Accounting Standards and Concepts, Interpretations and other authoritative pronouncements, except those identified below.

With respect to compliance with Australian Accounting Standards and Interpretations, the GGS and the TSS have applied those requirements applicable to not-for-profit entities, as the GGS and the TSS are classified as such. It is, however, recognised that the TSS is an aggregation of both for-profit and not-for-profit entities.

Unless otherwise stated, the accounting policies adopted for the reporting period are consistent with those of the previous reporting period. In accordance with AASB 101 Presentation of Financial Statements and AASB 108 Accounting Policies, Changes in Accounting Estimates and Errors, changes to accounting policies are applied retrospectively unless specific transitional provisions apply.

The financial report of the TSS is a general purpose financial report. The financial report of the GGS is included as two separate columns adjacent to the TSS financial information. GGS information is shaded.

The statements have been prepared on an accrual basis that recognises the financial effects of transactions and events when they occur.

AASB 1049 harmonises GFS with Generally Accepted Accounting Principles (GAAP) to the extent that GFS does not conflict with GAAP. This requires the selection of options within the Australian Accounting Standards that harmonise with the ABS GFS Manual.

The purpose of this financial report is to provide users with information about the stewardship by the Government in relation to the GGS and TSS and accountability for the resources entrusted to it, information about the financial performance, position and cash flows of the GGS and TSS and information that facilitates assessments of the macro-economic impact of the Government.

(e)	New and changed accounting standards

Accounting Standards applied for the first time in 2020-21

AASB 1059 Service Concession Arrangements: Grantors

AASB 1059 became effective in 2020-21, with retrospective restatement of comparative opening balances at 1 July 2019. This standard requires the State (the grantor) to recognise an asset and a corresponding liability for Service Concession Arrangements (SCAs), also known as Public Private Partnerships (PPP), where certain criteria are met. The impacts of adopting AASB 1059 are summarised below.

(i) SCAs recognised for the first time

Arrangements where the State grants or has granted the operator a right to charge for third party usage of an asset that provides public services, such as a toll road, or a right to access a revenue-generating asset located on State land, in return for the construction and operation of that asset and return of the asset to the State at the end of the PPP were previously classified as ‘Economic Infrastructure Arrangements’ and not recognised on the State’s Balance Sheet. For convenience, this class of service concession assets has been referred to as Grant of Right to Operate (GORTOs) in this document.

Audited Consolidated Financial Statements 2020–21 – Queensland Government	5-11

Notes to the Financial Statements

1.	Basis of financial statements preparation continued

(e)	New and changed accounting standards continued

Accounting Standards applied for the first time in 2020-21 continued

AASB 1059 Service Concession Arrangements: Grantors continued

(i) SCAs recognised for the first time continued

Under AASB 1059, the following GORTO arrangements, primarily toll roads and tunnels, were brought onto the Balance Sheet for the first time.

•	Airport Link M7

•	Gateway Motorway

•	Logan Motorway

•	Brisbane Airport Rail Link

•	Port Drive

•	Noosa Hospital

•	Princess Alexandra Hospital car park

The financial impact of recognising these SCAs for the first time on 1 July 2019 are as follows. These assets and liabilities are included in Note 33.

Line item	$M	Measurement basis
Service concession asset – GORTO	$ 9,871	Current replacement cost at 1 July 2019.
Service concession liability – GORTO	$ 8,101	Current replacement cost of service concession assets at 1 July 2019 adjusted to reflect the remaining period of the SCA.
Accumulated surplus	$ 1,770	Difference between assets and liabilities recognised, this reflects revenue earned prior to 1 July 2019.

(ii) Property, plant and equipment reclassified as service concession assets

Arrangements where the State pays the operator to construct and maintain an infrastructure asset (such as a school or hospital building) were previously classified as ‘Social Infrastructure Arrangements’ and were recognised as property, plant and equipment and loans. For convenience, this class of service concession assets is referred to as non-GORTOs in this document, to distinguish them from the GORTO assets in (i) above.

Assets totalling $2.4 billion relating to the following arrangements that now fall within the scope of AASB 1059 have been reclassified within property, plant and equipment to ‘service concession assets – non-GORTO’ on 1 July 2019, per Note 31.

•	Toowoomba Bypass

•	Gold Coast Light Rail

Liabilities have been reclassified from lease liabilities to other loans within Note 37(d).

There was no impact on opening accumulated surplus from these reclassifications.

(iii) PPPs outside of AASB 1059 recognised for the first time

AASB 1059 also provides guidance on possible accounting treatments for PPP arrangements that are not within the scope of the new standard. Following a review of the State’s other PPP arrangements in light of this additional guidance, the State implemented a change in accounting policy with respect to the accounting for the following arrangements, which were previously unrecognised:

•	Butterfield Street car park (at the Royal Brisbane and Women’s Hospital)

•	The Prince Charles Hospital car park

These car parks have been recognised as property, plant and equipment for the first time on 1 July 2019, but the amounts are not material.

5-12	Audited Consolidated Financial Statements 2020–21 – Queensland Government

Notes to the Financial Statements

1.	Basis of financial statements preparation continued

(e)	New and changed accounting standards continued

Future impact of accounting standards not yet effective

The following are the significant new and revised standards that apply in future reporting periods.

Configuration or Customisation Costs in a Cloud Computing Arrangement (IFRIC agenda decision)

In April 2021, the International Financial Reporting Standards (IFRS) Interpretation Committee (IFRIC) issued an agenda decision on whether configuration or customisation costs in cloud computing or software-as-a-service arrangements should be capitalised as intangible assets, and if not, whether the expense should be recognised upfront or over the life of the contract. The State intends to adopt this agenda decision in 2021-22.

The State is currently assessing the impact of this IFRIC agenda decision and does not yet have an estimate of the quantitative impact or whether it will be material. At a high level, the expected accounting adjustments will be:

a)	writing off some costs that have been capitalised as intangible assets, and

b)	reclassifying some costs that have been capitalised as intangible assets as prepayment assets.

AASB 17 Insurance Contracts

This standard applies to insurance contracts and is effective for annual reporting periods beginning on or after 1 January 2023. However, the Australian Accounting Standards Board (AASB) is currently excluding not-for-profit public sector entities from the scope of AASB 17 while it deliberates on how the standard will be applied in the public sector and what public sector specific modifications or guidance are required. As such, the State has yet to commence analysis of the potential accounting impact of AASB 17 for its insurance contracts and will continue to monitor the progress of this standard.

The State’s insurance liabilities are currently accounted for under AASB 1023 General Insurance Contracts or AASB 137 Provisions, Contingent Liabilities and Contingent Assets, and are reported in Note 38.

(f)	Reporting period

The reporting period of the GGS and TSS is the financial year ended 30 June 2021.

(g)	Presentation

Currency and rounding

All amounts in these statements are in Australian dollars and have been rounded to the nearest $1 million or where the amount is less than $500,000, to zero, unless otherwise indicated. Accordingly, numbers may not add due to rounding.

Comparative information and errors

Where applicable, comparatives have been restated, to be consistent with changes in presentation for the current reporting period. The impact of any prior year adjustments on net worth is noted in the Statement of Changes in Equity.

AASB 108 Accounting Policies, Changes in Accounting Estimates and Errors requires that material prior period errors be corrected retrospectively by either restating comparative amounts if the errors occurred in the prior year or restating the opening balances of assets, liabilities and equity of the prior year where the error occurred before the prior year.

Foreign currency

Foreign currency transactions are translated into Australian dollars at the rate of exchange prevailing at the date of the transaction. Amounts payable and receivable in foreign currencies at balance date are translated to Australian dollars at rates of exchange current at 30 June 2021.

Translation differences relating to amounts payable and receivable in foreign currencies are brought to account as exchange gains or losses in other economic flows in the operating result, except when deferred in equity as qualifying cash flow hedges and net investment hedges.

Translation differences on non-monetary assets and liabilities such as equities held at fair value through profit or loss are recognised in other economic flows in the operating result as part of the fair value gain or loss. Translation differences on non-monetary assets such as equities at fair value through other comprehensive income are included in the fair value reserve in equity.

Translation differences relating to borrowings are accounted for as exchange gains or losses in other economic flows in the operating result.

Audited Consolidated Financial Statements 2020–21 – Queensland Government	5-13

Notes to the Financial Statements

1.	Basis of financial statements preparation continued

(h)	Basis of measurement

These financial statements use historical cost accounting principles as the measurement basis unless otherwise stated in the report. Other significant valuation methodologies used include:

–	Financial assets;

•	receivables and loans (except onlendings) are measured at amortised cost;

•	term deposits are measured at amortised cost;

•	securities and bonds and investments in other public sector entities within GGS are measured at fair value through other comprehensive income (FVTOCI); and

•	other financial assets, including onlendings by QTC, securities and derivatives, are recorded at fair value through profit or loss;

–	Financial liabilities;

•	payables are measured at amortised cost;

•	lease liabilities, SCA - non-GORTO liabilities, advances, interest bearing deposits and GGS loans from QTC are measured at amortised cost; and

•	other financial liabilities, including securities and derivatives, are recorded at fair value through profit or loss;

–	Non-financial assets;

•	inventories (other than those held for distribution) are valued at the lower of cost and net realisable value under AASB 102 Inventories; and

•	land, buildings, infrastructure, major plant and equipment and heritage and cultural assets are valued at fair value. Other classes of assets are valued at cost, which approximates fair value; and

•	service concession assets are recorded at fair value; and

–	Non-financial liabilities

•

provisions in relation to superannuation, WorkCover, National Injury Insurance Scheme Queensland, motor vehicle accidents, Queensland Government Insurance Fund, the national Redress Scheme and the Queensland Government Long Service Leave Central Scheme are based on actuarial valuations, measured at the present value of the estimate of the expenditure required to settle the present obligation at the reporting date. Refer Notes 36 and 38; and

•	Service concession liabilities in relation to GORTOs are valued at amortised cost.

(i)	Business combinations

Business combinations are recognised in accordance with AASB 3 Business Combinations and accounted for using the acquisition method, regardless of whether equity instruments or other assets and liabilities are acquired.

Cost is measured as the fair value of the assets given or liabilities incurred or assumed at the date of exchange plus costs directly attributable to the acquisition.

Identifiable assets acquired and liabilities and contingent liabilities assumed in a business combination are measured initially at their fair value at the acquisition date, irrespective of the extent of any minority interest. The excess of cost of acquisition over the fair value of the State’s share of the identifiable net assets acquired is recorded as goodwill. If the cost of acquisition is less than the State’s share of the fair value of the identifiable net assets of the subsidiary acquired, the difference is recognised directly in other economic flows in the operating result but only after a reassessment of the identification and measurement of net assets acquired.

(j)	Commonwealth taxation and income tax equivalents

The Government is exempt from Commonwealth taxation except for Fringe Benefits Tax and Goods and Services Tax (GST). Revenue, expenses and assets are recognised net of GST, except where the amount of GST incurred is not recoverable from the Australian Taxation Office (ATO), in which case, the GST is recognised as part of the acquisition cost of the asset or as part of the item of expense.

Receivables and payables include GST. The amounts of GST receivable from, or payable to, the ATO are included as a current asset or liability in the Balance Sheet. Cash flows are included in the Cash Flow Statement on a gross basis. The GST components of cash flows arising from investing and financing activities which are recoverable from, or payable to, the ATO are classified as operating cash flows.

The GGS is the collector of income tax equivalents from the PNFC and PFC Sectors. Current income tax is included in the net operating balance while deferred tax is treated as an other economic flow. The deferred tax assets and liabilities with other public sector entities are reflected on the face of the GGS Balance Sheet and are eliminated in the TSS.

5-14	Audited Consolidated Financial Statements 2020–21 – Queensland Government

Notes to the Financial Statements

1.	Basis of financial statements preparation continued

(k)	Classification

AASB 1049 requires the Operating Statement to include all items of revenue and expenses recognised in a period. All amounts relating to an item included in the determination of comprehensive result (total change in net worth) are classified as transactions or other economic flows in a manner that is consistent with the ABS GFS Manual. Key technical terms from the ABS GFS Manual that are used in this financial report are outlined in Notes 1(c) and 1(l).

Transactions are interactions between two units by mutual agreement or an action within a unit that is analytically useful to treat as a transaction. Other economic flows are changes in the volume or value of an asset or liability that do not result from transactions (e.g. revaluations and other changes in the volume of assets).

Where application of accounting standards results in a variance to GFS, a reconciliation to GFS is provided in Note 51.

(l)	Key GFS technical terms

ABS GFS Manual

The ABS GFS Manual refers to the ABS publication Australian System of Government Finance Statistics: Concepts, Sources and Methods 2015 as updated from time to time.

Cash surplus/(deficit)

The cash surplus/(deficit) is calculated as net cash flows from operating activities plus net cash flows from acquisition and disposal of non-financial assets less distributions paid. GFS cash surplus/(deficit) also deducts the value of assets acquired under finance leases and similar arrangements.

Convergence differences

Convergence differences are differences between the amounts recognised in the financial statements compared with the amounts determined for GFS purposes as a result of differences in definition, recognition, measurement and classification principles and rules.

Comprehensive result - total change in net worth before transactions with owners as owners

This is the net result of all items of revenue and expenses recognised for the period. It is the aggregate of the operating result and other movements in equity, other than transactions with owners as owners.

Financial asset

A financial asset is any asset that is:

–     cash;

–     an equity instrument of another entity;

–     a contractual right:

(a)	to receive cash or another financial asset from another entity; or

(b)	to exchange financial assets or financial liabilities with another entity under conditions that are potentially favourable to the entity; or

–     a contract that will or may be settled in the entity’s own equity instruments and is:

(a)	a non-derivative for which the entity is or may be obliged to receive a variable number of the entity’s own equity instruments; or

(b)

a derivative that will or may be settled other than by the exchange of a fixed amount of cash or another financial asset for a fixed number of the entity’s own equity instruments. For this purpose, the entity’s own equity instruments do not include instruments that are themselves contracts for the future receipt or delivery of the entity’s own equity instruments.

Key fiscal aggregates

Key fiscal aggregates are referred to as analytical balances in the ABS GFS Manual. These are data identified in the ABS GFS Manual as useful for macro-economic analysis purposes, including assessing the impact of a Government on the economy. They are opening net worth, net operating balance (which equals change in net worth due to transactions), fiscal balance, change in net worth due to revaluations and changes in the volume of assets, total change in net worth, closing net worth and cash surplus/(deficit).

Net debt

Net debt in these statements equals (deposit liabilities held plus advances and borrowing liabilities) less (cash and deposits plus investments and loans plus asset advances outstanding). (GFS now has a wider definition of net debt which includes all liabilities in the calculation.)

Audited Consolidated Financial Statements 2020–21 – Queensland Government	5-15

Notes to the Financial Statements

1.	Basis of financial statements preparation continued

(l)	Key GFS technical terms continued

Fiscal balance

Also known as Net lending/(borrowing), this measures the financing requirements of a Government and is calculated as the net operating balance, less the net acquisition of non-financial assets. A positive result reflects a fiscal surplus (net lending position) and a negative result reflects a fiscal deficit (net borrowing position), based on the definition in the ABS GFS Manual.

Net operating balance

This is calculated as income from transactions less expenses from transactions, based on the definition in the

ABS GFS Manual.

Net worth

For the GGS, net worth is the result of assets less liabilities and shares/contributed capital. For the State, net worth is assets less liabilities since shares and contributed capital is zero. It is an economic measure of wealth and reflects the contribution of Governments to the wealth of Australia.

Non-profit institution

A non-profit institution is a legal or social entity that is created for the purpose of producing or distributing goods and services but is not permitted to be a source of income, profit or other financial gain for the units that establish, control or finance it.

Non-financial assets

These are all assets that are not ‘financial assets’.

Operating result

Operating result is a measure of financial performance of the operations of the State for the period. It is the net result of items of revenue, gains and expenses (including losses) recognised for the period, excluding those that are classified as other movements in equity.

Other economic flows

Changes in the volume or value of an asset or liability that do not result from transactions (e.g. revaluations and other changes in the volume of assets) are other economic flows.

(m)	Significant financial impacts from the COVID-19 pandemic

The outbreak of the novel coronavirus disease (COVID-19) was declared by the World Health Organisation as a global pandemic on 11 March 2020. The Queensland Government has implemented measures to support Queenslanders’ health, jobs and businesses in response to the COVID-19 pandemic and the resulting global economic downturn.

The pandemic has had significant financial impacts on the State in 2020-21 through health responses, economic stimulus packages and reductions in revenue. Major impacts are summarised below.

Additional expenditure incurred

–

The cost of health services increased by $533 million (2020: $347 million) from COVID-19 specific expenses, which are included in employee expenses in Note 9 and/or supplies and services in Note 11. As per below, additional funding has been received from the Australian Government. Refer Note 4.

–	The State incurred $180 million (2020: $25 million) in hotel quarantine costs and $66 million (2020: $22 million) in additional policing costs.

–	The State incurred expenses on the following COVID-19 response, recovery and support programs. These expenses are included across Notes 9, 11 and 14.

•	$173 million for the Small Business COVID-19 Adaption Grants Scheme

•	$139 million on the COVID Works for Queensland (W4Q) Program

•	$37 million for COVID-19 Safe Active Restart Recovery

•	$29 million for the Unite and Recover Community Stimulus Package

•	$25 million for Queensland Tourism Icons Program 2020

•	$19 million for the COVID-19 Taxi and Limousine Industry Assistance Scheme

•	$17 million for the Growing Tourism Infrastructure Fund

•	$11 million (2020: $404 million) in rebates under the Household Utility Assistance Package

•	$7 million (2020: $86 million) in rebates under the Power Bill Relief Package

5-16	Audited Consolidated Financial Statements 2020–21 – Queensland Government

Notes to the Financial Statements

1.	Basis of financial statements preparation continued

(m)	Significant financial impacts from the COVID-19 pandemic continued

Additional expenditure incurred continued

–	In addition to the above, the State incurred over $42 million in other grants and rebates in support of Queensland’s tourism industry.

–

The State provided $38 million (2020: $393 million) in payroll tax refunds for 2 months and $19 million (2020: $71 million) in land tax rebates of 25% on eligible properties, included in recurrent grants in Note 14.

Income lost or foregone

–

Revenue foregone by the State includes $260 million (2020: $234 million) of payroll tax as a result of payroll tax holidays offered during 2020-21 and 2019-20, and the exclusion of JobKeeper payments for payroll tax; $55 million in land tax from reducing land tax liabilities by 25% for the 2020-21 and 2019-20 assessment years; and $158 million of land tax in 2019-20 due to a waiver of 2% land tax surcharge for foreign entities. These are in addition to the payroll tax refunds and land tax rebates mentioned above. Refer to Note 3.

–	Fare revenue earned by the Department of Transport and Main Roads is estimated to be $173 million (2020: $88 million) lower than expected due to reduced passenger transport patronage. Refer to Note 5.

–	$18 million (2020: $47 million) revenue was lost on various events, exhibitions, courses and programs that were cancelled due to the pandemic.

–	The State provided $92 million (2020: $28 million) in rent relief and other waived fees. Refer to Note 5.

Impacts on the State’s assets

–

$926 million of concessional COVID-19 Jobs Support Loans, issued through the Queensland Rural and Industry Development Authority, remain outstanding as at 30 June 2021 (2020: $928 million). The State recorded a $4 million (2020: $185 million) fair value loss on recognition and an impairment reversal gain of $9 million (2020: impairment loss of $103 million) on these loans. Refer to Note 23(e).

–

In 2020-21, the State through Queensland Treasury Corporation provided Industry Support Package loans to assist industry and businesses through COVID-19. $36.5 million of the loans remain outstanding as of 30 June 2021 and are included in Onlendings in Note 23(c).

–

The COVID-19 pandemic’s repercussions on the global economy and financial markets have materially impacted the values of the State’s investments. In 2020-21, many investments have seen a recovery of value lost during 2019-20. However, the movements specifically attributable to COVID-19 cannot be reliably quantified. The State’s investments are disclosed in Note 24.

–	As at 30 June 2021, the State is holding an additional approximately $90 million of inventories of medical supplies and drugs to mitigate potential supply chain interruptions from COVID-19.

–

The State continues to assist suppliers with the financial impact of the pandemic by ordering Government agencies to pay suppliers as soon as possible after the goods or services are received and following receipt of a tax invoice.

–

The State Penalties Enforcement Registry ceased enforcement action for outstanding fees and fines from 19 March 2020 to 31 August 2020. There were no new driver licence suspensions, fine collections from wages or bank accounts, vehicle immobilisations or seizures of property during that period.

–

Certain tax receivables recognised at 30 June 2021 are deferred from collection until future dates. This includes $667 million (2020: $428 million) of payroll tax, $85 million (2020: nil) of land tax and $25 million (2020: $49 million) of gaming machine tax. Tax receivables are reported in Note 23(a).

Impacts on the State’s debt

–

The State’s overall debt has increased significantly as a result of the additional expenses and lost revenue arising from the pandemic. However, the amount of the increase that is specifically attributable to COVID-19 cannot be reliably quantified. The State’s debt is disclosed in Note 37.

The COVID-19 pandemic is an ongoing event and, as of the time of preparation of these financial statements, some states and territories are imposing lockdowns to contain increasing numbers of Delta variant cases. There will be further significant financial impacts from the pandemic in the 2021-22 financial year.

Audited Consolidated Financial Statements 2020–21 – Queensland Government	5-17

Notes to the Financial Statements

2.	Disaggregated information

Operating Statement

	General Government*		Public Non-financial Corporations*		Public Financial Corporations*		Consolidation Adjustments		Total State
	2021	2020	2021	2020	2021	2020	2021	2020	2021	2020
	$M	$M	$M	$M	$M	$M	$M	$M	$M	$M
Continuing Operations
Revenue from Transactions
Taxation revenue	16,249	14,585	-	-	-	-	(451)	(439)	15,798	14,146
Grants revenue	33,013	27,645	615	646	-	1	(718)	(717)	32,910	27,575
Sales of goods and services	6,063	5,618	12,199	12,359	2,462	2,429	(2,975)	(2,732)	17,749	17,674
Interest income	1,948	2,088	65	87	3,679	3,398	(4,464)	(4,626)	1,228	948
Dividend and income tax equivalent income	1,310	1,926	15	14	-	-	(1,311)	(1,926)	15	14
Other revenue	4,148	5,915	345	482	134	76	(17)	(48)	4,611	6,425
Total Revenue from Transactions	62,732	57,778	13,240	13,589	6,276	5,904	(9,936)	(10,488)	72,311	66,782

Expenses from Transactions
Employee expenses	26,501	25,662	2,123	2,087	366	371	(436)	(409)	28,554	27,712
Superannuation expenses	3,319	3,537	247	232	26	26	-	-	3,591	3,795
Other operating expenses	16,335	17,085	4,895	5,129	3,023	2,992	(2,629)	(2,456)	21,625	22,750
Depreciation and amortisation	4,187	4,033	2,640	2,719	30	28	-	-	6,857	6,780
Other interest expenses	1,619	1,486	1,691	1,776	5,337	5,564	(4,825)	(4,959)	3,821	3,868
Grants expenses	11,709	11,702	24	(19)	110	103	(718)	(717)	11,125	11,068
Other property expenses	-	-	457	736	40	31	(497)	(767)	-	-
Total Expenses from Transactions	63,669	63,505	12,078	12,661	8,931	9,115	(9,106)	(9,308)	75,573	75,973
Net Operating Balance from Continuing Operations	(937)	(5,728)	1,162	928	(2,656)	(3,211)	(831)	(1,180)	(3,262)	(9,191)

Other Economic Flows - Included in Operating Result
Gains/(losses) on sale of assets/settlement of liabilities	8,004	(24)	6	21	425	918	-	-	8,434	914
Revaluation increments/(decrements) and impairment (losses)/reversals	2,700	(3,395)	(384)	(1,641)	2,949	1,867	-	-	5,265	(3,170)
Asset write-downs	(228)	(255)	(12)	(4)	(12)	(8)	-	-	(252)	(267)
Actuarial adjustments to liabilities	(1,318)	(411)	-	-	91	47	-	-	(1,227)	(364)
Deferred income tax equivalents	31	(809)	12	608	(42)	200	-	-	-	-
Dividends and tax equivalents treated as capital returns	449	74	-	-	-	-	(449)	(74)	-	-
Other	150	(105)	(88)	92	(509)	(521)	3,301	(1,459)	2,854	(1,992)
Total Other Economic Flows - Included in Operating Result	9,787	(4,925)	(466)	(924)	2,900	2,503	2,852	(1,533)	15,074	(4,879)
* See Note 1(c) for explanation of sectors

5-18	Audited Consolidated Financial Statements 2020–21 – Queensland Government

Notes to the Financial Statements

2.	Disaggregated information continued

Operating Statement continued

	General Government*		Public Non-financial Corporations*		Public Financial Corporations*		Consolidation Adjustments		Total State
	2021	2020	2021	2020	2021	2020	2021	2020	2021	2020
	$M	$M	$M	$M	$M	$M	$M	$M	$M	$M

Operating Result from Continuing Operations	8,850	(10,653)	696	4	245	(709)	2,021	(2,713)	11,812	(14,070)

Other Economic Flows - Other Movements in Equity
Adjustments to opening balances	-	1,508	-	(23)	-	(34)	-	56	-	1,508
Revaluations	5,212	4,024	(34)	216	(5)	5	378	1,738	5,551	5,983
Other	(82)	-	-	-	-	-	-	-	(82)	-
Total Other Economic Flows - Other Movements in Equity	5,129	5,532	(34)	193	(5)	(29)	378	1,795	5,468	7,491

Comprehensive Result/Total Change in Net Worth	13,979	(5,121)	662	197	240	(738)	2,399	(918)	17,280	(6,579)

Transactions With Owners In Their
Capacity as Owners
Ordinary dividends provided or paid	-	-	(735)	(1,086)	(95)	(94)	831	1,180	-	-
Dividends treated as capital returns paid or provided	-	-	(449)	(74)	-	-	449	74	-	-
Equity injections/(withdrawals)	-	-	187	358	50	-	(237)	(358)	-	-
Total Transactions With Owners In Their Capacity as Owners	-	-	(998)	(802)	(45)	(94)	1,043	897	-	-

Total Change In Net Worth	13,979	(5,121)	(336)	(605)	195	(832)	3,442	(22)	17,280	(6,579)

KEY FISCAL AGGREGATES

Net Operating Balance	(937)	(5,728)	1,162	928	(2,656)	(3,211)	(831)	(1,180)	(3,262)	(9,191)

Net Acquisition/(Disposal) of Non-Financial Assets
Purchases of non-financial assets	6,835	6,306	3,157	3,156	15	17	15	19	10,022	9,498
Less Sales of non-financial assets	216	230	69	34	2	-	(12)	-	274	264
Less Depreciation	4,187	4,033	2,640	2,719	30	28	-	-	6,857	6,780
Plus Change in inventories	46	112	-	50	-	-	-	-	46	161
Plus Other movement in non-financial assets	1,599	1,282	77	170	11	4	-	-	1,688	1,456
Equals Total Net Acquisition/(Disposal) of Non-Financial Assets	4,077	3,436	525	623	(6)	(7)	27	19	4,624	4,072

* See Note 1(c) for explanation of sectors

Audited Consolidated Financial Statements 2020–21 – Queensland Government	5-19

Notes to the Financial Statements

2.	Disaggregated information continued

Balance Sheet

	General Government*		Public Non-financial Corporations*		Public Financial Corporations*		Consolidation Adjustments		Total State
	2021	2020	2021	2020	2021	2020	2021	2020	2021	2020
	$M	$M	$M	$M	$M	$M	$M	$M	$M	$M
Assets

Financial Assets
Cash and deposits	1,072	1,205	1,159	889	11,908	2,604	(1,717)	(1,654)	12,423	3,045
Receivables and loans
Receivables	5,521	4,483	1,829	1,505	370	321	(1,024)	(1,509)	6,696	4,800
Advances paid	1,339	1,278	1,135	1,491	-	-	(1,140)	(1,497)	1,334	1,272
Loans paid	375	383	140	112	104,667	98,389	(93,815)	(87,679)	11,367	11,205
Securities other than shares	41,366	29,195	1,205	1,675	61,981	56,301	(37,815)	(26,217)	66,738	60,954
Shares and other equity investments
Investments in public sector entities	21,429	21,570	-	-	-	-	(21,429)	(21,570)	-	-
Investments in other entities	6	6	-	270	-	-	-	-	6	276
Investments accounted for using the equity method	159	156	7	9	-	-	-	-	166	166

Total Financial Assets	71,267	58,277	5,474	5,951	178,927	157,615	(156,939)	(140,125)	98,729	81,718

Non-Financial Assets
Inventories	725	677	731	726	-	-	-	-	1,456	1,403
Assets held for sale	172	159	3	15	-	-	-	-	176	175
Investment properties	348	340	326	314	-	-	-	-	675	654
Property, plant and equipment	230,962	221,065	62,330	61,931	123	136	(1)	(1)	293,414	283,131
Intangibles	953	828	935	807	28	29	-	-	1,915	1,664
Service concession assets - GORTO	9,939	10,030	-	-	-	-	-	-	9,939	10,030
Deferred tax asset	6,549	6,121	1,535	908	108	167	(8,192)	(7,196)	-	-
Other non-financial assets	815	764	208	211	11	15	(82)	(75)	952	916

Total Non-Financial Assets	250,464	239,984	66,068	64,912	270	347	(8,275)	(7,271)	308,528	297,973

Total Assets	321,731	298,262	71,543	70,863	179,197	157,963	(165,214)	(147,397)	407,257	379,691

* See Note 1(c) for explanation of sectors

5-20	Audited Consolidated Financial Statements 2020–21 – Queensland Government

Notes to the Financial Statements

2.	Disaggregated information continued

Balance Sheet continued

	General Government*		Public Non-financial Corporations*		Public Financial Corporations*		Consolidation Adjustments		Total State
	2021	2020	2021	2020	2021	2020	2021	2020	2021	2020
	$M	$M	$M	$M	$M	$M	$M	$M	$M	$M
Liabilities
Payables	4,725	5,683	2,304	2,210	139	245	(946)	(1,439)	6,223	6,700
Employee benefit obligations
Superannuation liability	27,322	27,800	(273)	(152)	-	-	-	-	27,049	27,648
Other employee benefits	8,914	8,327	963	917	152	115	-	-	10,029	9,359
Deposits held	-	-	12	13	8,104	8,826	(1,717)	(1,654)	6,399	7,185
Advances received	1,435	1,845	5	6	-	-	(1,140)	(1,497)	300	354
Borrowing with QTC	46,153	37,570	39,747	38,894	-	-	(85,901)	(76,464)	-	-
Leases and other loans	7,705	6,485	454	492	447	405	-	-	8,605	7,383
Securities and derivatives	220	198	1,357	1,313	160,436	139,739	(37,824)	(26,224)	124,189	115,025
Deferred tax liability	1,642	1,074	6,530	6,091	19	29	(8,192)	(7,195)	-	-
Provisions	5,368	4,843	999	1,299	7,078	5,956	(69)	(64)	13,376	12,034
Service concession liabilities - GORTO	7,633	7,867	-	-	-	-	-	-	7,633	7,867
Other liabilities	990	925	790	791	47	68	(82)	(76)	1,744	1,708
Total Liabilities	112,106	102,616	52,888	51,872	176,422	155,383	(135,870)	(114,611)	205,547	195,261

Net Assets	209,625	195,646	18,655	18,991	2,775	2,580	(29,344)	(32,786)	201,710	184,430

Net Worth
Contributed equity	-	-	8,824	8,638	690	640	(9,514)	(9,278)	-	-
Accumulated surplus	87,388	78,590	(1,178)	(909)	696	658	(8,017)	(11,318)	78,889	67,021
Reserves	122,237	117,056	11,008	11,262	1,389	1,282	(11,813)	(12,191)	122,821	117,409
Total Net Worth	209,625	195,646	18,655	18,991	2,775	2,580	(29,344)	(32,786)	201,710	184,430

KEY FISCAL AGGREGATES

Net Financial Worth	(40,839)	(44,339)	(47,414)	(45,922)	2,505	2,233	(21,069)	(25,515)	(106,818)	(113,542)
Net Financial Liabilities	62,268	65,908	NA	NA	NA	NA	NA	NA	106,818	113,542
Net Debt	11,360	14,036	37,936	36,550	(9,569)	(8,325)	7,905	11,209	47,632	53,470

* See Note 1(c) for explanation of sectors

Audited Consolidated Financial Statements 2020–21 – Queensland Government	5-21

Notes to the Financial Statements

2.	Disaggregated information continued

Cashflow Statement

	General Government*		Public Non-financial Corporations*		Public Financial Corporations*		Consolidation Adjustments		Total State
	2021	2020	2021	2020	2021	2020	2021	2020	2021	2020
	$M	$M	$M	$M	$M	$M	$M	$M	$M	$M
Cash Flows from Operating Activities
Cash received
Taxes received	15,882	13,870	-	-	-	-	(441)	(410)	15,441	13,460
Grants and subsidies received	31,226	28,845	614	643	-	1	(718)	(714)	31,123	28,775
Sales of goods and services	6,217	6,055	13,555	14,582	2,630	2,667	(2,985)	(2,766)	19,417	20,538
Interest receipts	2,077	2,009	66	88	3,679	3,398	(4,600)	(4,550)	1,222	945
Dividends and income tax equivalents	1,673	2,756	15	14	-	-	(1,674)	(2,756)	15	14
Other receipts	5,745	7,505	182	376	145	140	(36)	15	6,037	8,036
	62,820	61,039	14,433	15,704	6,454	6,206	(10,452)	(11,180)	73,255	71,769
Cash paid
Payments for employees	(30,320)	(29,335)	(2,295)	(2,219)	(354)	(420)	441	409	(32,529)	(31,564)
Payments for goods and services	(19,002)	(19,461)	(5,931)	(6,306)	(1,844)	(1,764)	2,683	2,460	(24,094)	(25,072)
Grants and subsidies paid	(11,709)	(10,928)	(24)	(263)	(110)	(103)	716	714	(11,128)	(10,580)
Interest paid	(1,568)	(1,460)	(1,684)	(1,771)	(5,471)	(5,462)	4,946	4,853	(3,778)	(3,840)
Other payments	(2)	(8)	(1,002)	(1,472)	(224)	(182)	523	866	(705)	(796)
	(62,601)	(61,192)	(10,936)	(12,030)	(8,004)	(7,931)	9,308	9,301	(72,233)	(71,852)

Net Cash Flows from Operating Activities	219	(152)	3,497	3,673	(1,550)	(1,725)	(1,144)	(1,879)	1,022	(83)

Cash Flows from Investing Activities
Non-Financial Assets
Purchases of non-financial assets	(6,835)	(6,306)	(3,157)	(3,156)	(15)	(17)	(15)	(19)	(10,022)	(9,498)
Sales of non-financial assets	216	230	69	34	2	-	(12)	-	274	264
	(6,619)	(6,076)	(3,088)	(3,122)	(13)	(17)	(27)	(19)	(9,748)	(9,234)
Financial Assets (Policy Purposes)
Equity acquisitions	(242)	(100)	1	-	-	-	242	100	1	-
Equity disposals	223	76	(96)	(74)	-	-	(147)	-	(20)	2
Advances and concessional loans paid	(257)	(1,102)	(1,621)	(2,603)	-	-	1,621	2,604	(257)	(1,101)
Advances and concessional loans received	243	184	1,978	3,384	-	-	(1,979)	(3,385)	242	183
	(33)	(941)	262	707	-	-	(262)	(682)	(34)	(916)
Financial Assets (Liquidity Purposes)
Purchases of investments	(15,656)	(2,358)	(65)	(35)	(38,086)	(43,864)	12,400	2,029	(41,408)	(44,227)
Sales of investments	12,143	6,736	75	5	40,286	40,905	(3,455)	(2,049)	49,050	45,598
	(3,513)	4,378	10	(29)	2,200	(2,959)	8,945	(19)	7,642	1,371

Net Cash Flows from Investing Activities	(10,165)	(2,639)	(2,816)	(2,444)	2,187	(2,976)	8,655	(721)	(2,139)	(8,780)

* See Note 1(c) for explanation of sectors

5-22	Audited Consolidated Financial Statements 2020–21 – Queensland Government

Notes to the Financial Statements

2.	Disaggregated information continued

Cashflow Statement continued

	General		Public Non-financial		Public Financial		Consolidation		Total State
	Government *		Corporations *		Corporations *		Adjustments
	2021	2020	2021	2020	2021	2020	2021	2020	2021	2020
	$M	$M	$M	$M	$M	$M	$M	$M	$M	$M
Cash Flows from Financing Activities
Advances received (net)	(411)	(847)	(1)	5	-	-	357	778	(55)	(64)
Proceeds of borrowing (net)	10,225	2,975	806	733	(12,176)	(5,203)	9	1	(1,137)	(1,494)
Dividends paid (net)	-	-	(1,071)	(1,799)	(94)	(109)	1,165	1,907	-	-
Deposits received (net)	(1)	-	(1)	(1)	(721)	1,652	(63)	300	(785)	1,951
Other financing (net)	-	-	(144)	19	21,658	9,291	(9,042)	(87)	12,472	9,223
Net Cash Flows from Financing Activities	9,813	2,128	(411)	(1,043)	8,667	5,631	(7,574)	2,900	10,495	9,617

Net Increase/(Decrease) in Cash and Deposits Held	(133)	(663)	270	186	9,304	931	(63)	300	9,378	754
Cash and deposits at the beginning of the financial year	1,205	1,868	889	704	2,604	1,674	(1,654)	(1,954)	3,045	2,291
Cash and Cash Equivalents Held at the End of the Financial Year	1,072	1,205	1,159	890	11,908	2,604	(1,717)	(1,654)	12,423	3,045

KEY FISCAL AGGREGATES
Net Cash from Operating Activities	219	(152)	3,497	3,673	(1,550)	(1,725)	(1,144)	(1,879)	1,022	(83)
Net Cash Flow from Investments in Non-Financial Assets	(6,619)	(6,076)	(3,088)	(3,122)	(13)	(17)	(27)	(19)	(9,748)	(9,234)
Dividends Paid	-	-	(1,071)	(1,799)	(94)	(109)	1,165	1,907	-	-
CASH SURPLUS/(DEFICIT)	(6,401)	(6,228)	(662)	(1,247)	(1,658)	(1,851)	(6)	9	(8,726)	(9,317)

Derivation of ABS GFS Cash Surplus/Deficit
Cash surplus/(deficit)	(6,401)	(6,228)	(662)	(1,247)	(1,658)	(1,851)	(6)	9	(8,726)	(9,317)
Acquisitions under finance leases and similar arrangements	(1,547)	(1,263)	(18)	(54)	(11)	(4)	-	-	(1,576)	(1,320)
ABS GFS Cash Surplus/(Deficit) Including Finance Leases and Similar Arrangements	(7,948)	(7,491)	(680)	(1,301)	(1,669)	(1,854)	(6)	9	(10,303)	(10,638)

* See Note 1(c) for explanation of sectors

Audited Consolidated Financial Statements 2020–21 – Queensland Government	5-23

Notes to the Financial Statements

3.	Taxation revenue

	General Government		Total State
	2021	2020	2021	2020
	$M	$M	$M	$M
Stamp duties
Transfer	3,954	3,041	3,954	3,024
Motor vehicles	662	533	662	533
Insurance	1,095	1,016	1,095	1,016
Other duties	31	34	31	34

	5,742	4,624	5,742	4,607
Payroll tax	4,166	4,211	4,034	4,086
Vehicle registration fees	2,011	1,910	2,009	1,908
Gaming taxes and levies	1,586	1,258	1,586	1,258
Land tax	1,524	1,406	1,499	1,382
Fire levy	581	562	581	562
Guarantee fees	292	272	-	-
Other taxes	348	341	348	341

	16,249	14,585	15,798	14,146

Taxation revenue is recognised when one or more of the following events are satisfied:

–	the underlying transaction or event which gives rise to the right to collect the revenue occurs and can be measured reliably;

–	the assessment is raised by the self-assessor (a person who lodges transactions online); and/or

–	the assessment is issued as a result of Commissioner-assessed transactions or following compliance activities such as reviews and audits.

4.	Grants revenue

	General Government		Total State
	2021	2020	2021	2020
	$M	$M	$M	$M
Commonwealth
General purpose payments
GST revenue grants	15,419	12,761	15,419	12,761
Other general purpose payments	37	34	37	35
Specific purpose payments	9,848	8,758	9,851	8,760
National partnership payments	3,663	2,064	3,663	2,064
Grants for on-passing to non-Queensland Government entities	3,682	3,658	3,682	3,658

	32,649	27,274	32,652	27,278
Other
Other grants	228	236	119	134
Industry/community contributions	136	135	139	163

	364	370	257	296

	33,013	27,645	32,910	27,575

Commonwealth and other grants are recognised as revenue when the State obtains control over the grant, usually upon receipt. Where the grant is enforceable and contains sufficiently specific performance obligations for the State to transfer goods or services, revenue is recognised as and when the obligations are satisfied.

Specific purpose payments include $4.7 billion (2020: $4.4 billion) of activity based funding for health services received from the Australian Government’s National Health Funding Pool. This funding is assessed as sufficiently specific and enforceable and is classified as revenue from contracts with customers. Substantially all of the performance obligations under this funding contract are satisfied in the same financial year that the funding is received, through health services delivered by Queensland Health. A contract liability of $58 million (2020: $48 million) is recognised at year end reflecting unfulfilled performance obligations, included in unearned revenue in Note 39. The State does not have other material grants revenue that are revenue from contracts with customers.

5-24	Audited Consolidated Financial Statements 2020–21 – Queensland Government

Notes to the Financial Statements

5.	Sales of goods and services

	General Government		Total State
	2021	2020	2021	2020
	$M	$M	$M	$M

User charges
Sale of goods and services	3,868	3,460	15,056	15,032
Rental income	533	583	595	646
Other sales of goods and services	2	1	2	1
	4,403	4,044	15,652	15,679
Fees
Transport and other licences and permits	854	837	854	837
Other regulatory fees	807	738	1,243	1,159
	1,661	1,574	2,097	1,996
	6,063	5,618	17,749	17,674

Revenue from sales of goods and services and licences are recognised when the State satisfies performance obligations for the transfer of goods or services to the customer. When revenue has been received in advance for services or works still to be completed at balance date, this revenue is considered to be unearned and is reported in other liabilities (refer Note 39).

Sales of goods and services includes revenue from contracts with customers totalling $5.3 billion (2020: $4.9 billion) for the GGS and $15.3 billion (2020: $15.1 billion) for the TSS. Below are details about the nature and timing of the satisfaction of performance obligations and related revenue recognition policies for the State’s major types of revenue from contracts with customers.

Electricity supply and distribution

–

Electricity wholesale revenue is recognised at a point in time when the electricity is dispatched to the National Electricity Market. Retail sales revenue is recognised either at a point in time when the electricity is dispatched to the customer or over time where there are a series of performance obligations in the contract. Progress is measured based on units of electricity delivered.

–	Network tariffs revenue is recognised over time as customers are provided with access to the network and simultaneously receive and consume energy delivered to their premises.

–	Payment terms are usually 10 business days.

Other

–	Fare revenue and grid sales revenue are recognised as the services are provided to the customer and the performance obligations are met.

–	Revenue from bulk water sales to distributor retailers is recognised monthly based on the actual megalitres supplied to the grid customer during the calendar month.

–

Port cargo handling charges are recognised over time based on tonnage processed and payment is generally due upon completion of cargo handling services. To the extent that customers carry forward unused take-or- pay, revenue is deferred until such time that the tonnes have been utilised by the customers.

Rental income from operating leases is recognised on a straight-line basis over the lease term. Revenue from regulatory fees is recognised when the taxable event giving rise to the receivable occurs.

6.	Interest income

	General Government		Total State
	2021	2020	2021	2020
	$M	$M	$M	$M

Interest on fixed rate notes	1,865	1,825	-	-
Distributions from managed funds	157	70	481	362
Other interest	(74)	194	747	585

	1,948	2,088	1,228	948

Other interest is negative in 2021 due to the reversal of an interest accrual resulting from the change in timing of the Assets / Liability Management Portfolio sweep for GGS.

Audited Consolidated Financial Statements 2020–21 – Queensland Government	5-25

Notes to the Financial Statements

7.	Dividend and income tax equivalent income

	General Government		Total State
	2021	2020	2021	2020
	$M	$M	$M	$M

Dividends	831	1,180	15	14
Income tax equivalents	480	746	-	-

	1,310	1,926	15	14

For the GGS, dividends from PNFC and PFC sector entities are recorded as revenue from transactions where the dividends are declared out of current profits. Dividends paid out of prior accumulated profits and reserves or from the sale of businesses represent a return of Government’s initial equity investment under ABS GFS principles and are disclosed as other economic flows (refer Note 19).

Dividends from the PNFC and PFC sectors are eliminated in the TSS.

8.	Other revenue

	General Government		Total State
	2021	2020	2021	2020
	$M	$M	$M	$M

Royalties	2,527	4,496	2,515	4,496
Land rents	135	190	136	190
Donations, gifts and services received at below fair value	150	168	157	169
Contributed assets	235	230	295	346
Fines	450	406	450	406
Other	650	426	1,059	817

	4,148	5,915	4,611	6,425

Royalties are recognised when one or more of the following events are satisfied:

–	the underlying transaction or event which gives rise to the right to collect the revenue occurs and can be measured reliably;

–	the assessment is raised by the self-assessor (a person who lodges transactions online); and/or

–	the assessment is issued as a result of Commissioner-assessed transactions or following compliance activities such as reviews and audits.

Assets received at below fair value, including those received free of charge and that can be measured reliably, are recognised as revenue at their fair value when control over the assets is obtained, normally either on receipt of the assets or on notification that the assets have been secured.

9.	Employee expenses

	General Government		Total State
	2021	2020	2021	2020
	$M	$M	$M	$M

Salaries and wages	23,272	22,542	25,289	24,519
Annual leave	2,151	2,059	2,322	2,232
Long service leave	611	598	664	668
Workers’ compensation	293	275	13	8
Other employee related expenses	173	188	267	285

	26,501	25,662	28,554	27,712

5-26	Audited Consolidated Financial Statements 2020–21 – Queensland Government

Notes to the Financial Statements

10.	Superannuation expenses

	General Government		Total State
	2021	2020	2021	2020
	$M	$M	$M	$M
Defined Benefit (refer Note 48 for additional disclosures)
Current service cost	806	964	837	995
Interest cost	246	354	243	349

	1,052	1,318	1,080	1,343

Accumulation contributions	2,266	2,219	2,511	2,452

	3,319	3,537	3,591	3,795

11.	Other operating expenses

	General Government		Total State
	2021	2020	2021	2020
	$M	$M	$M	$M
Supplies and services	13,231	12,867	17,753	17,347
Transport service contract	1,913	1,795	-	-
WorkCover Qld and other claims	235	1,242	3,064	4,445
Other expenses	956	1,181	808	958

	16,335	17,085	21,625	22,750

Audit fees charged by the Queensland Audit Office to entities included in these financial statements amounted to:	14	14	19	20

12.	Depreciation and amortisation

	General Government		Total State
	2021	2020	2021	2020
	$M	$M	$M	$M

Depreciation and amortisation expenses for the financial year were charged in respect of:
Buildings	1,758	1,652	1,891	1,780
Infrastructure	989	1,013	3,026	3,110
Major plant and equipment	50	45	94	92
Other plant and equipment	605	569	890	873
Heritage and cultural assets	37	39	37	39
ROU assets	552	519	625	590
SCA - non-GORTO	51	63	51	63
Software development	144	133	280	258
Capitalised depreciation expense	-	-	(38)	(25)

	4,187	4,033	6,857	6,780

A number of assets held by the State have been determined to have indefinite useful lives and are therefore not depreciated. Such assets include land, certain road formation earthworks, the Reference Collection of the Library Board of Queensland, the Art Collection and Library Heritage Collection held by the Queensland Art Gallery Board of Trustees, the State Collection and Library Heritage Collection of the Board of the Queensland Museum and certain other heritage and cultural assets that are subject to preservation requirements to maintain these assets in perpetuity.

Other non-financial assets are depreciated or amortised on a straight-line basis, from their date of acquisition (or in respect of internally constructed assets, from the time the asset is completed and held ready for use), over their estimated useful lives to the agency.

Where assets have separately identifiable components that are subject to regular replacement, these components are assigned useful lives distinct from the asset to which they relate and are depreciated accordingly. Any expenditure which increases the originally assessed capacity or service potential of an asset is capitalised and the new depreciable value is depreciated over the remaining useful life of the asset.

Audited Consolidated Financial Statements 2020–21 – Queensland Government	5-27

Notes to the Financial Statements

12.	Depreciation and amortisation continued

Right-of-use (ROU) assets are depreciated over the lease term, except where the State expects to obtain ownership of the asset at the end of the lease, in which case depreciation is over the useful life of the underlying asset.

Leasehold improvements are amortised over the estimated useful lives of the improvements or the unexpired period of the lease, whichever is shorter. The unexpired period of the lease includes any option period where exercise of the option is reasonably certain.

Capital work in progress is not depreciated until it reaches service delivery capacity.

Major spares purchased specifically for particular assets are capitalised and depreciated on the same basis as the asset to which they relate.

Estimated useful lives, residual values and depreciation methods are reviewed at the end of each annual reporting period. Reference should be made to individual agency reports for details of depreciation and amortisation methodologies.

The State has a broad range of property, plant and equipment and estimated useful lives vary widely depending on the agency. The following provides an indication of the average estimated useful lives of the different non-financial asset classes held by the State:

Asset class	Useful life range

Property, plant and equipment

Buildings	up to 80 years

Infrastructure	up to 80 years

Plant and equipment	up to 50 years

Heritage and cultural assets	up to 100 years

ROU assets	Per lease agreement

Intangibles

Computer software	up to 30 years

Other intangibles (including intellectual property, licences and access rights)	up to 150 years

13.	Other interest expenses

	General Government		Total State
	2021	2020	2021	2020
	$M	$M	$M	$M

Interest	1,481	1,341	3,690	3,721
Leases and service concession finance charges	104	120	112	128
Other	34	26	18	18

	1,619	1,486	3,821	3,868

Interest and other finance charges are recognised as expenses in the period in which they are incurred.

14.	Grants expenses

	General Government		Total State
	2021	2020	2021	2020
	$M	$M	$M	$M

Grants - recurrent	8,900	9,278	8,834	9,186
Grants - capital	1,952	1,643	1,908	1,610
Grants to first home owners	183	96	183	96
Personal benefit payments	200	177	200	177
Community service obligations	474	508	-	-

	11,709	11,702	11,125	11,068

5-28	Audited Consolidated Financial Statements 2020–21 – Queensland Government

Notes to the Financial Statements

15.	Gains/(losses) on sale of assets/settlement of liabilities

	General Government		Total State
	2021	2020	2021	2020
	$M	$M	$M	$M
Financial assets/settlement of liabilities
Financial assets at FVTOCI	3	1	3	1
Derivatives	-	-	(767)	158
Other investments/settlement of liabilities	7,992	(16)	9,197	763

	7,995	(14)	8,433	923
Non-financial assets
Property, plant and equipment	9	(9)	-	(20)
Intangibles and other	-	(1)	1	12

	9	(10)	1	(8)

	8,004	(24)	8,434	914

16.	Revaluation increments/(decrements) and impairment (losses)/reversals

	General Government		Total State
	2021	2020	2021	2020
	$M	$M	$M	$M

Revaluation increments/(decrements)
Financial assets
Derivatives	(22)	(76)	697	(262)
Fixed rate notes	2,653	(3,109)	-	-
Other investments (mainly managed funds)	74	(99)	4,912	(1,515)

	2,705	(3,284)	5,609	(1,777)

Non-financial assets
Investment property	1	(14)	6	(15)
Property, plant and equipment	-	-	(18)	(3)
Intangibles and other	-	-	14	(14)

	1	(14)	3	(31)

Self generating and regenerating assets	2	3	2	3

Impairment (losses)/reversals
Receivables and loans	(2)	(94)	(8)	(152)
Assets held for sale	(5)	(4)	(5)	(6)
Property, plant and equipment	-	-	(336)	(1,198)
Intangible assets	-	(1)	(1)	(9)

	(8)	(99)	(349)	(1,365)

	2,700	(3,395)	5,265	(3,170)

At each reporting date, an assessment is undertaken as to whether there are any indications that an asset is impaired. The carrying values of assets that have previously been impaired are assessed annually to determine if there has been a reversal in impairment. Where this exists, the impairment is reversed only to the extent that the re-assessed value does not exceed the original carrying value net of the depreciation and amortisation. Impairment on goodwill is not reversed.

Estimates and judgements are continually evaluated and are based on historical experience and other factors, including expectations of future events that may have a financial impact on the State and that are believed to be reasonable under the circumstances. The resulting accounting estimates will, by definition, seldom equal the related actual results. The estimates and assumptions that have a significant risk of causing a material adjustment to the carrying amount of assets and liabilities within the next financial year are discussed below.

Audited Consolidated Financial Statements 2020–21 – Queensland Government	5-29

Notes to the Financial Statements

16.	Revaluation increments/(decrements) and impairment (losses)/reversals continued

Impairment of non-financial assets

An impairment loss is recognised when an asset’s carrying amount exceeds its recoverable amount. The recoverable amount of the impaired asset is determined as the higher of the asset’s fair value less costs to sell and value in use. Value in use is based on discounted cash flows using a risk adjusted discount rate where assets are held primarily for the generation of cash flows.

Impairment - electricity generators

The value-in-use of electricity generators is determined on the estimated future cash flows based on the continuing use of the asset, discounted to a present value.

The cash flow projections are prepared using forecast economic, market and industry trends, market based assumptions (such as demand, pricing and operational costs), and capital expenditure programs that willing market participants might reasonably adopt. The present value of projected cash flows is determined using a discount rate which is based on the weighted-average cost of capital (WACC). Determination of the WACC is based on separate analysis of debt and equity costs, utilising information (some of which is publicly available), including the risk free interest rate, an industry risk premium, and the underlying cost of debt.

Stanwell Corporation Limited’s year end valuation assessment of its generation assets has resulted in an impairment of $119 million (2020: $720 million) due to a reduction in the future earning potential of generation assets for the Tarong Precinct.

CS Energy Limited recognised an impairment of assets at its Callide B and C cash generating units of $123 million (2020: $353 million), largely reflecting the forecast cost of rebuilding the damaged Callide C4 Unit.

Impairment - water assets

Queensland Bulk Water Supply Authority (Seqwater) charges South East Queensland distributor-retailers, local governments and other customers for the supply of bulk water, with bulk water prices passed through to customers. From 2007-08, a price path was implemented to phase in price rises associated with the construction of the South East Queensland water grid. Under the price path, prices progressively transitioned to full cost recovery, with price path debt to be repaid by 2027-28.

Seqwater has performed an impairment assessment on its bulk water asset base reflecting the three most likely bulk water pricing scenarios up to and post 2028, consistent with the previous year’s methodology, and no impairment is necessary.

SunWater Limited recognised an impairment loss of $85 million, largely in relation to its Dam Improvement Program which will likely not generate future revenue.

Impairment of financial assets

Impairment for financial assets is determined on the basis of lifetime expected credit losses based on reasonable and supportable forward-looking information that is available without undue cost or effort. Expected credit losses are a probability weighted estimate of the present value of the difference between the cash flows that are due to the entity and the cash flows it expects to receive. Lifetime expected credit losses refers to the expected credit losses that result from all possible default events over the expected life of the financial asset.

Significant judgement is applied in determining the effects of future changes to macroeconomic factors (e.g. economic growth, unemployment, household debt levels, etc.) on the measurement of expected credit losses. The amount of expected credit losses (or reversal) is recognised in profit or loss as an impairment gain or loss.

Queensland Rural and Industry Development Authority recognised a $9 million gain on reversal of part of the impairment loss of $103 million made in the prior year on the COVID-19 Jobs Support loans as a result of higher than expected principal repayments and a revision of the loan model. Also refer to Notes 1(m) and 23(e).

17.	Asset write-downs

	General Government		Total State
	2021	2020	2021	2020
	$M	$M	$M	$M

Bad debts written off not previously impaired	(106)	(154)	(119)	(162)
Inventory write-down (net)	(92)	(79)	(92)	(80)
Other assets written off/scrapped	(30)	(22)	(42)	(26)

	(228)	(255)	(252)	(267)

5-30	Audited Consolidated Financial Statements 2020–21 – Queensland Government

Notes to the Financial Statements

18.	Actuarial adjustments to liabilities

	General Government		Total State
	2021	2020	2021	2020
	$M	$M	$M	$M

Long service leave - gains/(losses)	(428)	(477)	(428)	(477)
Insurances and other - gains/(losses)	(890)	66	(799)	113
	(1,318)	(411)	(1,227)	(364)

19.	Dividends and tax equivalents treated as capital returns

For GGS, dividends and tax equivalents from PNFC and PFC sector entities paid out of prior accumulated profits and reserves or from the sale of businesses represent a return of Government’s initial equity investment under ABS GFS principles and are disclosed as other economic flows.

There were no tax equivalents treated as capital returns in 2020-21 or 2019-20.

20.	Other economic flows - included in operating result - other

	General Government		Total State
	2021	2020	2021	2020
	$M	$M	$M	$M

Net market value interest revenue/(expense)	(13)	-	2,778	(1,980)
Time value adjustments	47	(214)	40	(250)
Share of net profit/(loss) of associates and joint ventures accounted for using the equity method	3	(2)	2	(2)
Onerous contracts expense	-	-	(71)	138
SCA - assets - GORTO depreciation	(134)	(132)	(134)	(132)
SCA - liabilities - GORTO amortisation	233	234	233	234
Other economic flows not elsewhere classified	14	10	7	(1)
	150	(105)	2,854	(1,992)

21.	Other economic flows - other movements in equity

	General Government		Total State
	2021	2020	2021	2020
	$M	$M	$M	$M

Revaluations
Revaluations of financial assets - increments/(decrements)
Financial assets at FVTOCI	(9)	5	(9)	5
Investments in Public Sector entities	(377)	(1,729)	-	-
Cash flow hedges	(209)	192	(716)	658
	(596)	(1,532)	(725)	664

Revaluations of non-financial assets - increments/(decrements)
Property, plant and equipment	5,890	5,910	6,256	5,738
SCA - GORTO	75	291	75	291
	5,965	6,201	6,331	6,029

Actuarial gain/(loss) on defined benefit superannuation plans	(158)	(645)	(55)	(709)
	5,212	4,024	5,551	5,983

Other
Equity transfers and adjustments including those from ceased entities	(82)	-	(82)	-

Of the above revaluation movements, balances relating to financial assets at fair value through other comprehensive income and cash flow hedges may subsequently be recycled to the Operating Result.

Audited Consolidated Financial Statements 2020–21 – Queensland Government	5-31

Notes to the Financial Statements

22.	Cash and deposits

	General Government		Total State
	2021	2020	2021	2020
	$M	$M	$M	$M

Cash	137	179	12,380	3,015
Deposits on call	15	13	43	30
QTC cash funds	920	1,013	-	-

	1,072	1,205	12,423	3,045

Reconciliation to Cash Flow Statement

Balances per Cash Flow Statement	1,072	1,205	12,423	3,045

All material cash balances held by agencies are managed and invested by QTC daily to maximise returns in accordance with agreed risk profiles on a whole of Government basis.

Cash and deposits include cash on hand, cash at bank, deposits at call (which are readily convertible to cash on hand and are subject to an insignificant risk of changes in value) and money market deposits, net of outstanding bank overdrafts. Where a net overdraft arises on cash at bank, the overdraft is included in loans - other on the Balance Sheet.

23.	Receivables and loans

(a) Receivables

	General Government		Total State
	2021	2020	2021	2020
	$M	$M	$M	$M

Current
Trade debtors	1,118	937	2,841	2,335
Interest receivable	11	146	11	11
GST input tax credits receivable	304	256	340	289
Dividends and guarantee fees receivable	850	1,180	-	-
Royalties and land rents revenue receivable	26	36	26	36
Taxes receivable	1,344	982	1,339	983
Income tax equivalents receivable	29	45	-	-
Other receivables	2,375	1,443	2,317	1,384

	6,056	5,025	6,874	5,037
Less: Loss allowance	614	613	678	698

	5,442	4,412	6,196	4,339

Non-current
Trade debtors	26	23	324	318
Other	76	75	203	174

	102	98	528	492
Less: Loss allowance	23	26	28	31

	79	72	500	462

	5,521	4,483	6,696	4,800

5-32	Audited Consolidated Financial Statements 2020–21 – Queensland Government

Notes to the Financial Statements

23.	Receivables and loans continued

(b)  Advances paid

	General Government		Total State
	2021	2020	2021	2020
	$M	$M	$M	$M

Current
Advances	157	122	157	121
Less: Loss allowance	15	13	15	13

	142	109	141	108

Non-current
Advances	1,297	1,278	1,294	1,275
Less: Loss allowance	100	109	102	110

	1,197	1,169	1,193	1,164

	1,339	1,278	1,334	1,272

(c)  Loans paid

	General Government		Total State
	2021	2020	2021	2020
	$M	$M	$M	$M

Current
Finance leases	17	15	19	19
Other loans	20	20	27	20

	37	35	46	39

Non-current
Onlendings	-	-	10,851	10,710
Finance leases	195	210	296	318
Other loans	145	138	175	138

	340	348	11,322	11,166
Less: Loss allowance	1	-	1	-

	339	348	11,321	11,166

	375	383	11,367	11,205

Loans include finance leases and loans supporting policy objectives of the Government rather than for liquidity management purposes. Settlement on finance leases is within the terms of the lease, ranging from 2 to 99 years. Title is passed to the purchaser on full repayment.

Receivables and loans are initially measured at fair value plus any directly attributable transaction costs. Subsequently, receivables and loans (except onlendings by QTC) are recorded at amortised cost using the effective interest method less any loss allowances. Onlendings are recognised at fair value through profit or loss.

Any interest income is recognised in the operating result in the period in which it accrues. For further details on the State revenue recognition policies, refer to the relevant revenue notes (Notes 3 to 8).

Audited Consolidated Financial Statements 2020–21 – Queensland Government	5-33

Notes to the Financial Statements

23.	Receivables and loans continued

(d)  Contractual maturities of lease receivables

Finance lease receivables due:

	General Government		Total State
	2021	2020	2021	2020
	$M	$M	$M	$M

Not later than 1 year	20	19	28	28
Later than 1 year but not later than 2 years	18	16	25	24
Later than 2 year but not later than 3 years	18	16	24	24
Later than 3 year but not later than 4 years	17	15	24	23
Later than 4 year but not later than 5 years	23	25	29	32
Later than 5 years	159	160	322	330

	256	251	452	461
Less: Future finance revenue	44	25	136	124

	212	225	316	337

Minimum operating lease receivable not recognised in the financial statements:

	General Government		Total State
	2021	2020	2021	2020
	$M	$M	$M	$M

Not later than 1 year	45	33	98	85
Later than 1 year but not later than 2 years	35	35	84	83
Later than 2 year but not later than 3 years	29	31	76	75
Later than 3 year but not later than 4 years	28	28	69	70
Later than 4 year but not later than 5 years	25	27	65	60
Later than 5 years	168	176	825	856

	330	330	1,216	1,229

(e)  Impairment of receivables and loans

The loss allowances for receivables reflect lifetime expected credit losses, while the loss allowances for loans and advances reflect either 12-month expected credit losses or lifetime expected credit losses depending on whether there has been a significant increase in credit risk.

Expected credit loss calculations incorporate both historical credit loss data and reasonable and supportable forward-looking information. Forward-looking information includes forecast economic changes expected to impact the State’s debtors, along with relevant industry and statistical data where applicable. At the reporting date, the impact of the COVID-19 pandemic is reflected in the forward-looking rates applied in the estimate of credit losses. Some impairment reversals occurred during the year due to improved economic conditions compared to last year.

Loss allowances for receivables are assessed by agencies either individually by debtor or on a collective basis using provision matrices. Where a provision matrix is used, loss rates are determined separately for groupings of customers with similar loss patterns.

Areas of significant credit risk concentrations for the GGS and TSS are unpaid penalties and fines within the State Penalties Enforcement Registry (SPER), COVID-19 Jobs Support Loans issued by the Queensland Rural and Industry Development Authority (QRIDA), and hotel quarantine fee recoveries.

SPER penalties and fines and quarantine fee receivables both exhibit high credit loss rates due to their nature.

The COVID-19 Jobs Support Loans scheme was launched in March 2020. The interest repayment cycle only commenced for these loans on 30 April 2021, with no principal repayments required until April 2023. The loss allowance for COVID-19 Jobs Support Loans is subject to significant estimation uncertainty due to its dependence on data that is not yet observable, the current economic environment, and the nature of the scheme. There is therefore a significant risk of a material adjustment to the carrying amount of the loans within the next financial year. These uncertainties were not resolved by 30 June 2021 as principal repayments do not commence until April 2023.

5-34	Audited Consolidated Financial Statements 2020–21 – Queensland Government

Notes to the Financial Statements

23.	Receivables and loans continued

(e)  Impairment of receivables and loans continued

2021

			Expected
	Gross	Average	credit	Carrying
	receivables	loss rate	losses	amount
	$M		$M	$M
Receivables
SPER penalties and fines receivable	1,082	27.4%	296	786
Quarantine fee recoveries	137	39.8%	55	82
Other receivables*	6,184	5.7%	355	5,828

	7,402		706	6,696

Loans and advances paid
QRIDA COVID-19 Job Support Loans receivable	795	11.9%	95	700
Loans and other advances	656	3.6%	24	634

	1,451		118	1,334

2020
			Expected
	Gross	Average	credit	Carrying
	receivables	loss rate	losses	amount
	$M		$M	$M
Receivables
SPER penalties and fines receivable	1,053	30.5%	322	732
Other receivables	4,476	9.1%	407	4,069

	5,529		729	4,800

Loans and advances paid
QRIDA COVID-19 Job Support Loans receivable	756	13.7%	103	652
Loans and other advances	640	3.1%	20	620

	1,396		123	1,272

* Other receivables include $667 million of payroll tax debts which have been deferred from collection until January 2022 as part of the COVID-19 relief measure – see Note 1(m). A loss rate of 1.2% has been applied to the receivables.

The State typically considers a financial asset to be in default when it is over 90 days past due. However, debts referred to SPER are usually over 90 days past due, and SPER will continue enforcement activity on those debts as long as it is cost effective to do so. A financial asset can also be in default before becoming 90 days past due if information indicates that the State is unlikely to receive the outstanding amounts in full.

Where the State has no reasonable expectation of recovering an amount owed by a debtor, the debt is written off by directly reducing the receivable against the loss allowance. SPER debts are written off in accordance with internal policy guidelines when it becomes unlikely that the debts could be recovered cost-effectively. If the amount of debt written off exceeds the loss allowance, the excess is recognised as an impairment loss.

	General Government		Total State
	2021	2020	2021	2020
	$M	$M	$M	$M

Loss allowance as at 1 July	761	608	852	658
Amounts written off during the year	(72)	(121)	(98)	(137)
Increase/decrease in allowance recognised in operating result	65	274	70	331
Loss allowance as at 30 June	754	761	824	852

Audited Consolidated Financial Statements 2020–21 – Queensland Government	5-35

Notes to the Financial Statements

24.	Securities and shares

(a)  Securities other than shares

	General Government		Total State
	2021	2020	2021	2020
	$M	$M	$M	$M
Current
Term deposits and other investments held at amortised cost	81	94	202	175
Rental purchase plan	6	6	6	6
Securities/bonds	264	424	2,822	9,641
Fixed rate notes	2,208	3,225	-	-
Investments managed by QIC Limited*	1,920	1,338	7,850	6,942
Derivatives
Cash flow hedges	-	-	66	349
Other derivatives	-	-	671	685
Other	31	18	3,060	4,340
	4,510	5,105	14,676	22,140

Non-current
Term deposits and other investments held at amortised cost	111	165	118	173
Rental purchase plan	178	180	178	180
Securities/bonds	-	-	8,942	7,895
Fixed rate notes	35,607	22,991	-	-
Investments managed by QIC Limited*	799	599	41,604	28,786
Derivatives
Cash flow hedges	-	-	56	240
Other derivatives	-	-	528	620
Other	162	155	635	921
	36,857	24,091	52,061	38,814

	41,366	29,195	66,738	60,954

* Investments managed by QIC Limited were allocated over the following categories:

	Debt Retirement Fund		Total State
	2021	2020	2021	2020
	$M	$M	$M	$M

Cash	2,731	-	11,235	7,411
Fixed interest	585	-	6,588	6,204
Global equities	2,117	-	9,596	7,440
Property and infrastructure	1,950	-	11,966	5,651
Other	360	-	10,069	9,022
	7,742	-	49,454	35,728

The Debt Retirement Fund (DRF) is a sub fund of the Queensland Future Fund (QFF). The DRF was established for the purpose of providing funding for reducing the State’s debt. Funds invested in the DRF are held for future growth and are offset against state debt to support Queensland’s credit rating. In accordance with the Queensland Future Fund Act 2020 (QFF Act), payments from the DRF may only be made to reduce the State’s debt or pay fees or expenses relating to the administration of the fund.

Under Section 10 of the QFF Act, the Treasurer may direct that specific state assets be contributed to the DRF. In June 2021, title registry operations previously performed by the Department of Resources were transferred to Queensland Titles Registry Pty Ltd and 75% of the shares in the new company, valued at $6 billion, were transferred to the DRF. In addition, $1.5 billion from surplus assets held to support the Defined Benefit Scheme and Aurizon shares valued at $206 million were transferred to the DRF in 2020-21.

These assets were transferred to QTC in exchange for a Fixed Rate Note (FRN). QTC then exchanged the assets for units in trusts managed by QIC. Subsequent to the initial contribution, the seed assets were redistributed among the other QIC-managed trusts resulting in the asset allocation shown above.

5-36	Audited Consolidated Financial Statements 2020–21 – Queensland Government

Notes to the Financial Statements

24.	Securities and shares continued

(a)  Securities other than shares continued

The remaining 25% of shares in the Queensland Titles Registry Pty Ltd operations held by the Consolidated Fund were transferred in a similar manner to QTC in exchange for an FRN. The returns on this $2 billion investment will be used to support the Path to Treaty Fund, the Carbon Reduction Investment Fund and the Housing Investment Fund.

(b)  Investments in public sector entities

	General Government
	2021	2020
	$M	$M

General Government Sector investment in public sector entities	21,429	21,570

The GGS has equity investments in PNFCs and PFCs that are measured at fair value as the Government’s proportional share of the carrying amount of net assets of the PNFC and PFC Sector entities on a GAAP basis. Investments in public sector entities on this basis differ from valuations under GFS. Refer to Note 51 for the reconciliation to GFS.

Note 1(c) outlines the functions of the PNFC and PFC Sectors. Refer to Note 50 for a comprehensive list of entities within each sector. Investments in the PNFC and PFC Sectors are eliminated on consolidation of the TSS.

(c)  Share investments in other entities that are not controlled or associated

	General Government		Total State
	2021	2020	2021	2020
	$M	$M	$M	$M
Current
Shares at fair value through profit or loss	-	-	-	270

Non-current
Shares at fair value through other comprehensive income	6	6	6	6
	6	6	6	276

Financial assets disclosed above are classified as either financial assets held at amortised cost, financial assets at fair value through other comprehensive income or financial assets at fair value through profit or loss. The carrying amount of financial assets in each of the categories is disclosed in Note 47.

Financial assets at amortised cost

Term deposits are measured at amortised cost as the contractual cash flows represent solely payments of principal and interest, and the State holds the deposits with the objective of collecting all contractual cash flows.

Financial assets at fair value through other comprehensive income (FVOCI)

Financial assets at FVOCI include equity instruments designated so upon initial recognition and debt instruments whose contractual cash flows represent solely payments of principal and interest and are held with the objective of both collecting contractual cash flows and selling the instruments. Financial assets at FVOCI are valued at fair value at balance date. Unrealised gains and losses are brought to account in equity and included as Other economic flows - other movements in equity on the Operating Statement.

Securities/bonds within GGS include corporate bonds, corporate notes and government bonds. These are measured at FVOCI as the GGS holds these investments for the purpose of both selling and collecting contractual cash flows.

For GGS, controlling investments in other public sector entities (PNFCs and PFCs) are also measured at FVOCI. The State has not disposed of any FVOCI equity investments during this reporting period.

Financial assets at fair value through profit or loss (FVTPL)

Financial assets at FVTPL include instruments designated so upon initial recognition and all other financial assets that are not measured at amortised cost or FVOCI. Financial assets at FVTPL are valued at fair value at balance date. Unrealised gains and losses are brought to account as Other economic flows included in operating result on the Operating Statement.

Audited Consolidated Financial Statements 2020–21 – Queensland Government	5-37

Notes to the Financial Statements

24.	Securities and shares continued

Financial assets at fair value through profit or loss (FVTPL) continued

Under Rental Purchase Plan agreements and Pathways Shared Equity program, the State has a proportional interest in the underlying properties and those interests meet the definition of a financial instrument. They are measured at FVTPL with fair value being based on the net market value of the State’s proportion of the underlying properties.

For GGS, fixed rate notes held with QTC are measured at FVTPL because the cash flows do not solely represent payments of principal and interest. Fixed rate notes are eliminated on consolidation of the TSS.

Other financial assets at fair value through profit or loss held by the State include discount securities, Commonwealth and State securities, floating rate notes, medium term notes, fixed interest deposits, investments managed by QIC Limited, other investments in managed funds, shares and derivatives. The accounting policy for derivatives is further discussed in Note 37.

25.	Other investments

Other investments refer to claims on other entities (or arrangements) entitling the State to a share of the income of the entity and a right to a share of the residual assets of the entity should it be wound up (in the case of associates and joint ventures) or a share of revenue, expenses, assets and liabilities of the arrangement (in the case of joint operations). These investments are held at fair value.

(a)   Investments accounted for using the equity method

Associates are those entities over which the State has significant influence but not control. Joint ventures are joint arrangements whereby the State has joint control and rights to the net assets of the arrangements. Such entities are accounted for using the equity method of accounting in accordance with AASB 128 Investments in Associates and Joint Ventures. The State’s share of its associates’ or joint ventures’ post-acquisition profits or losses (less dividends) is recognised in the Operating Statement as an other economic flow and its share of post-acquisition movements in reserves is recognised in the reserves. The cumulative post-acquisition movements are recognised against the carrying amount of the investment. Dividends from associates and joint ventures are recognised as revenue from transactions in the Operating Statement.

The State has a number of investments in unlisted associated and joint venture entities that are accounted for using the equity method.

The most material of these are the 50% share in the Dumaresq-Barwon Border Rivers Commission and the 25% interest in the Translational Research Institute Trust.

(i) Dumaresq-Barwon Border Rivers Commission is a joint authority constituted by an agreement between the Queensland and New South Wales Governments.

(ii) Translational Research Institute (TRI) Trust is a Discretionary Unit Trust founded by four members, of which Queensland Health is one. Each founding member holds 25 units in the TRI Trust and equal voting rights. The TRI Trust’s objectives are to operate and manage the TRI Facility to promote medical study, research and education.

(b)   Investments in joint operations

Joint operations are joint arrangements whereby the State has control and rights to the assets and obligations for the liabilities relating to the arrangements. Such arrangements are accounted for in accordance with AASB 11 Joint Arrangements. The State recognises its share of jointly held or incurred assets, liabilities, revenue and expenses in the joint operations.

General Government Sector

Joint arrangements are as follows:

Department of State Development, Infrastructure, Local Government and Planning

The Department of State Development, Infrastructure, Local Government and Planning holds a 50% interest in a joint operation with the Mackay Regional Council to develop residential land within the Andergrove Urban Development Area.

The department also holds a 50% interest in a joint operation with the Redland City Council to facilitate land development within the Toondah Harbour Priority Development Area.

5-38	Audited Consolidated Financial Statements 2020–21 – Queensland Government

Notes to the Financial Statements

25.	Other investments continued

(b)  Investments in joint operations continued

General Government Sector continued

Queensland Health

Queensland Health is a partner to the Australian e-Health Research Centre (AEHRC) joint operation under the current agreement which runs to 30 June 2022.

Sunshine Coast Hospital and Health Service

The Sunshine Coast Hospital and Health Service has a 28.9% (2020: 28.9%) interest in the Sunshine Coast Health Institute (SCHI). TAFE Queensland, Griffith University and the University of the Sunshine Coast each have a 23.7% interest in the SCHI. SCHI’s primary aims are to advance the education of trainee medical officers, nurses, midwives and other health care professional, while providing outstanding patient care and extending research knowledge.

Metro North Hospital and Health Service

Metro North HHS has joint control over two arrangements, namely Herston Imaging Research Facility (HIRF) and the Oral Health Centre (OHC).

Total State Sector

Joint arrangements for the TSS include the GGS joint arrangements above, as well as the following:

CS Energy Limited

The following are the joint operations in which CS Energy Limited has an interest:

Name of entity	Principal activity	Ownership interest
		2021	2020
		%	%

Callide Power Management Pty Ltd	Joint Operation Manager	50	50

Callide Power Trading Pty Ltd	Electricity Marketing Agent	50	50

CS Energy Limited, has a 50% interest in Callide C Power Station through the unincorporated Callide Power Project Joint Venture and is entitled to 50% of the earnings generated by Alinta Energy Retail Sales Pty Ltd in the residential retail energy market in South East Queensland.

CleanCo Queensland Limited

CleanCo Queensland Limited has a 50% interest in Kogan North Joint Venture operation with the principal activities being exploration and production of gas.

26.	Public private partnerships

The State has entered into a number of Public Private Partnerships (PPPs) over time. The accounting treatment of these PPPs varies according to the terms of the arrangements. They may be:

–	Directly owned by the State, but partly privately financed;

–	Right of use (ROU) assets held through leases and similar arrangements;

–	SCA assets and liabilities either GORTO or non-GORTO (refer to note 1(e)).

The purpose of this note is to describe the various arrangements the state has entered into and how and when they are accounted for as well as aggregating the future cash flows the state is committed to under these arrangements.

The following PPPs apply to both the GGS and TSS statements.

Education

(a) South East Queensland schools - Aspire

In April 2009, the State Government entered into a contractual arrangement with Aspire Schools (Qld) Pty Limited (Aspire) to design, construct, maintain and partially finance seven State schools for a period of 30 years on the State’s land.

Audited Consolidated Financial Statements 2020–21 – Queensland Government	5-39

Notes to the Financial Statements

26.	Public private partnerships continued

Education continued

(a) South East Queensland schools - Aspire continued

Construction work commenced in May 2009 and was finalised in January 2014. This is a social infrastructure arrangement whereby the State pays for the third party use of the asset through regular service payments to Aspire over the life of the contract.

The State pays Aspire abatable, undissected service payments for the operation, maintenance and provision of the schools. At the expiry of the agreement in 2039, the buildings will revert to the State for nil consideration. The land on which the schools are constructed is owned and recognised as an asset of the State.

The fair value of the buildings is recognised as an asset in Note 31 with the corresponding recognition for future payments as a loan liability in Note 37(d).

(b) Queensland schools - Plenary

In December 2013, the State Government entered into a contractual arrangement with Plenary Schools Pty Ltd (Plenary) for the construction and management of 10 schools in South East Queensland on State land. This is a social infrastructure arrangement whereby the State pays for the third party use of the asset through regular service payments to Plenary over the life of the contract. The project period is for 30 years and is expected to end in December 2043.

Construction work commenced in January 2014 and was finalised in January 2019. The State paid a series of capital contributions during the construction phase of the project totalling $190 million. These contribution payments result in lower service payments over the period of the concession.

The fair value of the buildings is recognised as an asset in Note 31 with the corresponding recognition for future payments as a loan liability in Note 37(d).

Employment, Small Business & Training

Southbank Education and Training Precinct

In April 2005, the State Government entered into a contractual arrangement with Axiom Education Queensland Pty Ltd (Axiom) to design, construct, maintain and finance the Southbank Education and Training Precinct for a period of 34 years on State land. This is a social infrastructure arrangement whereby the State pays for the third party use of the asset through regular service payments to Axiom over the life of the contract. The arrangement involved the refurbishment or demolition of existing buildings and the development of new buildings.

Construction work was completed on 31 October 2008. The State pays abatable, undissected service payments to Axiom for the operation, maintenance and provision of the precinct. At the expiry of the agreement in 2039, the buildings will revert to the State for nil consideration. The land on which the facility is constructed is owned by the State.

The fair value of the buildings is recognised as an asset in Note 31 with the corresponding recognition for future payments as a loan liability in Note 37(d).

Queensland Health and Hospital and Health Services (HHSs)

(a) Sunshine Coast University Hospital (SCUH)

In 2012, the State entered into a PPP with Exemplar Health (EH) to finance, design, build and operate the Sunshine Coast University Hospital (SCUH). The 25-year operating phase of the PPP commenced on 16 November 2016, the date of Commercial Acceptance. The fair value of the liability payable to EH for the construction of SCUH was $538 million. Other than certain assets contained within the Sunshine Coast Health Institute, Sunshine Coast HHS (SCHHS) has full control of all SCUH buildings, land, specialist medical assets and all other equipment. EH ensures all infrastructure is fit for use throughout the operating term, but SCHHS operates the facility and manages all healthcare provided. At the end of the 25-year term, the assets will remain in the control of SCHHS. These assets are included in the building asset class in Note 31.

As part of the SCUH PPP, EH constructed two carparks on the SCUH site. These carparks are legally owned by the SCHHS and recorded in the building asset class in Note 31. The State has granted EH a licence to undertake carparking operations for the duration of the 25-year operating term which entitles EH to generate revenue from the operations themselves. The State has unearned revenue from the carpark licence included in Note 39.

5-40	Audited Consolidated Financial Statements 2020–21 – Queensland Government

Notes to the Financial Statements

26.	Public private partnerships continued

Queensland Health and Hospital and Health Services (HHSs) continued

(b) Surgical, Treatment and Rehabilitation Service (STARS)

In 2017, the State entered into a PPP with Australian Unity. Australian Unity’s scope of work includes the construction of a new Surgical, Treatment and Rehabilitation Service (STARS) at Herston. The land on which STARS was developed is owned by the State and leased to Australian Unity for 99 years. The State was contractually obligated to occupy the STARS building upon completion and entered into a lease on 4 November 2020 for an initial 20-year period, with an option to extend this lease by two periods of 10 years. The assets are included as right of use (ROU) assets in Note 31 and the lease liability is included in Note 37(d).

(c) Other public infrastructure facilities

The State Government has entered into a number of other contractual arrangements with private sector entities for the construction and operation of public infrastructure facilities on State land for a period of time. After an agreed period of time, ownership of these facilities will pass to State.

Entity	Facility	Counterparty	Term of Agreement	Commencement Date
Metro North HHS	Butterfield Street car park	International Parking Group Pty Ltd	30 years	January 1998
Metro North HHS	The Prince Charles Hospital car park	International Parking Group Pty Ltd	22 years	November 2000
Metro South HHS	The Princess Alexandra Hospital multi storey car park	International Parking Group Pty Ltd	25 years	February 2008
Sunshine Coast HHS	Noosa Hospital	Noosa Privatised Hospital Pty Limited	10 years	July 2020
Townsville HHS	Medilink	Three Islands Pty Ltd	30 years	April 2002
Townsville HHS	Goodstart Early Learning	Three Islands Pty Ltd	32 years	September 2004

The Metro North car parks are not considered SCAs under AASB 1059 and are included in land and buildings in Note 31, with unearned revenue included in Note 39.

The Princess Alexandra Hospital car park is a SCA under AASB 1059 and is included in Note 33 as a GORTO asset.

The SCHHS funds Noosa Hospital Pty Limited for the provision of Combined Services which includes Public Patient Services and Ambulatory Services This is not a SCA under AASB 1059. In the prior year, the previous arrangement with Ramsay HealthCare was treated as a SCA under AASB 1059.

The Medilink and GoodStart Early Learning centres are not controlled by the Townsville HHS and are not included on the Balance Sheet.

(d) Co-location agreements

The State has also entered into a number of contractual arrangements (termed co-location agreements) with private sector entities for the construction and operation of private health facilities for a period of time on State land. After an agreed period, ownership of these facilities will pass to the State. The State does not control the facilities associated with these arrangements and accordingly, does not recognise these facilities and any rights or obligations that may attach to these arrangements, other than those recognised under generally accepted accounting principles.

Audited Consolidated Financial Statements 2020–21 – Queensland Government	5-41

Notes to the Financial Statements

26.	Public private partnerships continued

Queensland Health and Hospital and Health Services (HHSs) continued

(d) Co-location agreements continued

Entity	Facility	Counterparty	Term of Agreement	Commencement Date
Metro North HHS	Caboolture Private Hospital	Affinity Health Ltd	25 years	May 1998
Metro North HHS	St Vincent’s Private Hospital Northside (formerly known as Holy Spirit Northside Private Hospital)	St Vincent’s Private Hospital Northside Ltd	66 years	September 1999
Metro South HHS	Mater Private Hospital Redland	Sisters of Mercy in Queensland	25 years + 30 years	August 1999
Metro South HHS	Translational Research Institute Building	Translational Research Institute Pty Ltd	30 years + 20 years	May 2013
Metro South HHS	University of Queensland Training Facility – Redland Hospital	University of Queensland	20 years	August 2015
Metro South HHS	University of Queensland Training Facility – Queen Elizabeth II Jubilee Hospital	University of Queensland	20 years	September 2015
Gold Coast HHS	Gold Coast Private Hospital	Healthscope Ltd	50 years	March 2016

Transport and Main Roads

(a) Gold Coast Light Rail - G:link (GCLR)

In May 2011, the State entered into a contractual arrangement with GoldLinQ Consortium (GoldLinQ) to finance, design, build, operate and maintain the Gold Coast light rail system linking key activity centres from Griffith University (Gold Coast Campus) and the Gold Coast University Hospital to Broadbeach via Southport. The operation of the system commenced in July 2014. At the end of the 15-year operations period, ownership of the system will be transferred to the State.

GoldLinQ Consortium partially financed construction of the system, with the State providing a capital contribution. During operations, GoldLinQ Consortium is paid monthly performance-based payments for operations, maintenance and repayment of the debt finance used to construct the system. The State receives fare-box and advertising revenue generated by the system.

In April 2016, the State entered into a contractual arrangement with GoldLinQ for stage two of the Gold Coast Light Rail system. Stage two connects the existing light rail system at Gold Coast University Hospital Light Rail station to heavy rail at the Helensvale station. Stage two of the system commenced operations on

18 December 2017.

The State has begun preparation for the next stage of the Gold Coast Light Rail System to extend the light rail from Broadbeach South Station to Burleigh Heads.

Planning has also begun for Stage 4, a 13km extension south of stage three, linking Burleigh Heads to Coolangatta via the Gold Coast Airport.

The GCLR assets are disclosed as non-GORTO service concession assets in Note 31 and liabilities in Note 37(d).

(b) Toowoomba Second Range Crossing (TSRC)

In August 2015, the State entered into a contractual arrangement with Nexus Infrastructure Consortium to finance, design, build, operate and maintain a range crossing connecting the Warrego Highway at Helidon Spa in the east with the Gore Highway at Athol in the west, via Charlton.

The bypass opened to traffic in September 2019 and toll collection commenced in December 2019, with Transurban Queensland contracted to provide the tolling collection service on behalf of the State.

5-42	Audited Consolidated Financial Statements 2020–21 – Queensland Government

Notes to the Financial Statements

26.	Public private partnerships continued

Transport and Main Roads continued

(b) Toowoomba Second Range Crossing (TSRC) continued

The State will make ongoing quarterly service payments over the 25-year operation and maintenance period, which includes repayment of the debt finance used to construct the bypass. Maintenance payments will be expensed during the relevant year.

At the expiry of the concession period, the State will retain ownership of the range crossing.

The TSRC assets are disclosed as non-GORTO service concession assets in Note 31 and liabilities in Note 37(d).

(c) New Generation Rollingstock

In January 2014, the State entered into a 32-year contractual arrangement with NGR Project Company Pty Ltd (Bombardier NGR Consortium) for the design, construction and maintenance of 75 new six car train sets and a new purpose-built maintenance centre. The arrangement will involve the State paying the consortium a series of availability payments over the concession period.

In June 2016, the maintenance centre was accepted by the State. By December 2019, all 75 train sets had been accepted and recognised on the Balance Sheet.

In March 2019, an amendment deed was signed to modify the trains in accordance with the Disability Standards for Accessible Public Transport 2002. Modifications to all 75 trains will be completed by 2024.

At the expiry of the concession period, the State will retain ownership of the trains and the maintenance centre.

The rollingstock assets are disclosed in Note 31 as major plant and equipment and liabilities as other loans in Note 37(d).

(d) Airportlink M7

In June 2008, the State entered into a 45-year SCA with Bris Connections to design, construct and maintain the Airport Link toll road (Airportlink). In April 2016, Transurban Queensland assumed responsibility for Airportlink and now operates Airportlink under the SCA.

In return for collecting the tolls, Transurban Queensland must maintain, operate and manage the toll road for the concession period and also assume the demand and patronage risk. At the end of the service concession period, Airportlink assets will be transferred at no cost to the State.

Airportlink is disclosed as a GORTO in Note 33.

(e) Gateway and Logan Motorways and Port Drive

A Road Franchise Agreement (RFA) was established between the State and Queensland Motorways Limited (QML) in April 2011 for the operation, maintenance and management of the Gateway and Logan Motorways for a period of 40 years. In 2014, Transurban Queensland acquired QML and now operates the Gateway Motorway and Logan Motorway toll roads under the RFA with the State.

In return for collecting the tolls, Transurban Queensland must maintain, operate and manage the toll roads for the period of the franchise and also assumes the demand and patronage risk for the franchise period. The State does not recognise any assets associated with the arrangement. At the end of the RFA concession period, the toll roads infrastructure assets will be transferred to the State.

An RFA was also established with Port of Brisbane to maintain and manage the Port Drive motorway. The operator obtains indirect benefits from ongoing maintenance through this increased capacity and access to the port precinct.

All the Gateway and Logan Motorways and Port Drive assets and liabilities are disclosed as GORTOs in Note 33.

(f) Brisbane Airport Rail Link

In 1998, the State Government entered into a 35-year concession agreement with Airtrain Citylink Limited (Airtrain) to design, construct, maintain and operate the Brisbane Airport Rail Link (BARL), a public passenger rail system connecting the Queensland Rail City network to the Brisbane Domestic and International Airports. The BARL is currently in the maintenance and operating phase of the agreement after commencement of operations on 7 May 2001.

Audited Consolidated Financial Statements 2020–21 – Queensland Government	5-43

Notes to the Financial Statements

26.	Public private partnerships continued

Transport and Main Roads continued

(f)   Brisbane Airport Rail Link continued

In return for collecting passenger fares, Airtrain must maintain, operate and manage the BARL for the period of the concession and also assume the demand and patronage risk for the concession period. At the end of this period, the agreement provides for Airtrain to transfer the BARL assets at no cost to the State.

The State Government leases airport land from the Brisbane Airport Corporation and sub-leases the land to Airtrain. The State recognises the assets and liabilities associated with the arrangement as GORTOs in Note 33.

Energy and Public Works

(a)   Development at 1 William Street Brisbane

1 William Street is a commercial office tower development. Cbus Property was the successful tenderer with a bid of $653 million and on 21 December 2012, the State entered into a sublease pre commitment via a series of transaction documents involving a project deed, development lease, 99-year ground lease and a sub-lease from the developer for 15 years.

The asset is disclosed as a ROU asset in Note 31 and the lease liability is included in Note 37(d).

(b)   Queen’s Wharf Precinct

On 16 November 2015, the State entered into contractual arrangements with the Destination Brisbane Consortium (the Consortium) to redevelop the Queen’s Wharf Precinct in the centre of Brisbane into an Integrated Resort Development (IRD) Project. A leasehold development lease and a freehold development lease for the project commenced on 22 February 2018, transferring responsibility of the whole of the site from the State to the Consortium. As at 30 June 2021, the land and buildings in the precinct have been valued on the basis that the contractual arrangements are considered to be non-cancellable and the highest and best use of the land and buildings in the precinct is that of an IRD.

Cross River Rail Delivery Authority

On 4 April 2019, the State announced the companies selected to build one of the key Cross River Rail Project works packages. The Tunnel, Stations and Development (TSD) PPP will be delivered by the Pulse consortium.

The TSD PPP will deliver the underground section of the project, including the tunnel from Dutton Park to Normanby and the construction of four new underground stations at Boggo Road, Woolloongabba, Albert Street and Roma Street.

The TSD package reached financial close on 1 July 2019 and is accounted for as a construction contract with a service outsourcing arrangement. The State is contracted to make payments between 2019-20 and 2049-50 covering the capital cost and financing of the TSD component, as well as maintenance.

The asset is included in Note 31 and the liability as other loans in Note 37(d).

The estimated net cash flows resulting from PPPs are reflected below:

	General Government		Total State
	2021	2020	2021	2020
	$M	$M	$M	$M
Inflows
Not later than 1 year	83	78	83	78
Later than 1 year but not later than 5 years	342	343	342	343
Later than 5 years but not later than 10 years	437	447	437	447
Later than 10 years	862	772	862	772
	1,725	1,640	1,725	1,640
Outflows
Not later than 1 year	(1,545)	(577)	(1,545)	(577)
Later than 1 year but not later than 5 years	(4,318)	(4,229)	(4,318)	(4,229)
Later than 5 years but not later than 10 years	(3,097)	(4,454)	(3,097)	(4,454)
Later than 10 years	(7,438)	(8,782)	(7,438)	(8,782)
	(16,398)	(18,042)	(16,398)	(18,042)
Net Cash Outflows	(14,673)	(16,402)	(14,673)	(16,402)

5-44	Audited Consolidated Financial Statements 2020–21 – Queensland Government

Notes to the Financial Statements

27.	Inventories

	General Government		Total State
	2021	2020	2021	2020
	$M	$M	$M	$M
Current
Raw materials	20	16	469	450
Work in progress and finished goods	237	175	328	290
Land held for resale	316	340	317	340
Inventories held for distribution	143	132	143	132
Assets formerly held for lease	4	9	4	9
Environmental certificates held for sale/surrender	-	-	102	97
Other	4	4	94	85

	725	677	1,456	1,403

Inventories (other than those held for distribution) are carried at the lower of cost and net realisable value under AASB 102 Inventories. Cost is determined on the weighted average cost basis and includes expenditure incurred in acquiring the inventories and bringing them to their present location and condition, except for training costs which are expensed as incurred. Where inventories are acquired for nil or nominal consideration, the cost is the current replacement cost as at the date of acquisition.

Land held for resale is stated at the lower of cost and net realisable value. Such cost is assigned by specific identification and includes the cost of acquisition and development. Inventories held for distribution are those inventories which the State distributes for nil or nominal consideration. These are measured at cost, adjusted for any loss of service potential.

Environmental certificates are recognised in the financial statements at fair market value where fair value is determined by reference to observable market prices at reporting date.

All inventories are classified as current non-financial assets.

28.	Assets held for sale

Assets held for sale are mainly land and buildings.

Non-current assets classified as held for sale consist of those assets that are determined to be available for immediate sale in their present condition and where their sale is highly probable within the next twelve months.

In accordance with AASB 5 Non-current Assets Held for Sale and Discontinued Operations, non-current assets held for sale are measured at the lower of carrying amount and fair value less costs to sell and are not depreciated or amortised.

While an asset is classified as held for sale, an impairment loss is recognised for any write downs of the asset to fair value less estimated costs to sell. A gain is recognised for any subsequent increases in fair value less costs to sell of an asset but not in excess of any cumulative impairment loss previously recognised.

29.	Investment properties

Pursuant to AASB 140 Investment Property, properties held to earn rental income or for capital gains purposes are classified as investment properties. Such properties are valued at fair value. Changes in fair value are recognised in the Operating Statement as other economic flows and no depreciation expense or asset impairment is recognised. Movements in investment properties were not material.

30.	Restricted assets

A number of assets included in the consolidated financial statements are classified as restricted assets because their use is wholly or partially restricted by externally imposed requirements. These assets include:

	General Government		Total State
	2021	2020	2021	2020
	$M	$M	$M	$M
Rental bond receipts held in managed funds restricted by legislation	960	871	960	871
Funding held for specific assistance programs approved under regulation	253	232	253	232
Cash and property, plant and equipment to be used for other specific purposes	219	217	219	221

	1,432	1,320	1,432	1,324

Audited Consolidated Financial Statements 2020–21 – Queensland Government	5-45

Notes to the Financial Statements

31.	Property, plant and equipment

General Government Sector
	Gross			Accumulated depreciation/impairment			Written down value
	2021	2020		2021	2020		2021	2020
	$M	$M		$M	$M		$M	$M

Land	102,311	100,134		(8)	(8)		102,303	100,126
Buildings	66,151	62,262		(24,904)	(23,048)		41,247	39,213
Infrastructure	85,972	83,030		(21,445)	(20,870)		64,527	62,160
Major plant and equipment	1,321	1,251		(134)	(66)		1,187	1,185
Other plant and equipment	7,248	7,087		(4,337)	(4,230)		2,912	2,857
Heritage and cultural assets	2,367	2,284		(773)	(728)		1,595	1,557
ROU assets - Buildings	4,439	3,855		(1,059)	(595)		3,380	3,261
ROU assets - Infrastructure and other	254	234		(115)	(83)		139	151
SCA - non-GORTO	2,565	2,885		(272)	(471)		2,293	2,414
Capital work in progress	11,380	8,142		-	-		11,380	8,142

	284,008	271,165		(53,046)	(50,100)		230,962	221,065

Reconciliations of the carrying amount for each class of property, plant and equipment are set out below:
	Land		Buildings		Infrastructure		Major plant and equipment
	2021	2020	2021	2020	2021	2020	2021	2020
	$M	$M	$M	$M	$M	$M	$M	$M
Carrying amount at beginning of year	100,126	99,019	39,213	37,133	62,160	57,336	1,185	950
Acquisitions	151	132	790	836	1	-	-	-
Disposals	(71)	(89)	(11)	(7)	(3)	(3)	(5)	-
Revaluation increments/(decrements)	2,102	1,015	1,378	1,148	2,210	3,635	2	8
Depreciation and amortisation	-	-	(1,758)	(1,652)	(989)	(1,013)	(50)	(45)
Net asset transfers	(6)	50	1,635	1,757	1,148	2,204	56	272

Carrying amount at end of year	102,303	100,126	41,247	39,213	64,527	62,160	1,187	1,185

5-46	Audited Consolidated Financial Statements 2020–21 – Queensland Government

Notes to the Financial Statements

31.	Property, plant and equipment continued

General Government Sector continued

Reconciliations of the carrying amount for each class of property, plant and equipment are set out below continued:

	Other Plant and equipment		Heritage and cultural assets		ROU assets Buildings		ROU assets Infrastructure and other
	2021	2020	2021	2020	2021	2020	2021	2020
	$M	$M	$M	$M	$M	$M	$M	$M

Carrying amount at beginning of year	2,857	2,818	1,557	1,524	3,261	3,915	151	159
Acquisitions	439	390	2	3	479	36	1,068	1,227
Disposals	(10)	(18)	-	-	(1)	(2)	-	-
Revaluation increments/(decrements)	(1)	(1)	59	60	5	145	2	2
Depreciation and amortisation	(605)	(569)	(37)	(39)	(515)	(483)	(37)	(37)
Net asset transfers	232	236	14	8	150	(350)	(1,045)	(1,200)

Carrying amount at end of year	2,912	2,857	1,595	1,557	3,380	3,261	139	151

	SCA - non-GORTO		Capital work in progress		Total
	2021	2020	2021	2020	2021	2020
	$M	$M	$M	$M	$M	$M

Carrying amount at beginning of year	2,414	1,827	8,142	6,975	221,065	211,657
Acquisitions	-	-	5,281	4,750	8,212	7,373
Disposals	-	-	(4)	(5)	(105)	(124)
Revaluation increments/(decrements)	131	15	-	-	5,888	6,027
Depreciation and amortisation	(51)	(63)	-	-	(4,043)	(3,901)
Net asset transfers	(200)	635	(2,039)	(3,578)	(55)	33

Carrying amount at end of year	2,293	2,414	11,380	8,142	230,962	221,065

Audited Consolidated Financial Statements 2020–21 – Queensland Government	5-47

Notes to the Financial Statements

31.	Property, plant and equipment continued

Total State Sector

	Gross			Accumulated			Written down value
				depreciation/impairment
	2021	2020		2021	2020		2021	2020
	$M	$M		$M	$M		$M	$M

Land	104,779	102,572		(70)	(57)		104,709	102,515
Buildings	70,242	66,180		(26,928)	(24,924)		43,314	41,256
Infrastructure	173,390	169,203		(56,013)	(53,739)		117,377	115,464
Major plant and equipment	3,032	2,811		(885)	(880)		2,147	1,931
Other plant and equipment	12,334	12,031		(7,503)	(7,387)		4,831	4,645
Heritage and cultural assets	2,368	2,285		(773)	(728)		1,596	1,558
ROU assets - Buildings	5,026	4,428		(1,220)	(698)		3,806	3,731
ROU assets - Infrastructure and other	317	292		(147)	(111)		170	182
SCA - non-GORTO	2,565	2,885		(272)	(471)		2,293	2,414
Capital work in progress	13,171	9,437		-	-		13,171	9,437

	387,225	372,125		(93,811)	(88,993)		293,414	283,131

Reconciliations of the carrying amount for each class of property, plant and equipment are set out below:

	Land		Buildings		Infrastructure		Major plant and equipment
	2021	2020	2021	2020	2021	2020	2021	2020
	$M	$M	$M	$M	$M	$M	$M	$M

Carrying amount at beginning of year	102,515	101,273	41,256	38,960	115,464	111,838	1,931	1,745
Acquisitions	153	139	790	837	68	254	-	-
Disposals	(74)	(94)	(14)	(9)	(41)	(22)	-	-
Revaluation increments/(decrements)	2,133	1,097	1,487	1,157	2,240	3,440	201	(21)
Impairment (losses)/reversals	(13)	(12)	(10)	(16)	(210)	(933)	-	-
Depreciation and amortisation	-	-	(1,891)	(1,780)	(3,026)	(3,110)	(94)	(92)
Net asset transfers	(4)	110	1,695	2,105	2,881	3,996	110	299

Carrying amount at end of year	104,709	102,515	43,314	41,256	117,377	115,464	2,147	1,931

5-48	Audited Consolidated Financial Statements 2020–21 – Queensland Government

Notes to the Financial Statements

31.	Property, plant and equipment continued

Total State Sector continued

Reconciliations of the carrying amount for each class of property, plant and equipment are set out below continued:

	Other Plant and equipment		Heritage and cultural assets		ROU assets Buildings		ROU assets Infrastructure and other
	2021	2020	2021	2020	2021	2020	2021	2020
	$M	$M	$M	$M	$M	$M	$M	$M

Carrying amount at beginning of year	4,645	4,765	1,558	1,525	3,731	4,330	182	185
Acquisitions	503	445	2	3	500	83	1,076	1,238
Disposals	(27)	(37)	-	-	(1)	(2)	-	-
Revaluation increments/(decrements)	(3)	(2)	59	60	4	161	1	2
Impairment (losses)/reversals	(51)	(148)	-	-	-	-	-	-
Depreciation and amortisation	(890)	(873)	(37)	(39)	(581)	(547)	(44)	(43)
Net asset transfers	654	496	14	8	153	(294)	(1,045)	(1,200)

Carrying amount at end of year	4,831	4,645	1,596	1,558	3,806	3,731	170	182

	SCA - non-GORTO		Capital work in progress		Total
	2021	2020	2021	2020	2021	2020
	$M	$M	$M	$M	$M	$M
Carrying amount at beginning of year	2,414	1,827	9,437	7,806	283,131	274,255
Acquisitions	-	-	8,109	7,360	11,202	10,359
Disposals	-	-	(4)	(5)	(160)	(168)
Revaluation increments/(decrements)	131	15	-	-	6,253	5,910
Impairment (losses)/reversals	-	-	(58)	(87)	(341)	(1,195)
Depreciation and amortisation	(51)	(63)	-	-	(6,615)	(6,547)
Net asset transfers	(200)	635	(4,314)	(5,638)	(56)	517

Carrying amount at end of year	2,293	2,414	13,171	9,437	293,414	283,131

Audited Consolidated Financial Statements 2020–21 – Queensland Government	5-49

Notes to the Financial Statements

31.	Property, plant and equipment continued

Recognition and measurement

Acquisition

Items of property, plant and equipment with a cost or other value greater than the asset recognition threshold of the agency are initially capitalised and recorded at cost. Queensland Treasury’s Non-Current Asset Policies for the Queensland Public Sector mandates asset recognition thresholds for departments and not-for-profit statutory bodies as follows:

Asset class	Asset recognition threshold

Land	$1 (all land)

Buildings	$10,000

Infrastructure	$10,000

Plant & equipment	$5,000

Major plant & equipment	An amount greater than or equal to $5,000, the exact amount of which is at the agency’s discretion.

Heritage & cultural assets	$5,000

Work in progress	n/a

Library reference collections	$1,000,000

Asset recognition thresholds for other entities within the TSS do not exceed the thresholds above.

Items with a cost or other value below each entity’s recognition threshold are expensed in the year of acquisition. Cost is determined as the value given as consideration, plus costs incidental to the acquisition including all other costs incurred in getting the assets ready for use. Training, marketing and advertising costs are expensed as incurred.

In accordance with AASB 116 Property, Plant and Equipment, administration and other general overhead costs are expensed in the year they are incurred. Overhauls and major inspections are only capitalised if it is probable that future economic benefits associated with them will flow to the entity and their cost can be measured reliably. Any remaining carrying amount of the cost of the previous inspection/overhaul (as distinct from physical parts) is derecognised.

Assets acquired at no cost or for nominal consideration that can be measured reliably, are recognised initially as assets and revenues at their fair value at the date of acquisition.

Recording and valuation

Land, buildings, infrastructure, major plant and equipment, heritage and cultural assets, and SCA assets are valued at fair value in accordance with AASB 13 Fair Value Measurement, AASB 116 and Queensland Treasury’s Non-Current Asset Policies for the Queensland Public Sector.

Other classes of assets are valued at cost which approximates fair value.

On initial recognition, all costs incurred in purchasing or constructing the asset and getting it ready for use are capitalised to the value of the asset. Costs also include the initial estimate of the costs of dismantling and restoring the site on which it is located, where that obligation is recognised and measured in accordance with AASB 137 Provisions, Contingent Liabilities and Contingent Assets.

Subsequent costs are added to the carrying amount of the asset when it improves the condition of the asset beyond its originally assessed standard of performance or capacity. Otherwise, subsequent costs are expensed.

Non-current physical assets measured at fair value are comprehensively revalued once every five years or as appropriate, with interim valuations using relevant indices being otherwise performed on an annual basis. Separately identified components of assets are measured on the same basis as the assets to which they relate.

Any revaluation increment arising on the revaluation of an asset is credited to the asset revaluation reserve for that class of assets, except to the extent it reverses a revaluation decrement for the class of assets previously recognised as an other economic flow included in the operating result. A decrease in the carrying amount on revaluation is charged as an other economic flow included in the operating result, to the extent it exceeds the balance of the relevant asset revaluation reserve for the same class of assets.

5-50	Audited Consolidated Financial Statements 2020–21 – Queensland Government

Notes to the Financial Statements

31.	Property, plant and equipment continued

Recognition and measurement continued

Recording and valuation continued

Items or components that form an integral part of an asset are recognised as a single asset (functional asset). The recognition threshold is applied to the aggregate cost of each functional asset. Energy entities’ easements are disclosed as part of property, plant and equipment because they are considered to be an integral part of the property, plant and equipment of those entities.

Land under roads

The value included in the balance of land under roads is approximately $63 billion (2020: $62.3 billion).

All land under roads acquired is recorded at fair value in accordance with AASB 13 and AASB 116 using an englobo basis based on the statutory land valuations (as agreed by all state Valuers-General in 2009).

The englobo method reflects the characteristics that would be taken into account by a potential buyer of land under roads that is made available for sale (after having the legislative restriction removed). Englobo valuation is inclusive of all potential land uses and assumes that if removal of the legislative restriction occurred, land under roads would revert to its original state before subdivision. The methodology is appropriate for all land under roads, regardless of its location or whatever type of road infrastructure (if any) is currently on it.

Fair value is determined by the State Valuation Services using an acceptable, reliable valuation methodology which is undertaken by multiplying the total area of land under roads within each local government area by the average statutory value of all freehold and leasehold land within the corresponding local government area. The statutory valuations for non-rural land are determined on the basis of site value, with the unimproved value used for rural land.

Property, plant and equipment held for rental

Items of property, plant and equipment that have been held for rental to others are routinely sold in the course of the State’s ordinary business. These assets are transferred to inventories at their carrying amount when they cease to be rented and become held for sale. Cash flows received from the subsequent sale of assets that were previously held for rental to others and cash paid to purchase these assets are recognised as operating activities rather than investing activities.

Right-of-use (ROU) assets

Right-of-use assets, including those from concessionary leases, are measured at cost on initial recognition, and are subsequently measured using the cost model. ROU assets are depreciated over the lease term, except where the State expects to obtain ownership of the asset at the end of the lease, in which case depreciation is over the useful life of the underlying asset.

The State has elected not to recognise ROU assets arising from short-term leases and leases of low value assets. The lease payments are instead expensed on a straight-line basis over the lease term. An asset is considered low value if it is expected to cost less than $10,000 when new.

Where a contract contains both lease and non-lease components such as asset maintenance services, the State allocates the contractual payments to each component on the basis of their stand-alone prices, except for leases of plant and equipment, where the State accounts for them as a single lease component. This is also the case for accommodation leases where the base rent is ‘all inclusive’ as the non-lease component cannot be reliably measured.

Audited Consolidated Financial Statements 2020–21 – Queensland Government	5-51

Notes to the Financial Statements

31.	Property, plant and equipment continued

Recognition and measurement continued

Recording and valuation continued

Right-of-use (ROU) assets continued

Details of major leasing activities

Commercial office accommodation - $1.9 billion

The State leases a portfolio of commercial accommodation, primarily through the Queensland Government Accommodation Office, represented by ROU assets (buildings).

These leases are negotiated on an individual basis and contain a wide range of different terms and conditions in order to achieve the best whole of Government outcome. The State is exposed to potential future increases in variable lease payments based on CPI or market rates, which make up approximately 12% of the portfolio and these are not included in the lease liability until they take effect. When adjustments to lease payments based on CPI or market rates do take effect, the lease liability is reassessed and adjusted against the ROU asset.

Extension options are included in the majority of office accommodation leases, however these are not included in the lease term assessed at commencement date due to the State not being reasonably certain that they will be used. In determining whether these options should be included in the lease term assessed at commencement date, the State considers its current office accommodation strategic plan and its history of exercising extension options. The lease term is reassessed if the State becomes reasonably certain that an extension option will be exercised.

The lease agreements do not impose any covenants other than the security interests in the leased assets that may be held by the lessor.

Buildings on Deed of Grant in Trust land - $820 million

The State has concessionary leases consisting of buildings on Deed of Grant in Trust land. These buildings are leased from a number of Aboriginal and Torres Strait Islander councils on below-market rental terms.

The leases facilitate the construction and/or refurbishment of properties on communal land in accordance with the National Partnership on Remote Housing, entered into between the Australian Government and the Queensland Government. The State is responsible for construction, upgrades, maintenance and insurance of the properties and the use of the properties is restricted to social housing purposes.

The State also entered into a lease during the year with Australian Unity for the Surgical, Treatment and Rehabilitation Services (STARS) facility. See Note 26 for further details.

Due to the adoption of AASB 1059 Service Concession Arrangements: Grantors this year, previously reported ROU assets at 30 June 2020 of $1.87 billion relating to the Toowoomba Bypass and Gold Coast Light Rail have been transferred to service concession assets – non-GORTO.

The accounting for the New Generation Rollingstock assets was also reviewed and a further $1.353 billion previously reported ROU assets at 30 June 2020 have been transferred to major plant and equipment and buildings, as the State has ownership of the assets throughout the term of the contract.

Interest expense on lease liabilities is disclosed in Note 13. Cash outflows for leases are disclosed in Note 40(b). The State’s expenses relating to short-term leases, leases of low value assets and variable lease payments are not material.

Service concession assets – non-GORTO

The State applied AASB 1059 for the first time in 2020-21; transitional policies and impacts are disclosed in Note 1(e).

Non-GORTO refers to those SCAs where the State pays the operator to construct, maintain and operate an asset that delivers public services. This is distinct from Grant of Right to Operate (GORTO) arrangements where the State grants the operator a right to charge for third party usage of the asset or a right to access a revenue-generating asset located on State land. Service concession assets and liabilities arising from GORTO arrangements are separately disclosed in Note 33 because they do not fit within the Government Finance Statistics framework.

5-52	Audited Consolidated Financial Statements 2020–21 – Queensland Government

Notes to the Financial Statements

31.	Property, plant and equipment continued

Recognition and measurement continued

Recording and valuation continued

Service concession assets – non-GORTO continued

The State’s non-GORTO arrangements at 30 June 2021 are the Toowoomba Bypass and Gold Coast Light Rail - G:link. More details about these arrangements can be found in Note 26.

Service concession assets are measured at current replacement cost on initial recognition or reclassification and are subsequently measured at fair value determined using current replacement cost. The assets are depreciated on a straight-line basis over their components’ useful lives which range from 29 to 82 years. The assets are categorised at level 3 in the fair value hierarchy. The valuation methodology and significant unobservable inputs are the same as for level 3 buildings and roads and track infrastructure, as disclosed in this note.

Impairment

Property, plant and equipment assets are assessed for indicators of impairment on an annual basis. If an indicator of possible impairment exists, the State determines the asset’s recoverable amount, being the higher of the asset’s fair value less costs to sell and current replacement cost. Any amount by which the asset’s carrying amount exceeds the recoverable amount is recorded as an impairment loss.

An impairment loss is recognised as an other economic flow included in the operating result, unless the asset is carried at a revalued amount. When assets are measured at a revalued amount, the impairment loss is offset against the asset revaluation surplus of the relevant class. Impairment losses are reversed when there is an indication that the impairment loss may no longer exist and there has been a change in the estimated recoverable amount.

Refer to Note 16 for further information on the State’s policy on impairment and for any impairment losses recognised in the Operating Statement.

Fair value measurement

Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date under current market conditions (i.e. an exit price) regardless of whether that price is directly derived from observable inputs or estimated using another valuation technique.

Observable inputs are publicly available data that are relevant to the characteristics of the assets/liabilities being valued. Observable inputs used by the State include, but are not limited to, published sales data for land and general office buildings.

Unobservable inputs are data, assumptions and judgements that are not available publicly but are relevant to the characteristics of the assets/liabilities being valued. Significant unobservable inputs used by the State include, but are not limited to, subjective adjustments made to observable data to take account of the characteristics of the State’s assets/liabilities, internal records of recent construction costs (and/or estimates of such costs) for assets’ characteristics/functionality, and assessments of physical condition and remaining useful life. Unobservable inputs are used to the extent that sufficient relevant and reliable observable inputs are not available for similar assets/liabilities.

A fair value measurement of a non-financial asset takes into account a market participant’s ability to generate economic benefits by using the asset in its highest and best use.

All assets and liabilities of the State for which fair value is measured or disclosed in the financial statements are categorised within the following fair value hierarchy, based on the data and assumptions used in the most recent specific appraisals:

–	Level 1: represents fair value measurements that reflect unadjusted quoted market prices in active markets for identical assets and liabilities;
–	Level 2: represents fair value measurements that are substantially derived from inputs (other than quoted prices included within level 1) that are observable, either directly or indirectly; and
–	Level 3: represents fair value measurements that are substantially derived from unobservable inputs.

None of the State’s valuations of non-financial assets are eligible for categorisation into level 1 of the fair value hierarchy.

More specific fair value information about the State’s property, plant and equipment is outlined below.

Audited Consolidated Financial Statements 2020–21 – Queensland Government	5-53

Notes to the Financial Statements

31.	Property, plant and equipment continued

Level 3 fair value reconciliation

General Government Sector

	Land		Buildings		Infrastructure		Major plant and
							equipment
	2021	2020	2021	2020	2021	2020	2021	2020
	$M	$M	$M	$M	$M	$M	$M	$M

Carrying amount at beginning of year	13,709	13,488	35,237	32,716	62,159	57,335	1,104	857
Acquisitions	9	5	725	758	-	-	-	-
Disposals	(52)	(28)	(22)	(78)	(3)	(3)	-	-
Revaluation increments/(decrements)	925	112	1,295	1,256	2,205	3,635	19	14
Depreciation and amortisation	-	-	(1,598)	(1,528)	(988)	(1,013)	(41)	(37)
Net asset transfers	7	132	651	2,114	1,135	2,204	47	270

Carrying amount at end of year	14,597	13,709	36,288	35,237	64,508	62,159	1,130	1,104

	Heritage and cultural		SCA – non-GORTO		ROU assets		Total
	assets
	2021	2020	2021	2020	2021	2020	2021	2020
	$M	$M	$M	$M	$M	$M	$M	$M

Carrying amount at beginning of year	1,542	1,514	2,209	1,626	-	682	115,960	108,217
Acquisitions	6	7	-	-	-	-	740	771
Disposals	-	-	-	-	-	-	(77)	(109)
Revaluation increments/(decrements)	56	51	136	15	-	-	4,636	5,083
Depreciation and amortisation	(21)	(37)	(52)	(54)	-	-	(2,698)	(2,670)
Net asset transfers	(26)	7	-	622	-	(682)	1,814	4,667

Carrying amount at end of year	1,557	1,542	2,293	2,209	-	-	120,373	115,960

5-54	Audited Consolidated Financial Statements 2020–21 – Queensland Government

Notes to the Financial Statements

31.	Property, plant and equipment continued

Level 3 fair value reconciliation continued

Total State Sector
	Land		Buildings		Infrastructure		Major plant and
							equipment
	2021	2020	2021	2020	2021	2020	2021	2020
	$M	$M	$M	$M	$M	$M	$M	$M

Carrying amount at beginning of year	14,987	14,702	37,349	34,614	115,304	111,790	1,850	1,653
Acquisitions	10	5	725	762	63	250	-	-
Disposals	(56)	(30)	(35)	(82)	(42)	(21)	-	-
Revaluation increments/(decrements)	953	109	1,404	1,266	2,243	3,439	218	(15)
Impairment (losses)/reversals	(6)	(7)	(10)	(13)	(130)	(908)	-	-
Depreciation and amortisation	-	-	(1,728)	(1,654)	(3,010)	(3,094)	(84)	(84)
Net asset transfers	(5)	208	708	2,455	2,782	3,848	106	297

Carrying amount at end of year	15,882	14,987	38,412	37,349	117,209	115,304	2,090	1,850

	Heritage and cultural		SCA – non-GORTO		ROU assets		Total
	assets
	2021	2020	2021	2020	2021	2020	2021	2020
	$M	$M	$M	$M	$M	$M	$M	$M

Carrying amount at beginning of year	1,542	1,514	2,209	1,626	-	682	173,240	166,581
Acquisitions	6	7	-	-	-	-	804	1,025
Disposals	-	-	-	-	-	-	(133)	(133)
Revaluation increments/(decrements)	56	51	136	15	-	-	5,009	4,864
Impairment (losses)/reversals	-	-	-	-	-	-	(147)	(928)
Depreciation and amortisation	(21)	(37)	(51)	(54)	-	-	(4,895)	(4,924)
Net asset transfers	(26)	7	-	622	-	(682)	3,565	6,755

Carrying amount at end of year	1,557	1,542	2,293	2,209	-	-	177,444	173,240

Audited Consolidated Financial Statements 2020–21 – Queensland Government	5-55

Notes to the Financial Statements

31.	Property, plant and equipment continued

Level 3 significant valuation inputs and relationship to fair value

General Government Sector
Description	Fair value 2021	Significant unobservable inputs
	$M

Land	14,597

Level 3 land assets are mainly held by the Department of Resources and Department of Environment and Science. These assets are classified as reserves, unallocated state land, national parks and leasehold land.

The valuation of reserves and unallocated state land is based, where possible, on recent sales in the general location of the land, adjusted for specific attributes of, and restrictions on, the land being valued. As such, the most significant unobservable input into the valuation of reserves and unallocated state land is the valuers’ professional judgement applied in determining the fair value.

National park land is valued with reference to sales of land with a similar topography and location. This market data is adjusted by the valuer to reflect the nature of restrictions upon national park land. Accordingly, the most significant input to the valuation of national park land is the valuers’ judgement in relation to the adjustments potential market participants would make to the price paid for this land in light of the restrictions.

Leasehold land is valued using the present value of the future income from leases over the land. In calculating the value of leasehold land, the discount rate applied to the leases is a significant unobservable input.

Buildings	36,288

Buildings classified as Level 3 are those which, due to their specialised nature and/or construction, do not have an active market. These assets are generally valued using a current replacement cost approach.

Within level 3 buildings, major sub-groups exist which are valued using similar methods. The most significant of these groups are schools and early childhood buildings, correctional centres, court houses and juvenile justice facilities, health services buildings (including hospitals) and social housing.

Schools and early childhood buildings are valued on a current replacement cost basis, utilising published current construction costs for the standard components of the buildings. Adjustment and allowances are made for specialised fit out requirements and more contemporary construction/design approaches. Significant judgement is also required in determining the remaining service life of these buildings.

Correctional centres, court houses and juvenile justice facilities are valued using a current replacement cost approach. Significant inputs into this approach are construction costs, locality allowances for regional and remote facilities, remaining useful life and current condition assessments.

Social housing is valued using market based inputs. However, because multi-unit properties do not have separate titles, significant adjustments are made by valuers. Significant unobservable inputs to the valuers’ adjustments are the discount rate applied to represent the cost of obtaining strata title.

Health services buildings (including hospitals) are valued using current replacement cost. In determining the replacement cost of each building, the estimated replacement cost of the asset, or the likely cost of construction including fees and on costs at the valuation date, is assessed based on historical records and adjusted for contemporary design/construction practices. The resulting values are adjusted using published locality indices to allow for regional and remote location. The valuers apply professional judgement in assessing the assets’ current condition and remaining service lives.

5-56	Audited Consolidated Financial Statements 2020–21 – Queensland Government

Notes to the Financial Statements

31.	Property, plant and equipment continued

Level 3 significant valuation inputs and relationship to fair value continued

General Government Sector continued
Description	Fair value 2021	Significant unobservable inputs
	$M

Infrastructure SCA - non-GORTO	64,508 2,293

Level 3 infrastructure within the GGS is primarily roads held by the Department of Transport and Main Roads, and roads and tracks within National Park and State Forest land. Due to their specialised nature and the lack of an active market for infrastructure, these assets are valued using a current replacement cost methodology. Assets in the SCA non-GORTO class are mainly the Gold Coast Light Rail and Toowoomba Second Range Crossing and are measured at fair value using the same valuation methodology as infrastructure assets.

Road infrastructure, and roads, tracks and rail are valued based on a combination of raw materials and other costs of construction compiled by an external expert and internal assumptions based on engineering professional judgement. As part of this process, road stereotypes (ranging from unformed roads through to major motorways) are assigned to each road segment and are further defined by variables such as terrain, environment, surface types and costing regions. These inputs are also adjusted for contemporary technology and construction techniques. Accordingly, the most significant unobservable input to the valuation of roads is the calculated replacement cost which is heavily reliant upon engineers’ and valuers’ professional judgement.

Major plant and equipment	1,130	Major plant and equipment in the GGS is primarily New Generation Rollingstock assets held by the Department of Transport and Main Roads.

Rollingstock is valued using a current replacement cost approach. The significant unobservable inputs to the valuation of rollingstock are estimated costs to replace existing assets and the assumptions made about current asset condition and remaining useful life.

Heritage and cultural assets	1,557

Heritage and cultural assets are mainly comprised of unique or iconic items which are considered to be of historical or cultural significance. These assets are primarily held by the Queensland Art Gallery and the Queensland Museum. While some of these items are able to be traded, such transactions are highly individualised and accordingly it is not considered that there is an active market for these types of assets.

Collections held by the Queensland Art Gallery and Queensland Museum are largely valued on an individual basis with reference to recent transactions in similar works or the cost of replicating or recollecting items. Due to the unique nature of these items, despite some reliance on recent transactions in similar items, the most significant input to the valuation of collections held by the Queensland Art Gallery and Queensland Museum is the professional judgement of the valuer.

Audited Consolidated Financial Statements 2020–21 – Queensland Government	5-57

Notes to the Financial Statements

31.	Property, plant and equipment continued

Level 3 significant valuation inputs and relationship to fair value continued

Total State Sector

Description	Fair value 2021 $M	Significant unobservable inputs

Infrastructure SCA - non-GORTO	117,209 2,293	In addition to the infrastructure assets identified above in the GGS, level 3 infrastructure and SCA non-GORTOs for the TSS includes rail, ports, electricity and water infrastructure assets.

The majority of water infrastructure assets (mainly Seqwater) are valued using an income-based approach. Unobservable inputs in this type of valuation include assumptions about future market conditions and selection of an appropriate discount rate. The discount rate is a significant unobservable input to the valuation of water infrastructure.

Port infrastructure has been largely valued using an income-based approach. Inherent in this valuation process are assumptions in relation to future operating cash flows, projected capital replacement and selection of an appropriate discount rate (equal to the Weighted Average Cost of Capital) for the organisation holding the assets. The discount rate has a significant impact upon the final valuation and, being based upon professional judgement, is an unobservable input.

The valuation of electricity distribution and transmission infrastructure is undertaken using an income-based approach. Being regulated assets, significant professional judgement is required in forecasting future cash flows. The significant unobservable inputs affecting the valuation of electricity infrastructure include assumptions about future revenue cash flows, future capital expenditure requirements and selection of an appropriate discount rate.

The valuation of National Electricity Market connected power stations is based on an income approach using a pre-tax nominal cash flow and discount rate model and various demand, supply and Renewable Energy Target scenarios. The significant unobservable inputs affecting the valuation include assumptions about electricity spot prices, contract load and premium and discount rate.

The majority of rail infrastructure is valued using a current replacement cost methodology except for regional freight assets which are valued on a discounted cash flow basis. The significant unobservable inputs to the current replacement cost valuation are costs to replace existing assets and the assessments of current asset condition and remaining useful life.

Major plant and equipment	2,090

Major plant and equipment in the TSS, in addition to that in the GGS, is primarily Queensland Rail rollingstock.

Rollingstock is valued using a current replacement cost approach. The significant unobservable inputs to the valuation of rollingstock are estimated costs to replace existing assets and the assumptions made about current asset condition and remaining useful life.

Assets not recognised

The following assets are not recognised in the Balance Sheet:

Railway corridor land

Under the Transport Infrastructure Act 1994, railway corridor land was rendered State land under the control of the Department of Resources which, for reporting purposes, recorded the land at nil value. This land is on-leased to Queensland Rail via the Department of Transport and Main Roads at no cost.

5-58	Audited Consolidated Financial Statements 2020–21 – Queensland Government

Notes to the Financial Statements

31.	Property, plant and equipment continued

Total State Sector continued

Library collections

Purchases for common use collections are expensed as they are incurred, except for the State Library’s Library Collection. Purchases for this collection are capitalised and held at fair value in accordance with Queensland Treasury’s Non-Current Asset Policies for the Queensland Public Sector, except for certain heritage assets whose value cannot be reliably measured.

User funded assets

Certain wharf facilities, bulk sugar terminals, bulk molasses terminals, bulk grain terminals and grain loading facilities have been constructed on land controlled by Queensland port corporations. These assets are not included in the Balance Sheet as users of the assets have either fully or partially funded these facilities and they are either not considered to be controlled by the corporations or no income will flow from the facilities.

Heritage assets

Certain heritage assets, including artefacts, memorabilia and other historical objects held by agencies, have not been valued or included in the Balance Sheet because of the unique nature of the items and the difficulty in determining a reliable value.

Audited Consolidated Financial Statements 2020–21 – Queensland Government	5-59

Notes to the Financial Statements

32. Intangibles

General Government Sector
	Gross		Accumulated Amortisation		Written down value

	2021	2020	2021	2020	2021	2020
	$M	$M	$M	$M	$M	$M

Software development	2,238	2,094	(1,380)	(1,378)	858	716
Purchased software	343	353	(278)	(274)	65	79
Other	59	61	(28)	(29)	31	33

	2,639	2,508	(1,686)	(1,681)	953	828

Total State Sector
	Gross		Accumulated Amortisation		Written down value

	2021	2020	2021	2020	2021	2020
	$M	$M	$M	$M	$M	$M

Software development	3,782	3,427	(2,247)	(2,161)	1,534	1,267
Purchased software	681	689	(500)	(498)	181	191
Licences and rights	116	116	(103)	(103)	13	13
Other	367	365	(179)	(173)	187	193

	4,945	4,598	(3,030)	(2,934)	1,915	1,664

Intangible assets are recognised in accordance with AASB 138 Intangible Assets. Software is classified as an intangible asset, rather than property, plant and equipment unless it is an integral part of the related hardware.

Internally generated goodwill, brands and items of similar substance, as well as expenditure on initial research, are specifically excluded from being recognised in the Balance Sheet.

In accordance with the Non-Current Assets Policies for the Queensland Public Sector, the recognition threshold for departments and statutory bodies is $100,000. Items with a lesser value are expensed. The threshold for other entities does not exceed this amount.

Internally generated intangible assets are only revalued where an active market exists for the asset in question, otherwise they are measured at cost.

For information on impairment policies, refer to Note 16.

5-60	Audited Consolidated Financial Statements 2020–21 – Queensland Government

Notes to the Financial Statements

33.	Service Concession Arrangements – GORTO

	General Government		Total State
	2021	2020	2021	2020
	$M	$M	$M	$M
Service concession assets - GORTO
Gross	11,564	11,531	11,564	11,531
Less: Accumulated depreciation	1,625	1,501	1,625	1,501
	9,939	10,030	9,939	10,030

Service concession assets - GORTO movement reconciliation:
Carrying amount at beginning of year	10,030	9,871	10,030	9,871
Net revaluation increments	75	291	75	291
Depreciation expense	(134)	(132)	(134)	(132)
Transfers	(32)	-	(32)	-
Carrying amount at end of year	9,939	10,030	9,939	10,030

Service concession liabilities - GORTO
Carrying amount at beginning of year	7,867	8,101	7,867	8,101
Amortisation	(233)	(234)	(233)	(234)
Carrying amount at end of year	7,633	7,867	7,633	7,867

Refer Note 1(e) for the accounting policy for GORTO assets and liabilities. The assets are depreciated over their useful lives and the liabilities (which are unearned revenue) are amortised over the terms of the SCAs. The net Operating Statement impact is reflected in Note 20.

Refer Note 26 for further details of individual GORTO arrangements.

34.	Other non-financial assets

	General Government		Total State
	2021	2020	2021	2020
	$M	$M	$M	$M
Current
Prepayments	528	482	632	605
Other	63	62	75	68
	591	543	707	673
Non-current
Prepayments	216	213	237	234
Other	8	8	9	9
	224	221	245	243

	815	764	952	916

Other non-financial assets primarily represent prepayments by the State. These prepayments include salaries and wages, grant payments, prepayments under finance lease agreements and payments of a general nature made in advance.

Audited Consolidated Financial Statements 2020–21 – Queensland Government	5-61

Notes to the Financial Statements

35.	Payables

	General Government		Total State
	2021	2020	2021	2020
	$M	$M	$M	$M
Current
Trade creditors	2,352	2,088	3,672	2,937
Grants and other contributions	299	1,607	250	1,562
GST payable	50	49	138	123
Other payables	1,899	1,832	1,987	1,925
	4,600	5,575	6,047	6,548
Non-current
Trade creditors	120	103	169	146
Other payables	5	5	7	6
	125	108	176	152

	4,725	5,683	6,223	6,700

Payables mainly represent amounts owing for goods and services provided to the State prior to the end of the financial year. The amounts are unsecured, are usually paid within 30 days of recognition and are non-interest bearing.

Payables are recognised at amortised cost using the effective interest rate method.

36.	Employee benefit obligations

(a)	Superannuation liability

	General Government		Total State
	2021	2020	2021	2020
	$M	$M	$M	$M
Current
Superannuation (refer Note 48)	1,808	1,764	1,808	1,764
Judges’ pensions (refer Note 48)	27	26	27	26
	1,836	1,789	1,836	1,789
Non-current
Superannuation (refer Note 48)	24,359	25,033	24,086	24,881
Judges’ pensions (refer Note 48)	1,127	977	1,127	977
	25,486	26,010	25,213	25,858

	27,322	27,800	27,049	27,648

The State recognises a superannuation liability in respect of the various employees’ accrued superannuation benefits and represents the difference between the net market value of plan assets and the estimated accrued superannuation benefits at year end.

The present value of the accrued benefits is calculated using the projected unit credit method and represents the actuarial value of all benefits that are expected to become payable in the future in respect of contributions made or periods of service completed prior to the valuation date, allowing for future salary increases.

The costs of providing future benefits to employees are recognised over the period during which employees provide services. All superannuation plan costs, excluding actuarial gains and losses, are recognised in the Operating Statement. Actuarial gains and losses are recognised directly in equity on an annual basis and represent experience adjustments (the effects of differences between the previous actuarial assumptions and what has actually occurred e.g. investment returns on plan assets) and the effects of changes in actuarial assumptions underlying the valuation.

For the State Public Sector Superannuation Scheme (QSuper), expected future payments are discounted using market yields at the reporting date on Government bonds with terms to maturity that match the estimated future cash outflows. The gross discount rate for 10 year Commonwealth bonds at 30 June 2021 was 1.5% (2020: 0.9%).

5-62	Audited Consolidated Financial Statements 2020–21 – Queensland Government

Notes to the Financial Statements

36.	Employee benefit obligations continued

(a)	Superannuation liability continued

Superannuation/retirement benefit obligations continued

Employees in the electricity industry contribute to an industry multiple employer superannuation fund, Energy Super Fund (ESF). The ESF uses discount rates that are more closely aligned to the corporate bond rate (refer Note 48).

Future taxes are part of the provision of the existing benefit obligations and are taken into account in measuring the net liability or asset.

(b)	Other employee benefits

	General Government		Total State
	2021	2020	2021	2020
	$M	$M	$M	$M
Current
Salary and wages payable	609	864	743	957
Annual leave	2,466	2,229	2,729	2,486
Long service leave	622	547	1,156	1,068
Other employee entitlements	56	112	169	207
	3,753	3,752	4,797	4,719
Non-current
Long service leave	5,147	4,566	5,206	4,621
Other employee entitlements	14	9	26	20
	5,160	4,576	5,232	4,640

	8,914	8,327	10,029	9,359

Wages, salaries and sick leave

Liabilities for wages and salaries are accrued at year end. For most agencies, sick leave is non-vesting and is expensed as incurred. Liabilities have been calculated based on wage and salary rates at the date they are expected to be paid and include related on-costs.

Annual leave

The Annual Leave Central Scheme (ALCS) was established on 30 June 2008 to centrally fund annual leave obligations of departments, commercialised business units and shared service providers. Members pay a levy equal to their accrued leave cost into the scheme and are reimbursed by the scheme for annual leave payments made to their employees. Entities that do not participate in the ALCS continue to determine and recognise their own leave liabilities.

The State’s annual leave liability has been calculated based on wage and salary rates at the date they are expected to be paid and includes related on-costs. In accordance with AASB 119 Employee Benefits, where annual leave is not expected to be paid within 12 months, the liability is measured at the present value of the future cash flows.

Long service leave

From 1 July 2019, a levy of 2.35% of salary and wages costs is paid by participating agencies (predominantly Government departments) into the Long Service Leave Central Scheme which was introduced in 1999-2000. Amounts paid to employees for long service leave are then claimed from the scheme as a reimbursement. The liability is assessed annually by the State Actuary.

The valuation method used incorporates consideration of expected future wage and salary levels, experience of employee departures and periods of service. On-costs have been included in the liabilities and expenses for the Long Service Leave Central Scheme. These amounts have not been separately identified as they are not material in the context of the State’s overall employee entitlement liabilities.

The State’s long service leave provisions are calculated in accordance with AASB 119 using yield rates of Government bonds at reporting date and actuarial assumptions which are mutually compatible. The gross discount rate for 10 year Commonwealth bonds at 30 June 2021 was 1.5% (2020: 0.9%).

Entities that do not participate in the Long Service Leave Central Scheme determine their liability for long service leave based on the present value of estimated future cash outflows to be made.

Audited Consolidated Financial Statements 2020–21 – Queensland Government	5-63

Notes to the Financial Statements

36.	Employee benefit obligations continued

(b)	Other employee benefits continued

Termination benefits

Termination benefits are payable when employment is terminated before the normal retirement date or when an employee accepts a voluntary redundancy in exchange for these benefits. The State recognises termination benefits when it is demonstrably committed to either terminating the employment of employees according to a detailed formal plan without possibility of withdrawal or providing termination benefits as a result of an offer made to encourage voluntary redundancy. Benefits falling due more than 12 months after balance date are discounted to present value.

37.	Deposits, borrowings and advances, securities and derivatives

(a)	Deposits held

	General Government		Total State
	2021	2020	2021	2020
	$M	$M	$M	$M
Current
Deposits at fair value through profit or loss	-	-	6,388	7,172
Interest bearing security deposits	-	-	12	12
	-	-	6,399	7,185

(b) Advances received
	General Government		Total State
	2021	2020	2021	2020
	$M	$M	$M	$M
Current
Commonwealth	39	67	39	67
Public Non-financial Corporations	1,135	1,491	-	-
	1,174	1,558	39	67
Non-current
Commonwealth	261	286	261	286
	1,435	1,845	300	354

(c) Borrowing with QTC
	General Government		Total State
	2021	2020	2021	2020
	$M	$M	$M	$M

Current	37	61	-	-
Non-current	46,116	37,509	-	-
	46,153	37,570	-	-

At 30 June 2021, $2.26 billion (2020: nil) was held in a redraw facility, offsetting borrowing with QTC in the Balance Sheet.

5-64	Audited Consolidated Financial Statements 2020–21 – Queensland Government

Notes to the Financial Statements

37.	Deposits, borrowings and advances, securities and derivatives continued

(d)	Leases and other loans

	General Government		Total State
	2021	2020	2021	2020
	$M	$M	$M	$M
Current
Lease liability	474	456	540	521
SCA - non-GORTO liabilities	33	30	33	30
Loans - other	25	34	105	119
	532	520	679	670
Non-current
Lease liability	2,719	2,559	3,159	3,045
SCA - non-GORTO liabilities	661	694	661	694
Loans - other	3,792	2,712	4,107	2,974
	7,172	5,965	7,926	6,713

Lease liabilities are effectively secured, as the rights to the leased assets revert to the lessor in the event of a default. Interest on finance leases is recognised as an expense as it accrues.

(e)     Securities and derivatives

	General Government		Total State
	2021	2020	2021	2020
	$M	$M	$M	$M
Current
Government securities issued	-	-	8,112	14,513
Derivatives
Cash flow hedges	-	-	253	116
Other derivatives	-	-	590	800
	-	-	8,956	15,429
Non-current
Government securities issued	-	-	114,271	98,362
Derivatives
Cash flow hedges	-	-	94	23
Other derivatives	220	198	867	1,212
	220	198	115,232	99,596

	220	198	124,189	115,025

Financial liabilities disclosed above are classified as either financial liabilities held at amortised cost or as financial liabilities at fair value through profit or loss. The carrying amount of financial liabilities in each of the categories is disclosed in Note 47.

Financial liabilities held at amortised cost

Financial liabilities held at amortised cost are initially measured at fair value plus any directly attributable transaction costs and subsequently measured at amortised cost using the effective interest method.

Financial liabilities measured at amortised cost include interest bearing security deposits, borrowing with QTC, advances from the Australian Government and PNFCs, lease liabilities, service concession liabilities and other loans (except those held by QTC). The borrowing with QTC and advances from PNFCs are eliminated on consolidation of the TSS.

Financial liabilities at fair value through profit or loss

Financial liabilities are categorised as fair value through profit or loss if they are classified as held for trading or designated so upon initial recognition. Financial liabilities at fair value through profit or loss are valued at fair value at balance date. Unrealised gains and losses are brought to account as other economic flows included in the operating result.

Audited Consolidated Financial Statements 2020–21 – Queensland Government	5-65

Notes to the Financial Statements

37.	Deposits, borrowings and advances, securities and derivatives continued

Financial liabilities at fair value through profit or loss continued

Financial liabilities at fair value through profit or loss include deposits and other loans held by QTC, Government securities issued by QTC, and derivatives. In relation to deposits, income derived from their investment accrues to depositors daily. The amount shown in the Balance Sheet represents the market value of deposits held at balance date. Collateral held and securities which are sold under agreements to repurchase are disclosed as deposits.

Government securities issued include short-term treasury notes, Australian bonds and floating rate notes principally raised by QTC.

Derivative financial instruments

The State, through its controlled entities, enters into derivative financial instruments in the normal course of business in order to hedge exposure to movements in interest rates, electricity prices and foreign currency exchange rates. GGS holds an electricity derivative instrument related to renewable solar energy investment projects.

Derivative financial instruments are initially recognised at fair value on the date a derivative contract is entered into and are subsequently remeasured to their fair value at each reporting period.

Derivative instruments are used to hedge the State’s exposures to interest rate, foreign currency, commodity prices and credit risks as part of asset and liability management activities. In addition, they may also be used to deliver long term floating rate or fixed rate exposure. Derivatives that meet certain criteria may be designated as either hedges of the fair value of recognised assets or liabilities or firm commitments (fair value hedges) or as hedges of the cash flows of recognised assets and liabilities and highly probable forecast transactions (cash flow hedges). Gains or losses on fair value hedges are recognised as other economic flows included in the operating result. Gains or losses on the effective portion of cash flow hedges are recognised directly in the hedge reserve in equity, while the ineffective portion is recognised immediately as other economic flows included in the operating result.

Amounts taken to the hedge reserve in equity are transferred to the operating result when the hedged transaction affects the operating result, such as when a forecast sale or purchase occurs, or when the hedge becomes ineffective. Where the forecast transaction that is hedged results in recognising a non-financial asset or liability, the gains or losses previously deferred in equity are transferred to the carrying amount of the asset or liability.

When a hedging instrument expires or is sold or terminated, or when a hedge no longer meets the criteria for hedge accounting, any cumulative gain or loss existing in equity at that time remains in equity and is recognised in the operating result or in the carrying amount of an asset or liability when the forecast transaction occurs. When a forecast transaction is no longer expected to occur, the cumulative gain or loss that was reported in equity is immediately transferred to the operating result.

All derivatives are carried as assets when fair value is positive and liabilities when fair value is negative. Derivative assets are disclosed in Note 24(a) and derivative liabilities are disclosed in part (e) of this note. Derivative instruments used by the State include options, futures contracts, electricity derivative contracts, forward starting loans, forward rate agreements, foreign exchange contracts, cross currency swaps and interest rate swaps. Some derivatives qualify for cash flow hedge accounting as detailed below.

(i) Cash flow hedges

Risk management strategy

The State applies hedging accounting on eligible electricity derivatives (mostly price swaps, futures, and options) that are used to protect against movements in the price of electricity. The economic relationship is determined by matching the critical terms, such as forecasted volume and time period, between the hedging instrument and the hedged item. The hedge ratio for these hedging relationships is intended to be 100 per cent. However, the inherent variability in the volume of electricity demand and sales means that actual sales and purchases volumes can vary from the forecasts. These variances are the main source of hedge ineffectiveness.

The State also enters into forward exchange contracts and cross currency swaps to protect against foreign exchange movements. The total amount of these derivatives is not material.

5-66	Audited Consolidated Financial Statements 2020–21 – Queensland Government

Notes to the Financial Statements

37.	Deposits, borrowings and advances, securities and derivatives continued

Derivative financial instruments continued

(i) Cash flow hedges continued

Amount, timing and uncertainty of future cash flows

The electricity derivatives are recognised at trade date and settled net, with the majority of cash flows expected within six years. The nominal amount of electricity hedges outstanding and their price ranges are as follows:

Total State Sector

	Nominal quantity	Price range
	GWh	$ / MWh

2021
Electricity derivatives designated as cash flow hedges of electricity sales	32,117	31 to 120
Electricity derivatives designated as cash flow hedges of electricity purchases	9,653	32 to 89

2020
Electricity derivatives designated as cash flow hedges of electricity sales	33,674	33 to 102
Electricity derivatives designated as cash flow hedges of electricity purchases	7,505	34 to 145

Effects of hedge accounting on financial position and performance

	Total State
	2021	2020
	$M	$M

Carrying amount of hedging instruments - assets	122	589
Carrying amount of hedging instruments - liabilities	348	141

Change in fair value of hedging instruments - gain/(loss) - for calculating hedge ineffectiveness	(790)	764
Change in value of hedged items - gain/(loss) - for calculating hedge ineffectiveness	768	(763)
Hedge ineffectiveness recognised in profit or loss (See Note 16)	6	1
Cash flow hedge reserve reconciliation:
Opening balance	400	(248)
Effective portion of hedging gains or losses recognised in equity	(765)	763
Amounts reclassified to profit or loss - hedged item has affected profit or loss [1]	40	(122)
Amounts reclassified to profit or loss - hedged future cash flows no longer expected to occur	10	8
Amounts included in the carrying amount of a non-financial asset or liability	1	(1)

Closing balance	(314)	400

1 Reclassification adjustments are included in sales of goods and services (for sales) in Note 5 or other operating expenses (for purchases) in Note 11.

The closing balance of the cash flow hedge reserve relates to continuing hedges, with the exception of $39 million losses (2020: $31 million gains) that relates to hedge relationships for which hedge accounting is no longer applied.

No amounts were recognised in or transferred from hedging reserves by GGS entities in 2021 or 2020.

Audited Consolidated Financial Statements 2020–21 – Queensland Government	5-67

Notes to the Financial Statements

37.	Deposits, borrowings and advances, securities and derivatives continued

Derivative financial instruments continued

(ii) Derivatives which do not qualify for hedge accounting

Certain derivatives do not qualify for hedge accounting as they are held for trading or not designated as hedges. These instruments typically include some electricity derivatives such as swaps, caps and options and environmental derivatives contracts, such as forward contracts and options. Interest rate swaps, forward rate agreements, options and credit default swaps are also used to hedge exposure to interest rate movements, foreign currency and credit risks but are not hedge accounted.

38.	Provisions

	General Government		Total State
	2021	2020	2021	2020
	$M	$M	$M	$M
Current
Outstanding claims
Workers’ compensation	-	-	1,506	1,394
Other	216	230	228	240
Onerous contracts	-	-	23	11
National Injury Insurance Scheme Queensland	-	-	108	50
Queensland Government Insurance Fund	372	436	372	436
Other	218	315	299	414
	807	980	2,536	2,545

Non-current
Outstanding claims
Workers’ compensation	-	-	2,392	2,093
Other	1,093	1,355	1,110	1,368
Onerous contracts	-	-	114	51
National Injury Insurance Scheme Queensland	-	-	3,043	2,388
Queensland Government Insurance Fund	3,128	2,188	3,128	2,188
Other	340	320	1,053	1,401
	4,561	3,863	10,840	9,489

	5,368	4,843	13,376	12,034

Provisions are recognised when there is a present legal or constructive obligation as a result of past events, it is probable that an outflow of resources will be required to settle the obligation and the amount has been reliably estimated. Where there are a number of similar obligations, the likelihood that an outflow will be required is determined by considering the class of obligations as a whole. Provisions are measured at the present value of the estimate of the expenditure required to settle the present obligation at the reporting date. The discount rate used to determine the present value reflects current market assessment of the time value of money and risks specific to the liability.

Outstanding claims

The liability for outstanding claims is measured as the present value of expected future payments, the majority of which are actuarially assessed. The liability includes outstanding claim recoveries and reinsurance receivables.

In accordance with AASB 1023 General Insurance Contracts, the claims liability includes a risk margin in addition to expected future payments. These liabilities are discounted for the time value of money using risk-free discount rates that are based on current, observable, objective rates.

5-68	Audited Consolidated Financial Statements 2020–21 – Queensland Government

Notes to the Financial Statements

38.	Provisions continued

Outstanding claims continued

(i) Workers’ Compensation

WorkCover Queensland is the main provider of workers’ compensation insurance in Queensland. The discount rate applied to Workers’ Compensation gross outstanding claims as at 30 June 2021 was 1.8% (2020: 1.3%) and the inflation rate was 2.5% (2020: 2.3%). The risk margin applied was 9% (2020: 10%).

(ii) National Redress Scheme for Survivors of Institutional Child Sexual Abuse (National Redress Scheme)

The National Redress Scheme for Survivors of Institutional Child Sexual Abuse commenced on 1 July 2018 with Queensland Government participation from 19 November 2018. The Scheme will run for 10 years and will provide eligible applicants support through a monetary payment capped at $150,000.

The provision for the National Redress Scheme includes an estimate of Queensland’s future payments to the Commonwealth including amounts for monetary payments, counselling, psychological care, legal and administrative costs and offsets for payments previously made to survivors under the Forde Redress Scheme and the proportion of survivors estimated to pursue civil damages instead of a monetary payment under the National Redress Scheme.

(iii) National Injury Insurance Scheme Queensland (NIISQ)

NIISQ was established on 1 July 2016 to provide ongoing lifetime treatment, care and support services for people who sustain eligible, serious personal injuries in a motor vehicle accident on or after 1 July 2016, regardless of fault.

The NIISQ is funded via a levy which Queensland motorists pay in conjunction with their Compulsory Third Party (CTP) premium and registration. The levy is set annually and is based on actuarial advice to fully fund present and likely future liabilities of the scheme. Scheme liabilities are long term in nature and estimates of costs are sensitive to underlying financial assumptions for inflation and the discount rate. Actuarial assumptions underpinning the levy adopt long-term assumptions for inflation and the discount rate to support year to year levy stability (3.2% p.a. and 4.0% p.a. respectively for 2020-21).

NIISQ provisions are assessed annually by independent actuaries and are measured in accordance with AASB 137 as the present value of the expected future payments for claims of the NIISQ incurred up to 30 June 2021, including claims incurred but not reported. The estimate of the NIISQ provision is based on market consistent assumptions of 2.9% p.a. inflation and the discount rate of 2.7% p.a. as at 30 June 2021 (2.9% and 2.5% respectively for 2020).

(iv) Queensland Government Insurance Fund (QGIF)

QGIF was established as a centrally managed self-insurance fund for the State’s insurable liabilities covering property, medical and other liabilities and is an administrative arrangement within the Consolidated Fund. QGIF aims to improve the management of insurable risks through identifying, providing for and funding the Government’s insurance liabilities. Participating Government agencies pay premiums into the fund to meet the cost of claims and future insurable liabilities. QGIF outstanding claim liabilities are reported at the whole of Government level, with claims paid out of Queensland Treasury’s Administered accounts.

The State’s QGIF provisions are actuarially assessed annually and are calculated in accordance with AASB 137. The liabilities relate to all claims incurred prior to 30 June 2021 and include an estimate of the cost of claims that are incurred but not reported. Expected future payments are discounted using yields on Commonwealth bonds. This risk free discount rate applied as at 30 June 2021 was 1.4% (2020: 0.9%).

The increase in the provisions is mainly attributed to an increase in the provision for historical child sexual abuse claims.

(v) Queensland Floods

In 2020, the State took up a provision in relation to the 2011 South-east Queensland Floods Class Action against the State. During 2021, a settlement with the Plaintiff (approved by the Court) agreed a final payment by the State and SunWater Limited. Refer to Note 44 for a post balance date event in relation to Seqwater’s liability.

Audited Consolidated Financial Statements 2020–21 – Queensland Government	5-69

Notes to the Financial Statements

38.	Provisions continued

Other provisions

(i) Power Purchase/Pooling Agreement provisions

A provision for onerous contracts has been realised in relation to long-term power purchase/pooling agreements (PPAs) when the unavoidable costs of meeting the ongoing obligations under these agreements exceed the expected benefits to be received. The provision for onerous contracts reflects the net present value of the least net cost of exiting these onerous PPAs, which is the lower of the cost of fulfilling the agreements or the compensation payable, as defined in these agreements, for early termination.

An onerous contract provision exists in relation to the Gladstone Interconnection and Power Pooling Agreement and was remeasured upwards by $71 million (2020: decrease of $138 million) during the year due to a change in future years’ cash flow assumptions.

The extent of the future losses from the PPAs will depend on future wholesale pool prices as well as the need for the State to meet its network support obligations. The future level of Queensland wholesale pool prices remains significantly uncertain. The critical determinants of future pool prices will be the bidding behaviour of participants in the National Electricity Market, load growth, network reliability and the introduction of new generation capacity. The discount rate used reflects current market assessments of the time value of money and the risks specific to these obligations.

(ii) Restoration provisions

Provisions are recognised for dismantling, removal and restoration costs where a constructive obligation exists. The present value of the obligation is recorded in the initial cost of the asset.

Movements in provisions

General Government Sector		Outstanding Claims	QGIF	Other Provisions	Total
		2021	2021	2021	2021
		$M	$M	$M	$M

Carrying amount at beginning of year		1,584	2,624	635	4,843
Additional provisions recognised		128	213	67	408
Reductions in provisions and payments		(401)	(215)	(121)	(737)
Transfers and reclassifications		-	-	(16)	(16)
Change from remeasurement and discounting adjustments		(2)	879	(7)	870

Carrying amount at end of year		1,309	3,501	558	5,368

Total State Sector	Outstanding Claims	NIISQ	QGIF	Other Provisions	Total
	2021	2021	2021	2021	2021
	$M	$M	$M	$M	$M

Carrying amount at beginning of year	5,095	2,438	2,624	1,877	12,034
Additional provisions recognised	2,401	873	213	(2)	3,484
Reductions in provisions and payments	(2,257)	(69)	(215)	(135)	(2,676)
Transfers and reclassifications	-	-	-	(337)	(337)
Change from remeasurement and discounting adjustments	(2)	(91)	879	85	871

Carrying amount at end of year	5,236	3,151	3,501	1,488	13,376

5-70	Audited Consolidated Financial Statements 2020–21 – Queensland Government

Notes to the Financial Statements

39.	Other liabilities

	General Government		Total State
	2021	2020	2021	2020
	$M	$M	$M	$M
Current
Unearned revenue	636	559	811	756
Environmental surrender obligations (RECs, GECs, NGACs)	-	-	140	142
Other	147	151	99	110

	783	709	1,050	1,008

Non-current
Unearned revenue	207	216	682	696
Other	-	-	12	4

	207	216	694	700

	990	925	1,744	1,708

40.	Notes to the Cash Flow Statement

(a) Reconciliation of operating result to net cash flows from operating activities

	General Government		Total State
	2021	2020	2021	2020
	$M	$M	$M	$M

Operating result	8,850	(10,653)	11,812	(14,070)

Non-cash movements:
Depreciation and amortisation	4,325	4,169	7,002	6,926
Net (gain)/loss on disposal of non-current assets	(8,004)	24	(8,433)	(902)
Impairment and write-off of bad debts	8	99	349	1,365
Equity accounting (profit)/loss	(3)	2	(2)	2
Unrealised net (gain)/loss on borrowings/investments	11	236	(2,781)	2,253
Revaluation (increments)/decrements	(2,708)	3,296	(5,614)	1,805
Net asset write downs, transfers and donations	(148)	(123)	(200)	(236)
Other	(311)	977	135	238

(Increase)/decrease in receivables	(847)	56	(1,858)	(303)
(Increase)/decrease in inventories	(30)	(75)	(182)	(268)
(Increase)/decrease in prepayment and other assets	37	(290)	118	(229)
Increase/(decrease) in payables	(1,194)	955	(837)	672
Increase/(decrease) in provisions	140	1,026	1,283	2,493
Increase/(decrease) in other liabilities	93	146	230	171

Total non-cash movements	(8,631)	10,500	(10,790)	13,987

Cash flows from operating activities	219	(152)	1,022	(83)

Audited Consolidated Financial Statements 2020–21 – Queensland Government	5-71

Notes to the Financial Statements

40.	Notes to the Cash Flow Statement continued

(b) Changes in liabilities arising from financing activities

General Government Sector
2021
		|----- Cash Flows-----|		|-------------------------------Non-Cash Changes-------------------------------|
	Opening Balance	Cash Received	Cash Payments	New Leases	Market Value Adjustment	Time Value Adjustment	Transfers/ Reclass	Other	Closing Balance
	$M	$M	$M	$M	$M	$M	$M	$M	$M

Advances	1,845	1,629	(2,039)	-	-	1	-	-	1,435
Borrowing with QTC	37,570	10,874	(54)	-	13	-	(2,260)	10	46,153
Other loans	2,746	-	(37)	1,074	-	-	(5)	41	3,817
Leases	3,015	-	(553)	474	-	7	249	1	3,193
SCA - non-GORTO liabilities	725	-	(30)	-	-	-	-	-	694
Other financing	198	-	(1)	-	22	-	1	-	220
	46,098	12,503	(2,714)	1,547	35	8	(2,016)	51	55,512

2020
		|----- Cash Flows-----|		|-------------------------------Non-Cash Changes-------------------------------|
	Opening Balance	Cash Received	Cash Payments	New Leases	Market Value Adjustment	Time Value Adjustment	Transfers/ Reclass	Other	Closing Balance
	$M	$M	$M	$M	$M	$M	$M	$M	$M

Advances	2,692	2,627	(3,473)	-	-	(1)	-	-	1,845
Borrowing with QTC	29,468	3,681	(26)	-	-	-	4,447	-	37,570
Other loans	1,227	-	(134)	1,035	(17)	-	615	20	2,746
Leases	3,317	-	(441)	228	-	147	(237)	1	3,015
SCA - non-GORTO liabilities	744	-	(30)	-	13	(3)	-	-	725
Other financing	121	-	-	-	76	-	-	-	198

	37,569	6,308	(4,104)	1,263	73	143	4,825	21	46,098

5-72	Audited Consolidated Financial Statements 2020–21 – Queensland Government

Notes to the Financial Statements

40.	Notes to the Cash Flow Statement continued

(b) Changes in liabilities arising from financing activities continued

Total State Sector
2021
		|----- Cash Flows-----|		|-------------------------------Non-Cash Changes-------------------------------|
	Opening Balance	Cash Received	Cash Payments	New Leases	Market Value Adjustment	Time Value Adjustment	Transfers/ Reclass	Other	Closing Balance
	$M	$M	$M	$M	$M	$M	$M	$M

Advances	354	5	(60)	-	-	1	-	-	300
Other loans	3,093	70	(53)	1,074	(6)	-	(5)	41	4,212
Leases	3,565	-	(633)	503	-	8	244	11	3,698
SCA - non-GORTO liabilties	725	-	(30)	-	-	-	-	-	694
Deposits	7,185	938	(1,722)	-	(1)	-	-	-	6,399
Other financing	115,025	36,999	(24,528)	-	(3,318)	-	10	-	124,189
	129,946	38,011	(27,025)	1,577	(3,324)	9	248	51	139,493

2020
		|----- Cash Flows-----|		|-------------------------------Non-Cash Changes-------------------------------|
	Opening Balance	Cash Received	Cash Payments	New Leases	Market Value Adjustment	Time Value Adjustment	Transfers/ Reclass	Other	Closing Balance
	$M	$M	$M	$M	$M	$M	$M	$M	$M

Advances	419	8	(72)	-	-	(2)	-	-	354
Other loans	1,580	128	(269)	1,035	(17)	-	615	21	3,093
Leases	3,804	-	(519)	286	-	169	(186)	12	3,565
SCA - non-GORTO liabilties	744	-	(30)	-	13	(3)	-	-	725
Deposits	5,233	1,975	(24)	-	1	-	-	-	7,185
Other financing	102,786	62,306	(53,083)	-	3,016	-	-	-	115,025

	114,566	64,418	(53,998)	1,321	3,013	165	429	33	129,946

Audited Consolidated Financial Statements 2020–21 – Queensland Government	5-73

Notes to the Financial Statements

41.	Capital expenditure commitments

As at 30 June 2021, State Government entities had entered into the following capital commitments. Commitments are exclusive of anticipated recoverable GST. Commitments in this Note have not been recognised as liabilities in the Balance Sheet.

General Government		Total State
2021	2020	2021	2020
$M	$M	$M	$M

8,456	7,271	9,489	8,446

42.	Cash and other assets held in trust

Various monies and other assets were held in trust by State Government agencies at year end and have not been included as assets / liabilities in the Balance Sheet. The following is a summary of entities holding assets in trust:

	General Government		Total State
	2021	2020	2021	2020
	$M	$M	$M	$M

QIC Limited	-	-	42,758	42,992
The Public Trustee of Queensland	1,997	1,846	1,997	1,846
State Development, Infrastructure, Local Government & Planning*	115	102	115	102
Queensland Rural and Industry Development Authority	101	108	101	108
Other	258	221	258	221

	2,470	2,277	45,228	45,269

* The comparative has been restated to reflect Machinery of Government (MoG) changes.

Security, tender and other deposits administered by the State in a fiduciary or trust capacity are not recognised in the financial statements but are disclosed for information purposes. Whilst these transactions and balances are in the care of the State, they are subject to the normal internal control and external audit requirements.

43.	Contingent assets and liabilities

Contingent assets and liabilities represent items that are not recognised in the Balance Sheet because at balance date:

–

there is a possible asset or obligation arising from past events whose existence will be confirmed by the occurrence or non-occurrence of one or more uncertain future events not wholly within the control of the Government; or

–

there is a present obligation arising from past events, but it is not recognised because it is either not probable that an outflow of resources embodying economic benefits will be required to settle the obligation or the amount of the obligation cannot be measured reliably.

Below are details of the more significant contingent assets and liabilities from a GGS and TSS perspective.

Pursuant to section 15 of the Queensland Treasury Corporation Act 1988, any losses of QTC are the responsibility of the Consolidated Fund. On this basis, the contingent assets and liabilities of QTC, which forms part of the PFC Sector, are also incorporated in GGS statements.

(a) Contingent liabilities – quantifiable

		General Government		Total State
		2021	2020	2021	2020
		$M	$M	$M	$M
Nature of contingency
Guarantees and indemnities	(i)	57,984	58,414	13,497	13,217
Other	(ii)	169	151	172	155

		58,153	58,565	13,669	13,371

5-74	Audited Consolidated Financial Statements 2020–21 – Queensland Government

Notes to the Financial Statements

43.	Contingent assets and liabilities continued

(a) Contingent liabilities - quantifiable continued

(i) Guarantees and indemnities

General Government Sector

For the GGS, these mainly comprise guarantees of borrowings by local governments and PNFCs from QTC of $9.882 billion and $44.494 billion (2020: $9.791 billion and $45.167 billion) respectively and insurance policies held by Asteron Life & Superannuation Limited of $158 million (2020: $229 million). QTC also provided guarantees of $1.84 billion (2020: $1.24 billion) relating to Australian Financial Services Licences for CS Energy Limited, Energy Queensland Limited, Stanwell Corporation Limited and CleanCo Queensland Limited, and guarantees of $160 million (2020: $100 million) relating to the trading activities in the National Electricity Market of subsidiaries of Energy Queensland Limited.

The Treasurer has guaranteed the financial obligations of borrowers under the Industry Support Package (ISP) loan facilities for the benefit of QTC up to maximum amount of $200 million under the Deed of Guarantee. As at 30 June 2021, $36.5 million is outstanding for ISP loans.

Total State Sector

From a TSS perspective, borrowings by PNFCs from QTC as disclosed above are eliminated on consolidation.

(ii) Other

General Government Sector

As at 30 June 2021, there are 31 cases (2020: 25 cases) filed with the courts relating to revenue collected by the Office of State Revenue. An estimate of the liability, should the outcomes of the above mentioned cases prove unfavourable for the State, is $157 million (2020: $139 million).

As at 30 June 2021, potential performance payments in accordance with contractual event commitments totalled a maximum of $13 million (2020: $13 million) payable over six years by Tourism and Events Queensland.

Total State Sector

Queensland Rail has non-qualifying liabilities and bank guarantees totalling $70 million (2020: $64 million).

(b) Contingent liabilities - not quantifiable

General Government Sector

Legal proceedings and disputes

A number of legal actions have been brought against the State Government and its agencies. Notification has also been received of a number of other cases that are not yet subject to court action but which may result in subsequent litigation. Due to the wide variety and nature of the claims and the uncertainty of any potential liability, no value has been attributed to these actions / claims.

Native title

A number of native title claims that affect the Queensland Government have been filed with the National Native Title Tribunal under the Native Title Act 1993 (Commonwealth). The Native Title Act provides for payment of compensation to native titleholders for a variety of acts that may affect native title.

The Government has a potentially significant liability in respect of compensation arising from acts that have extinguished or impaired native title since 1975. The High Court decision in relation to Griffiths v Northern Territory of Australia (known as the Timber Creek case) that was handed down on 13 March 2019 provides some guidance for calculating native title compensation.

At 30 June 2021, 146 positive native title determinations had been made in Queensland (over 33% of the State’s land area) and there were 50 registered claimant applications for a native title determination (covering a further 25% of the State). Any, or all of these determinations or applications may lead to a native title compensation claim. The State is responding to three native title compensation claims that are currently before the Federal Court.

Securities, warranties and guarantees

The State has provided a number of securities, warranties and guarantees in the normal course of business. The amount of any future claims against these securities, warranties and guarantees cannot be reliably estimated.

Audited Consolidated Financial Statements 2020–21 – Queensland Government	5-75

Notes to the Financial Statements

43.	Contingent assets and liabilities continued

(b) Contingent liabilities - not quantifiable continued

General Government Sector continued

Legal proceedings and disputes continued

Financial assurance liability gap for mining projects

Financial assurances are required for mining projects to cover the rehabilitation liability should a mining leaseholder fail to undertake rehabilitation. The liability to undertake rehabilitation work remains the responsibility of the mining leaseholder. The State’s responsibility regarding rehabilitation is limited to managing any potential public safety and health risks only. At reporting date, it is not possible to determine the extent or timing of any potential financial effect of this responsibility.

Long-term sales permits

The Department of Agriculture and Fisheries has issued long-term permits to various sawmilling businesses regarding the supply of log timber from State-owned native forests. These sales permits provide for the payment of compensation by the State to the holder to the extent that the specified quantity of log timber is not harvested from the particular State-owned forests.

Collingwood Park guarantee

Due to a mine subsidence event that occurred at Collingwood Park in 2008, the State, under the Mineral Resources Act 1989, provides a guarantee to owners of affected land to stabilise land, repair subsidence related damage (if cost effective to do so), or purchase land beyond economic repair.

Impact of disasters

As a result of disasters impacting Queensland, further claims are anticipated on the State via the Queensland Reconstruction Authority. As per the 2021-22 Budget, the expected future expenditure in relation to past disasters is $1.229 billion (2020: $1.177 billion), the majority of which is expected to be recovered from the Australian Government.

Contaminated land

The State Government controls certain areas of land that are affected by pollutants. The agencies involved will be obliged to restore these assets to a safe and useable condition if their use changes, for example, when the land is sold. Given its nature, it is not possible to provide an estimate of the potential liability of this exposure.

Total State Sector

The following PNFC and PFC non-quantifiable contingent liabilities are in addition to the GGS items above.

WorkCover Queensland

The Workers’ Compensation and Rehabilitation Act 2003 provides that the State Government guarantees every WorkCover policy or other insurance contract with WorkCover Queensland, a statutory body. Given the nature of this contingency, it is not possible to estimate the liability, if any, due under this heading.

QIC Limited

QIC Limited, in its capacity as trustee, is potentially liable for the unsettled liabilities of a number of trusts that it administers. However, under the respective trust deeds, the Corporation is entitled to be indemnified out of the assets of the trusts for any losses or outgoings that may be sustained in its role as trustee, provided the trustee has acted within the terms of the trust deeds.

The directors have assessed the recoverable amounts of the assets of the trusts and concluded that currently they have excess assets over liabilities. Funds managed by QIC Limited in a trustee capacity totalled $47.171 billion at 30 June 2021 (2020: $43.323 billion).

5-76	Audited Consolidated Financial Statements 2020–21 – Queensland Government

Notes to the Financial Statements

43.	Contingent assets and liabilities continued

(b) Contingent liabilities - not quantifiable continued

Total State Sector continued

State asset sales

As part of the State’s asset sales process in 2011-12 (the initial public offering of shares in QR National Limited (now Aurizon Limited), the Forestry Plantations business, the Port of Brisbane business, the Abbot Point Coal Terminal (X50) business and Queensland Motorways Limited), the State put in place contractual arrangements which result in contingent liabilities as follows:

–

Superannuation indemnity for QR National and Forestry Plantations Queensland for the cost of employer contributions above a particular threshold for their employees who remained as members of QSuper’s defined benefit category;

–

State indemnities for directors and officers of relevant Government-owned corporations and State public servants were put into place in relation to liabilities which might arise out of the restructuring and sale of the various sale entities;

–	Indemnities as to tax and other liabilities accrued during the State’s ownership;

–	Compensation potentially payable in the event that the leases issued over land and infrastructure by State agencies are terminated;

–	Compensation potentially payable for improvements in the event of the termination of relevant leases; and

–	Various warranties in relation to the businesses sold.

At present, the State is unaware of any breaches of agreements and there are no claims being made. As such, it is not possible to estimate any potential financial effect should such a claim arise in the future.

(c) Contingent assets - quantifiable

		General Government		Total State
		2021	2020	2021	2020
		$M	$M	$M	$M
Nature of contingency
Guarantees and indemnities	(i)	7,079	7,422	7,819	8,200
Other	(ii)	11	11	11	11

		7,089	7,433	7,830	8,211

(i) Guarantees

General Government Sector

Comparatives have been restated below to reflect MoG changes.

The Department of State Development, Infrastructure, Local Government and Planning holds bank guarantees totalling $230 million (2020: $143 million), made up of $79 million (2020: $67 million) in cash to ensure compliance with the State Development and Public Works Organisation Act 1971, $82 million (2020: $16 million) for financial support on projects across the department and $62 million (2020: $60 million) held by Economic Development Queensland (EDQ) for financial security against non-conformance of contracts.

The Financial Provisioning Scheme (FPS) manages the State’s financial risk from the potential failure of a resource activity holder of an environmental authority or small-scale mining tenure to meet their rehabilitation and environmental obligations under various legislation. Over time, the scheme will also provide funds to support rehabilitation of abandoned mines and expand research into mine rehabilitation.

Queensland Treasury holds non-cash surety totalling $6.672 billion (2020: $6.975 billion), made up of bank guarantees $5.290 billion (2020: $6.331 billion) and insurance bonds $1.382 billion (2020: $644 billion).

The Department of Resources holds bank guarantees totalling $11 million (2020: $9 million) under the Mineral Resources Act 1989 associated with the granting of resource authorities.
The Department of Environment and Science holds bank guarantees and insurance bonds of $36 million (2020: $32 million) under the Environmental Protection Act 1994 and other acts.
The Department of Resources also holds bank guarantees totalling $19 million (2020: $19 million) under the Land Act 1994, the Vegetation Management Act 1999 and Regional Planning Interests Act 2014.
The Department of Tourism, Innovation and Sport holds bank guarantees for financial support on projects as at 30 June 2021 of $6 million (2020: $214 million)
The Department of Health held guarantees of $8 million (2020: $9 million) from third parties which are related to capital projects.

Audited Consolidated Financial Statements 2020–21 – Queensland Government	5-77

Notes to the Financial Statements

43.	Contingent assets and liabilities continued

(c) Contingent assets – quantifiable continued

(i) Guarantees continued

General Government Sector continued

Queensland Treasury holds bank guarantees in relation to the Advance Queensland Industry Attraction Fund (AQIAF) and Jobs and Regional Growth Fund (JARGF) for financial security against non-conformance of grant agreements and other guarantees and bonds totalling $89 million (2020: $22 million).

Total State Sector

In addition to the above GGS quantifiable guarantees and indemnities, the following relate specifically to the PNFC and PFC.

WorkCover Queensland held bank guarantees on behalf of self-insurers totalling $467 million (2020: $468 million).

Queensland Rail held bank, insurance company and other guarantees of $191 million (2020: $220 million) mainly relating to construction contracts provided by third parties.

Energy Queensland Limited held bank guarantees totalling $83 million (2020: $90 million) relating to the construction of capital assets.

(ii) Other

General Government Sector

A non-recoverable loan of $11 million (2020: $11 million) paid to Construction Industry Skills Centre Pty Ltd is repayable to the State Government in circumstances contingent on the winding up of the company and related trust.

(d) Contingent assets - not quantifiable

General Government Sector

The Department of Regional Development, Manufacturing and Water and SunWater Limited share an 8.827 hectare site at Rocklea. Various agreements entered into since 2001 carry an obligation on SunWater Limited to provide a freehold portion of land to the department at no cost with sale proceeds from the surplus land payable to SunWater Limited. The sale of surplus land is subject to various approvals from Brisbane City Council, leading to uncertainty about the timing of the sale and therefore the time at which the Department will receive freehold title. For these reasons, it is not possible to provide a reliable estimate of the value of the land at balance date.

Legislative Assembly of Queensland held bank guarantees issued by contractors to protect against any potential non-performance of contractors.

Total State Sector

The following PNFC and PFC non-quantifiable contingent assets are in addition to the GGS item above.

Insurance claims

There are a number of insurance and other claims against external parties yet to be finalised in relation to various matters, including in relation to the 2011 flood class action.

Bank guarantees

SunWater Limited held a number of bank guarantees in the event of non-payment of services.

QIC performance fees

Performance fees are potentially receivable by QIC Limited subject to specific criteria being met over the performance period. If the performance criteria are not met over the performance period, no performance fee is receivable. At year end, based on performance to date, there remained a significant degree of uncertainty over whether performance targets will be achieved over the performance periods for some performance fee arrangements and it is not possible to estimate the financial effect of the contingent asset.

5-78	Audited Consolidated Financial Statements 2020–21 – Queensland Government

Notes to the Financial Statements

44.	Post balance date events

COVID-19

The State continues to be impacted by the effects on the economy of the COVID-19 pandemic and the response necessary to counter those impacts.

Seqwater

On 8 September 2021, the NSW Court of Appeal overturned the original decision of the NSW Supreme Court regarding the findings of a breach of duty against, and in turn the liability of, Seqwater in relation to the 2011 Floods class action and ordered the plaintiff to pay the costs of Seqwater’s appeal. The matter is still before the courts and therefore the final outcomes are not fully known. The claims by the plaintiff against both the State and SunWater Limited were settled by agreement in 2021.

QSuper

On 1 September 2021, the Treasurer introduced into parliament legislation that will amend the Superannuation (State Public Sector) Act 1990 to allow the facilitation of the merger between QSuper and Sunsuper. The State guaranteed defined benefit members’ entitlements will remain through QSuper.

2032 Summer Olympic and Paralympic Games

Brisbane was announced as the host for the 2032 Summer Olympic and Paralympic Games by the International Olympic Committee on 21 July 2021. Work is underway, in consultation with Games Partners, to confirm the financial implications for the delivery of the Games, including associated infrastructure.

45.	Climate change

Climate change is a risk for the State. The impacts of climate change and the policy setting of governments have the potential to affect the State’s ability to provide services to the community, the operations of State-owned businesses and the value of State assets. These impacts include long-term changes in climatic conditions, extreme weather events, and the policy positions taken by governments, regulators and society more generally to transition to a low carbon economy.

The State recognises the need to address climate change and has developed key policies and strategies in response. In July 2021, the Queensland Government released online its Climate Action Plan 2020-2030, outlining the State’s priority investments and actions to reach its emissions reduction and renewable energy targets. The Climate Action Plan 2020-2030 builds on two foundational strategies released in 2017 - The Queensland Climate Transition Strategy (QCTS) and The Queensland Climate Adaptation Strategy (QCAS).

The QCAS focuses on helping Queensland prepare and adapt to climate change through understanding its impacts, managing the risks and harnessing the opportunities. It outlines how Queensland will prepare for current and future impacts of a changing climate that reduces risk and increases resilience. The QCTS is the Government’s strategy for transitioning the State to a low carbon, clean growth economy. There are three key commitments under the QCTS: 50% renewable energy target by 2030, net zero emissions by 2050 and an interim emissions reduction target of at least 30% below 2005 levels by 2030.

The Queensland Sustainability Report will provide full details on the Government’s commitments, targets and achievements on positive environmental, social and governance outcomes and related disclosures.

46.	Financial risk management disclosure

The State’s activities expose it to a variety of financial risks such as credit risk, liquidity risk and market risk (including interest rate risk, price risk and foreign exchange risk). The State’s overall risk management objectives, policies and strategies focus on minimising financial risk exposures and seek to mitigate potential adverse effects. The diverse nature of the financing and investing activities undertaken by agencies across the Queensland Government supports a decentralised approach to risk management. Individual agencies are responsible for managing risks to which they are exposed.

Risk management strategies in relation to the State’s financial assets and liabilities are summarised below. Additional risk management information can be found in individual agencies’ general purpose financial reports.

(a) Credit risk

Credit risk exposure represents the potential loss that would be recognised if counterparties failed to meet contractual obligations in relation to receivables, loans and other financial assets. The State’s major concentrations of credit risk are with the banking sector, the National Electricity Market, the electricity distribution market and the rural, business, not-for-profit, housing and health sectors. Credit risk is regularly assessed, measured and managed in strict accordance with credit risk policies.

Audited Consolidated Financial Statements 2020–21 – Queensland Government	5-79

Notes to the Financial Statements

46.	Financial risk management disclosure continued

(a) Credit risk continued

Receivables and loans

Credit risk in relation to receivables is managed in the following manner:

–	trading terms require payment within a specified period after the goods and services are supplied;

–	outstanding accounts are followed up within specified timeframes ;

–	bad debts are only written off once appropriate approval is obtained;

–	the credit ratings of all counterparties are monitored and limits adjusted where necessary; and

–	where possible, transactions are undertaken with a large number of counterparties to avoid concentrations of credit risks.

Credit risk in relation to loans and other financial assets is managed through regular analysis of borrowers, potential borrowers and financial market counterparties with respect to their ability to meet interest and capital repayment obligations. Where appropriate, collateral is obtained in the form of rights to securities, deeds of undertaking, letters of credit or guarantees.

Advances made under the COVID-19 Jobs Support Loans scheme have high credit risk exposure and are managed by credit assessment procedures, annual loan reviews, monitoring of arrears and requiring security on loans over $100,000. Repayments do not commence until April 2023. $50 million of COVID-19 Jobs Support Loans are credit-impaired as at 30 June 2021 (2020: nil).

Onlendings made to local governments, universities, grammar schools and private companies as part of the Industry Support Package are actively monitored through credit reviews and covenant monitoring to ensure all counterparties maintain adequate debt serviceability and long term financial stability.

The State also makes loans and advances to primary producers and small businesses at either commercial or concessional interest rates. The credit risk of the rural sector is mitigated through collateral in the form of real property mortgages.

Details of credit risk exposure and expected credit losses for receivables and loans are disclosed in Note 23.

Cash and securities

In respect of cash, deposits, securities, notes and derivatives, the State is exposed to significant concentrations of credit risk in the finance sector, in particular, the domestic banking sector. While the State has been focused on diversifying its investment portfolio, investments in bank credit predominate because of the State’s requirement to invest with counterparties rated BBB+ or better and to invest in highly liquid securities. Key characteristics of these entities are monitored including their regulatory requirements, additional capital buffers, type of issuance and the impact of exigent developments such as COVID-19. A ratings based approach is used to determine maximum credit exposure, as well as the counterparty’s credit metrics, country of domicile, size of its funding programs, asset composition and quality of the underlying security.

The credit exposure for derivative contracts, other than electricity derivatives, is based on a notional ‘add-on’ factor applied to the value of the instrument. The derivatives are marked-to-market daily with zero thresholds under all credit support annexes. The State utilises collateral arrangements to limit its derivative credit exposure.

The State’s largest holder of investments and non-electricity derivatives is QTC. QTC’s credit risk exposures and its counterparty exposures by rating are as follows:

2021	Cash &	Financial	Derivatives	Total	% of
	equivalent	assets			Total
	$M	$M	$M	$M

AAA	-	2,070	-	2,070	8%
AA+	-	1,084	-	1,084	4%
AA	-	452	-	452	2%
AA-	11,803	7,456	48	19,308	72%
A+	-	2,957	13	2,970	11%
A	-	797	-	797	3%
Other	-	-	-	-	0%

	11,803	14,816	61	26,681	100%

5-80	Audited Consolidated Financial Statements 2020–21 – Queensland Government

Notes to the Financial Statements

46.	Financial risk management disclosure continued

(a) Credit risk continued

Cash and securities continued

2020	Cash &	Financial	Derivatives	Total	% of
	equivalent	assets			Total
	$M	$M	$M	$M

AAA	-	2,247	2	2,249	10%
AA+	-	838	-	838	3%
AA	-	-	-	-	0%
AA-	2,487	14,519	58	17,064	70%
A+	-	2,346	17	2,363	10%
A	-	1,760	-	1,760	7%
Other	-	115	-	115	0%

	2,487	21,825	76	24,388	100%

The State operates in the National Electricity Market, operated by the Australian Energy Market Operator, which has strict prudential guidelines that minimise the potential for credit related losses. This is supported by individual Government-owned corporation’s (GOCs) Board approved policies. Security deposits, letters of credit or bank guarantees are obtained from customers to mitigate possible losses. Credit risk exposures that relate to electricity derivatives are managed under International Swaps and Derivatives Association (ISDA) agreements. The ISDA also has a strict credit policy, based on counterparties’ credit ratings and requiring appropriate security.

Collateral and other credit enhancements

The maximum exposure to credit risk for the GGS and TSS on recognised financial assets, including derivatives, without taking account of any collateral or other credit enhancements is the carrying amount of these assets on the Balance Sheet.

The State holds as security, collateral in the form of charges over real property, business stock and assets, cash deposits, and bank, insurance company and other guarantees. Refer to Note 43 for details of guarantees and indemnities.

Within the GGS, collateral is held in respect of $58 million (2020: $9 million) gross loans and advances that are credit-impaired, for which total expected credit losses of $42 million (2020: $2 million) is recognised after taking into account collateral. Approximately $6 million (2020: $7 million) of the loans have no loss allowance recognised because the value of the collateral exceeds the loan amount.

Master netting arrangements

The GGS does not have financial instruments that are subject to enforceable master netting arrangements or similar agreements.

The TSS enters into derivative transactions under ISDA Master Agreements and similar agreements. Under the terms of these agreements, the right to set off is enforceable only on the occurrence of default or other credit events. The TSS’s ISDA agreements do not currently meet the criteria for offsetting at balance date and accordingly the relevant assets and liabilities are shown grossed up. Collateral is also transferred with derivative counterparties to reduce the TSS’s credit exposure.

The TSS net impact of master netting arrangements is not material.

(b) Liquidity risk

Liquidity risk arises from the possibility that individual agencies may be unable to settle a transaction on the due date. A range of funding strategies is used to ensure funds are available, such as maintaining a sufficient level of cash holdings to fund unexpected cash flows. QTC maintains appropriate liquidity to meet minimum requirements for the following liquidity metrics, which are reviewed annually:

–	Standard & Poor’s Liquidity Ratio – maintaining a minimum ratio of liquid assets to debt serving requirements at all times over a rolling 12 month horizon;

–	Forecast liquidity – maintaining a minimum liquidity balance sufficient to cover a stressed liquidity requirement over 90 calendar days of outflows; and

–	Cash flow waterfall – maintaining positive cash equivalents net of all inflows and outflows over a set horizon.

Audited Consolidated Financial Statements 2020–21 – Queensland Government	5-81

Notes to the Financial Statements

46.	Financial risk management disclosure continued

(b) Liquidity risk continued

Liquidity risk of electricity market trading is controlled by the Australian Energy Market Operator, whereby all market participants are required to deliver irrevocable bank guarantees as security for timely settlement.

The contractual cash flow maturities of financial liabilities are included in the tables below. They are calculated based on undiscounted cash flows relating to the repayment of principal and interest amounts outstanding at balance date:

General Government Sector 2021
	1 Year or	1 to 5	Over 5	Total	Carrying
	Less	Years	Years		Value
	$M	$M	$M	$M	$M

Payables	7,731	139	-	7,870	7,870
Commonwealth advances	50	131	217	398	300
Lease liabilities	519	1,525	1,535	3,580	3,193
SCA - non-GORTO liabilities	79	323	703	1,105	694
Other liabilities at amortised cost	2,381	1,872	3,179	7,432	4,952
Borrowing with QTC	1,220	4,867	46,077	52,164	46,153
Derivatives	-	56	197	253	220

	11,980	8,913	51,908	72,801	63,382

2020

	1 Year or	1 to 5	Over 5	Total	Carrying
	Less	Years	Years		Value
	$M	$M	$M	$M	$M

Payables	8,780	118	-	8,898	8,898
Commonwealth advances	82	135	248	465	354
Lease liabilities	947	2,895	1,344	5,186	3,015
SCA - non-GORTO liabilities	79	321	785	1,184	725
Other liabilities at amortised cost	1,730	1,785	3,372	6,887	4,237
Borrowing with QTC	3,835	5,117	37,663	46,614	37,570
Derivatives	-	67	141	209	198

	15,451	10,438	43,553	69,442	54,995

Total State Sector 2021	1 year or	1 to 5	Over 5	Total	Carrying
	less	years	years		value
	$M	$M	$M	$M	$M

Payables	9,685	203	-	9,888	9,888
Commonwealth advances	50	131	217	398	300
Lease liabilities	591	1,790	1,692	4,072	3,698
SCA - non-GORTO liabilities	79	323	703	1,105	694
Other liabilities at amortised cost	1,246	1,894	3,179	6,319	3,840
Government securities and other loans at fair value	18,466	49,850	71,834	140,149	129,155
Derivatives	2,861	748	737	4,345	1,805

	32,978	54,937	78,361	166,276	149,380

5-82	Audited Consolidated Financial Statements 2020–21 – Queensland Government

Notes to the Financial Statements

46.	Financial risk management disclosure continued

(b) Liquidity risk continued

Total State Sector continued 2020	1 year or	1 to 5	Over 5	Total	Carrying
	less	years	years		value
	$M	$M	$M	$M	$M

Payables	10,191	173	-	10,363	10,363
Commonwealth advances	82	135	248	465	354
Lease liabilities	1,018	3,215	1,508	5,740	3,565
SCA - non-GORTO liabilities	79	321	785	1,184	725
Other liabilities at amortised cost	239	1,818	3,372	5,428	2,779
Government securities and other loans at fair value	24,697	43,871	58,543	127,111	120,373
Derivatives	1,052	904	707	2,664	2,150

	37,357	50,436	65,163	152,955	140,309

Market risk

(i)	Interest rate and unit price risk

Interest income

The GGS and TSS are exposed to interest rate risk through investments managed by QIC Limited, cash deposits with the Commonwealth Bank of Australia and borrowings from the Australian Government. The GGS is also exposed to interest rate risk through its deposits and fixed rate notes with QTC. The State Investment Advisory Board (SIAB) determines the investment objectives, risk profiles and strategy for the State Investment Operations of QTC within the framework provided by the Government. The expected rate of return on the portfolio on which the interest rate on the fixed rate notes is set, remains unchanged at 6.5%.

The GGS does not undertake hedging in relation to interest rate risk on cash deposits or borrowings. This is managed as per the liquidity risk management strategy.

Interest expense

A number of State-owned entities enter into interest rate swaps, forward rate agreements and futures contracts to assist in the management of interest rate risk. In some instances, interest rate swaps are utilised to swap medium to long term fixed rate borrowings into floating rate. At times, floating to fixed swaps may be undertaken to generate a fixed rate term funding profile.

General Government Sector

The GGS is exposed to movements in interest rates and managed fund unit prices through its cash deposits, investments and borrowings.

The effect of a 1% movement in interest rates on the GGS cash balances would be an $11 million (2020: $12 million) change in the GGS operating result and equity.

The GGS has fixed rate notes with QTC and other investments with QIC Limited that are exposed to interest rate changes and changes in the unit price of the funds managed. The rate on the fixed rate notes is reviewed annually and remains unchanged at 6.5%. Assuming all other variables remained constant, if the return on the notes moved by +/-1%, the GGS net operating balance would be approximately $352 million higher or lower (2020: $293 million). A +/-1% change in the market value of the underlying QIC investments on QTC’s Balance Sheet would be reflected in an increment / decrement in the GGS other economic flows included in the operating result. If the return on other GGS investments, including with QIC, moved by +/-1%, the GGS operating result and equity would be approximately $31 million higher or lower (2020: $25 million).

GGS borrowing with QTC is in the form of fixed rate loans, generic debt pool borrowings (which are akin to fixed rate loans) or floating rate loans. Although the majority of the GGS borrowings are either fixed rate loans or generic debt pool loans, the Consolidated Fund bears the risk of movements between the fixed rate and market rate. Consequently, if interest rates on borrowing with QTC were to change by 1%, the effect on the GGS operating result and equity would be approximately $462 million (2020: $376 million).

Audited Consolidated Financial Statements 2020–21 – Queensland Government	5-83

Notes to the Financial Statements

46.	Financial risk management disclosure continued

(c)	Market risk continued

(i)	Interest rate and unit price risk continued

Interest expense continued

Total State Sector

As the State’s corporate treasury, QTC undertakes portfolio management activities on behalf of the State and raises funding in advance of requirements to ensure Queensland public sector entities have ready access to funding when required and also to reduce the risk associated with refinancing maturing loans. In addition, QTC holds and invests surplus funds on behalf of its clients and for liquidity management purposes.

These activities expose the State to interest rate risk, which is managed with consideration given to duration risk, yield curve risk, basis risk and a value at risk (VaR) framework, complemented by other measures such as defined stress tests.

To manage the risk of non-parallel yield curve movements, QTC manages portfolio cash flows in a series of time periods so that the net interest rate risk in each time period can be measured. QTC enters into interest rate swaps, forward rate agreements and futures contracts to assist in the management of interest rate risk.

	Total State
	2021	2020
	$M	$M
Interest rate risk VaR at 30 June	23	20
Average for the year	24	20
Financial year - minimum	16	12
Financial year - maximum	44	42

The effect of a 1% movement in interest rates on the TSS cash balances would result in a $124 million (2020: $30 million) change to the State’s operating result and equity.

The State has other investments exposed to interest rate changes and changes in the unit price of the funds managed by QIC Limited. Assuming all other variables remained constant, if the return on these investments moved by 1%, the effect on the State’s operating result and equity would be approximately +$474 million / -$470 million (2020: +$343 million / -$340 million). For the range of changes to the operating result and equity that are considered reasonably possible at year end, refer to individual agency statements, particularly QTC.

(ii) Commodity price risk

The State is exposed to commodity price risk resulting from changes in electricity, coal, gas, diesel, environmental certificate and other commodity prices.

As a result of its ownership of electricity generating Government-owned corporations, the State is exposed to electricity price risk. Electricity derivatives (price swaps, futures, caps and option contracts) are used to protect against movements in the price of electricity in the National Electricity Market. Longer term fixed price supply agreements are utilised to manage risk in relation to coal and gas. A variety of swaps, futures, options and forward exchange contracts are used to hedge against price fluctuations of other commodities, such as diesel fuel. The contracts are recognised at trade date and settled net, with cash flows expected within three years.

Each entity is responsible for its own risk management and may make varying assumptions in assessing its sensitivity to such movements. The agencies with a material impact for TSS are CS Energy Limited, Energy Queensland Limited, Stanwell Corporation Limited and CleanCo Queensland Limited.

On the assumption that all other variables remain constant, the impact of electricity forward price movements on the State’s operating result and equity is not material.

(d)	Foreign exchange risk

The State is exposed to movements in foreign currencies as a result of future commercial transactions and recognised assets and liabilities denominated in currencies other than the Australian dollar. The State enters into forward exchange contracts, currency options and swaps to effectively manage the exposure resulting from purchases of various plant, equipment and component parts in foreign currencies. Foreign exchange risk is managed by individual agencies which hedge significant proportions of anticipated transactions in line with their respective risk management strategies.

5-84	Audited Consolidated Financial Statements 2020–21 – Queensland Government

Notes to the Financial Statements

46.	Financial risk management disclosure continued

(d) Foreign exchange risk

The State also borrows offshore to provide access to additional sources of funding and diversify risk and undertakes investments in foreign currency assets. Foreign exchange contracts and cross currency swaps are used to effectively manage the exposure to fluctuations in exchange rates.

The State’s exposure to foreign exchange risk is not considered material due to the effectiveness of risk management strategies.

47.	Net fair value of financial instruments

The carrying amounts of the GGS and TSS financial assets and financial liabilities by category are:

	General Government		Total State
	2021	2020	2021	2020
	$M	$M	$M	$M
Financial assets
Amortised cost	8,499	7,609	21,289	9,961
FVTPL - designated upon initial recognition	3,095	2,296	77,004	71,162
FVTPL - mandatorily measured at FVTPL	37,815	26,217	-	-
FVTOCI - debt instruments	264	424	264	424
FVTOCI - equity instruments	21,434	21,576	6	6

	71,108	58,121	98,563	81,553

Financial liabilities
Amortised cost	63,162	54,798	18,431	17,798
FVTPL - designated upon initial recognition	-	-	129,491	120,500
FVTPL - held for trading	220	198	1,458	2,012

	63,382	54,995	149,380	140,309

The carrying amounts of GGS and TSS financial assets and liabilities, including cash, deposits, receivables and payables, equate approximately to their net fair value, except as outlined below:

General Government Sector
	Carrying amount	Fair value	Carrying amount	Fair value
	2021	2021	2020	2020
	$M	$M	$M	$M
Financial assets
QRIDA loans	1,165	1,309	1,155	1,320

Financial liabilities
Borrowing with QTC	46,153	49,277	37,570	42,468

Total State Sector
	Carrying amount	Fair value	Carrying amount	Fair value
	2021	2021	2020	2020
	$M	$M	$M	$M
Financial assets
QRIDA loans	1,165	1,309	1,155	1,320

Financial instruments measured at fair value have been classified in accordance with the hierarchy described in AASB 13, except the GGS equity investments in PNFCs and PFCs that are measured at fair value as the Government’s proportional share of the carrying amount of net assets of the PNFC and PFC Sector entities on a GAAP basis.

Audited Consolidated Financial Statements 2020–21 – Queensland Government	5-85

Notes to the Financial Statements

47.	Net fair value of financial instruments continued

The three levels of fair value hierarchy reflect the significance of the inputs used to determine the valuation of these instruments.

–	Level 1: represents fair value measurements that reflect unadjusted quoted market prices in active markets for identical assets and liabilities;

–	Level 2: represents fair value measurements that are substantially derived from inputs (other than quoted prices included within Level 1) that are observable, either directly or indirectly; and

–	Level 3: represents fair value measurements that are substantially derived from inputs that are not based on observable market data.

Level 1

The fair value of financial assets and liabilities with standard terms and conditions and traded in an active market is based on unadjusted quoted market prices. Financial instruments in this category include certain equity and debt investments where quoted prices are available from an active market, such as publicly traded derivatives, short-term and tradeable bank deposits, actively traded Commonwealth and semi-Government bonds and futures contracts and investments in certain unit trusts.

Level 2

The fair value of financial assets and liabilities is determined by using quoted market prices in active markets for similar instruments or quoted prices for identical or similar instruments in markets that are considered less than active or other valuation techniques where all significant inputs are directly (prices) or indirectly (derived from prices) observable from market data, other than quoted prices included in Level 1. Financial instruments in this category include fixed interest deposits, fixed term notes, floating rate notes, commercial paper, non-actively traded corporate and semi-Government bonds, certain money market securities, onlendings, treasury notes, medium-term notes, client deposits, unit trusts and other derivatives such as over-the-counter derivatives, including forward exchange contracts, commodity swaps, interest rate and cross currency swaps and some electricity derivatives.

Level 3

Where financial instruments are measured using valuation techniques based on unobservable inputs or observable inputs to which significant adjustments have been applied, such instruments are included in Level 3 of the fair value hierarchy. These may include some unit trusts, power purchase agreements and other electricity derivative contracts.

Valuation policies and procedures of the GGS and TSS are developed and reviewed by management of respective agencies. Major valuation techniques adopted by the GGS and TSS include market comparison techniques, option valuation models, forecasting, estimated discounted cash flow techniques, and extrapolation, scalar and translation techniques. There have been no material changes in the above valuation techniques used during the year.

Significant valuation inputs used to value financial instruments categorised within Level 2 and Level 3 of the fair value hierarchy are:

–	Interest rates;	–	Credit risk

–	Trading margins;	–	Forward curve prices;

–	Exchange rates;	–	Electricity settled prices;

–	Market indices;	–	Forecast generation;

–	Credit spreads;	–	Extrapolation rates;

–	Expected cash flows;	–	Scalar and translation factors;

–	Discount rates	–	Market volatility;

–	Exchange traded market prices;	–	Renewable energy targets; and

–	Broker quotes or market prices for similar instruments;	–	Emerging technologies

5-86	Audited Consolidated Financial Statements 2020–21 – Queensland Government

Notes to the Financial Statements

47.	Net fair value of financial instruments continued

The following table presents the GGS and TSS financial assets and liabilities recognised and measured at fair value.

General Government Sector
	Level 1	Level 2	Level 3	Total
	$M	$M	$M	$M

2021
Assets
Financial assets at fair value through profit or loss
Rental purchase plan	-	184	-	184
Other investments	208	2,578	37,940	40,726
Financial assets at fair value through equity
Corporate bonds	264	-	-	264
	472	2,763	37,940	41,174

Liabilities
Financial liabilities at fair value through profit or loss
Derivatives	-	-	220	220
	-	-	220	220

2020
Assets
Financial assets at fair value through profit or loss
Rental purchase plan	-	186	-	186
Other investments	161	1,826	26,339	28,327
Financial assets at fair value through equity
Corporate bonds	424	-	-	424
	585	2,012	26,339	28,936

Liabilities
Financial liabilities at fair value through profit or loss
Derivatives	-	-	198	198
	-	-	198	198

Audited Consolidated Financial Statements 2020–21 – Queensland Government	5-87

Notes to the Financial Statements

47.	Net fair value of financial instruments continued

Total State Sector
	Level 1	Level 2	Level 3	Total
	$M	$M	$M	$M

2021
Assets
Financial assets at fair value through profit or loss
Rental purchase plan	-	184	-	184
Derivatives	881	424	17	1,321
Securities and bonds	8,360	3,140	-	11,499
Loans	-	10,851	-	10,851
Other investments	957	33,243	18,949	53,148
Financial assets at fair value through equity
Corporate bonds	264	-	-	264
	10,461	47,841	18,966	77,268

Liabilities
Financial liabilities at fair value through profit or loss
Derivatives	1,082	322	398	1,802
Deposits	-	6,387	-	6,387
Government securities issued	100,786	21,597	-	122,383
Borrowings	-	373	-	373
	101,869	28,678	398	130,945

2020
Assets
Financial assets at fair value through profit or loss
Rental purchase plan	-	186	-	186
Derivatives	1,007	805	83	1,895
Securities and bonds	14,147	2,966	-	17,113
Shares	270	-	-	270
Loans	-	10,710	-	10,710
Other investments	566	25,994	14,430	40,989
Financial assets at fair value through equity
Corporate bonds	424	-	-	424

	16,413	40,660	14,513	71,586

Liabilities
Financial liabilities at fair value through profit or loss
Derivatives	1,066	847	237	2,150
Deposits	-	7,172	-	7,172
Government securities issued	93,758	19,117	-	112,875
Borrowings	-	314	-	314

	94,824	27,450	237	122,511

Classification of instruments into fair value hierarchy levels is reviewed annually and the GGS and TSS recognise any transfers between levels of the fair value hierarchy during the reporting period in which the transfer has occurred.

5-88	Audited Consolidated Financial Statements 2020–21 – Queensland Government

Notes to the Financial Statements

47.	Net fair value of financial instruments continued

The following table presents the net changes in Level 3 instruments:

	General Government		Total State
	2021	2020	2021	2020
	$M	$M	$M	$M

Opening balance asset / (liability)	26,141	29,375	14,276	16,868
Purchases	8,943	-	118	218
Sales	(2,021)	(1,845)	(3)	(98)
Settlements	-	-	4,124	235
Movements in other comprehensive income	-	-	(49)	42
Movements recognised in profit or loss	4,657	(1,389)	108	(2,967)
Transfers out of Level 3 into Level 2	-	-	(5)	(23)
Closing balance asset / (liability)	37,720	26,141	18,568	14,276

The sensitivity of the State’s financial instruments is disclosed in Note 46.

48.	Retirement benefit obligations

Retirement	benefit liabilities include the following final salary defined benefit schemes:

–	State Public Sector Superannuation Scheme (QSuper);

–	Pensions provided in accordance with the Judges (Pensions and Long Leave) Act 1957 (Judges’ Scheme);

–	Pensions provided in accordance with the Governors (Salary and Pensions) Act 2003 (Governors’ Scheme); and

–	Energy Super Fund (ESF).

QSuper, Judges’ Scheme and Governors’ Scheme

The State Public Sector Superannuation Fund (QSuper) defined benefit scheme provides accrued benefits based on a member’s salary, contribution rate and length of membership. State Government budget-dependent agencies, together with certain statutory bodies and GOCs (excluding principally the Queensland electricity supply industry), make employer contributions as required.

QSuper is a regulated defined benefit scheme under the prudential supervision of the Australian Prudential Regulation Authority (APRA) and is subject to the Superannuation Industry (Supervision) Act 1993 and Regulations. The provisions of the Superannuation (State Public Sector) Act 1990 and the Superannuation (State Public Sector) Deed 1990 govern the operation of QSuper. The QSuper Board of Trustees is responsible for the management of QSuper.

The QSuper scheme is currently assessed annually by the State Actuary. The latest actuarial review of the QSuper scheme was as at 30 June 2020 and was presented in a report dated 2 December 2020.

The QSuper defined benefit account is closed to new members.

The Judges’ Scheme provides defined benefit pension entitlements to serving judges, Crime and Corruption Commission Queensland Commissioners and Parole Board President and the Deputy Presidents and is governed by the provisions of the Judges (Pensions and Long Leave) Act 1957, the Crime and Corruption Act 2001 and the Corrective Services Act 2006. The Judges’ Scheme is a wholly unfunded scheme. Due to materiality, the Governors’ pension payable is included with the Judges’ Scheme liabilities.

These schemes expose the State to the following:

–

Inflation risk - the defined benefit obligations are linked to employees’ salaries and therefore the net liability position can be adversely affected by an increase in the defined benefit obligation resulting from unexpected wage inflation. Similarly, the proportion of the defined benefit obligation linked to the consumer price index (pensions) is also subject to the risk of unexpected price inflation;

–	Interest rate risk - a decrease in the discount rate will increase the defined benefit obligations;

–	Investment risk - resulting from the mismatch between the current investment strategy and the liabilities; and

–	Demographic risk - resulting from unexpected employee movements.

Audited Consolidated Financial Statements 2020–21 – Queensland Government	5-89

Notes to the Financial Statements

48.	Retirement benefit obligations continued

QSuper, Judges’ Scheme and Governors’ Scheme continued

QSuper also incorporates defined contribution categories, for which the State has no further legal or constructive obligation other than to pay contributions. These liabilities and assets have been accounted for in accordance with the standards relevant to defined contribution schemes. In particular, no assets or liabilities relating to the funded defined contribution scheme have been included in the Balance Sheet. The expense relating to these schemes is the amount of employer contributions.

Energy Super Fund

Queensland electricity entities contribute to an industry multiple employer superannuation fund, the Energy Super Fund (ESF). The ESF was formed on 1 April 2011 with the merger of the Electricity Supply Industry Superannuation Fund (QLD) (ESI Super) and Superannuation Plan for Electrical Contractors (SPEC Super). Members are entitled to benefits from the fund on retirement, resignation, retrenchment, disability or death.

ESF is regulated by APRA under the Superannuation Industry (Supervision) Act 1993.

The defined benefit account (which is now closed to new members) of this fund is a funded plan which provides defined lump sum benefits based on years of service and average final salary. Employer contributions to the defined benefit section of the plan are based on recommendations by the plan’s actuary. The actuary has adopted the aggregate funding method to ensure that the benefit entitlements of members and other beneficiaries are fully funded by the time they become payable. This funding method seeks to have benefits funded by a total contribution which is expected to be a constant percentage of members’ salaries and wages over their working lifetimes. Actuarial assessments are made at no more than three yearly intervals, with the most recent actuarial assessment undertaken as at 30 June 2019 by Mercer Consulting (Australia) Pty Ltd.

The ESF does not impose a legal liability on employer agencies to cover any deficits that may exist in the Fund. If the Fund was to be wound up, there would be no legal obligation on employer agencies to make good any shortfall. The Trust Deed of the Fund states that if the Fund is terminated, after payment of all costs and member benefits in respect for the period up to the date of termination, any remaining assets are to be distributed by the Trustees of the Fund, acting on the advice of the actuary, to participating employers.

Employer agencies may benefit from any surplus in the Fund in the form of a contribution reduction or contribution holiday. Any reduction in contributions would normally be implemented only after advice from the Fund’s actuary.

The defined benefit account of this Fund is closed to new members.

On 1 July 2021, Energy Super Fund and LGIASuper merged, creating one fund which is managed by LGIASuper Trustee.

	General Government		Total State
	2021	2020	2021	2020
	$M	$M	$M	$M
Present value of the defined benefit obligation
QSuper DB	32,713	32,355	32,713	32,355
Judges	1,155	1,003	1,155	1,003
ESF	-	-	934	968
Total present value of the defined benefit obligation	33,868	33,358	34,802	34,326

Fair value of plan assets
QSuper DB	6,546	5,558	6,546	5,558
ESF	-	-	1,207	1,120
Total fair value of the plan assets	6,546	5,558	7,753	6,678

Defined benefit obligation Liability/(Asset) recognised in
Balance Sheet
QSuper DB	26,167	26,797	26,167	26,797
Judges	1,155	1,003	1,155	1,003
ESF	-	-	(273)	(152)
Liability/(Asset) recognised in Balance Sheet	27,322	27,800	27,049	27,648

5-90	Audited Consolidated Financial Statements 2020–21 – Queensland Government

Notes to the Financial Statements

48.	Retirement benefit obligations continued

	General Government		Total State
	2021	2020	2021	2020
	$M	$M	$M	$M

Reconciliation of the present value of the defined benefit obligation
Opening balance	33,358	33,958	34,326	34,880
Current service cost	806	964	837	995
Contributions by plan participants	175	183	185	194
Interest cost	294	435	313	458
Benefits paid (including contributions tax)	(2,312)	(2,102)	(2,379)	(2,167)
Actuarial (gain)/loss	1,547	(81)	1,520	(34)
Closing balance	33,868	33,358	34,802	34,325

Reconciliation of the fair value of plan assets
Opening balance	5,558	6,349	6,677	7,534
Return on plan assets at discount rate	48	81	70	108
Return on plan assets above/(below) discount rate (actuarial gain)	1,345	(700)	1,465	(744)
Employer contributions - State share of beneficiary payments	1,707	1,723	1,707	1,723
Employer contributions	-	-	3	6
Contributions by plan participants	175	183	185	193
Benefits paid (including contributions tax)	(2,286)	(2,079)	(2,354)	(2,143)
Closing balance	6,546	5,558	7,753	6,678

Present value of the obligation by funding policy
Present value of the obligation - wholly unfunded	1,155	1,003	1,155	1,003
Present value of the obligation - wholly/partly funded	26,167	26,797	25,894	26,645
	27,322	27,800	27,049	27,648

Amounts recognised in Operating Statement
Current service cost (including employer contributions)	806	964	837	995
Superannuation interest cost	246	354	243	349
Total amounts recognised in Operating Statement	1,052	1,318	1,080	1,343

Remeasurements of net defined benefit obligation
Actuarial gain/(loss) due to changes in demographic assumptions	211	-	211	-
Actuarial gain/(loss) due to changes in financial assumptions	(1,473)	169	(1,460)	148
Actuarial gain/(loss) due to changes in experience adjustments	(285)	(88)	(271)	(113)
Return on plan assets above/below discount rate	1,345	(700)	1,464	(744)
Amounts recognised in Statement of Changes in Net
Assets (Equity)	(202)	(619)	(55)	(709)

Audited Consolidated Financial Statements 2020–21 – Queensland Government	5-91

Notes to the Financial Statements

48.	Retirement benefit obligations continued

Plan Asset Allocations

The State Public Sector Superannuation Scheme holds investments with the following asset allocations:

	Quoted	Unquoted	Quoted	Unquoted
	2021	2021	2020	2020
	$M	$M	$M	$M

Global equities	5,335	-	4,317	-
Global private equity	-	69	-	69
Global real estate	-	905	-	892
Cash and fixed interest	-	237	-	280
	5,335	1,211	4,317	1,241

QSuper plan assets are those held within the QSuper Trust Fund only. QSuper holds investments in unit trusts that hold financial instruments issued by the State. These instruments are difficult to value accurately and are immaterial in proportion to the value of the unit trusts. In addition, these trusts own properties which are used by Government agencies. Again, the exact values attributable to these tenancies are difficult to determine accurately, nor do they represent a material proportion of the fair value of plan assets.

No plan assets are held in respect of the Judges’ Scheme or Governors’ Pensions.

The major categories of Energy Super Fund plan assets are as follows:

	2021	2020
	$M	$M

Global equities	495	548
Cash and fixed interest	265	191
Real estate	97	90
Other	350	291
	1,207	1,120

	QSuper DB	QSuper DB	ESF	ESF
	2021	2020	2021	2020
	$M	$M	$M	$M

Actual return on plan assets	1,393	(618)	142	(17)

The estimate of employer contributions to be paid in 2021-22 is $1.975 billion for QSuper DB and $2 million for ESF.

At 30 June 2021, the weighted average duration of the QSuper defined benefit obligation is 9 years (2020: 8.9 years).

	QSuper DB	QSuper DB	Judges	Judges	ESF	ESF
Principal actuarial assumptions at:	2021	2020	2021	2020	2021	2020

Discount rate (gross)	1.50%	0.90%	1.50%	0.90%	1.7 - 2.5%	1.9 - 2.3%
Future inflationary salary increases	3.10%	2.00%	3.10%	2.00%	3.00%	3.00%
Expected CPI increases	2.10%	1.00%	N/A	N/A	N/A	N/A

5-92	Audited Consolidated Financial Statements 2020–21 – Queensland Government

Notes to the Financial Statements

48.	Retirement benefit obligations continued

Sensitivity Analysis for each significant actuarial assumption

	QSuper DB	Judges
	2021	2021
	$M	$M
Change in defined benefit obligation brought about by a 1% increase in:
Discount rate	(2,672)	(174)
Future inflationary salary increases	2,761	215
Expected CPI increases	225	N/A

The sensitivity analysis shown above represents the effects of notional changes in each of the key parameters underlying the obligations, while holding all other assumptions constant. The sensitivity analysis may not be representative of the actual change in the defined benefit obligation as it is unlikely that the change in assumptions would occur in isolation of one another as some of the assumptions are correlated. They are not intended to represent any particular probability of occurrence.

In presenting the above sensitivity analysis, the present value of the defined benefit obligation has been calculated using the projected unit credit method at the end of the reporting period, which is the same as that applied in calculating the defined benefit obligation liability recognised in the Balance Sheet.

QSuper funding arrangements and funding policy that affect future contributions

QSuper defined benefit category members are required to contribute a percentage of salary. Standard member contributions range between 2 - 6% of salary.

Unlike typical regulated defined benefit schemes, only the employee contributions are held within the QSuper Fund. Employer contributions received from employing authorities are held separate from the QSuper Fund in the Long Term Asset portfolio held by QTC. The State makes a last minute contribution to the QSuper Fund when a member exits the defined benefit scheme. Employer contributions to the Fund are decided by the QSuper Board based on the recommendation of the Actuary (92% of benefit payments and capitalised new pensions) as per the relevant actuarial investigation for funding purposes.

Under the Debt Action Plan announced in the 2015-16 Budget, the Government suspended for five years, commencing in 2015-16, the investment of defined benefit employer contributions. Investment of defined benefit employer contributions recommenced in the 2020-21 financial year.

The Long Term Asset portfolio held by the Government, within the TSS, to fund the employee entitlement liabilities includes interest rate and inflation linked portfolios intended to partially hedge the corresponding liability risks.

Employee numbers

The number of full time equivalent employees in the GGS at 30 June 2021 relating to the GGS entities listed in Note 50 totalled 241,288 (2020: 238,237). Per Budget Paper 2, Table 5.2, the estimated number of full time equivalents at 30 June 2021 was 238,673. Using the same scope as Budget Paper 2, the actual number of full time equivalents is 235,394 (2020: 232,426).

The number of Total State full time equivalent employees at 30 June 2021 relating to the consolidated entities listed in Note 50 totalled 262,815 (2020: 259,644).

49.	Related parties and Ministerial remuneration

Key Management Personnel

All Ministers in the Queensland Cabinet are considered to be Key Management Personnel (KMP) of the State (including the GGS).

The aggregate remuneration of all Ministers (according to the period of time each Member of Parliament served as Minister) is as follows:

	2021	2020
	$M	$M

Short-term benefits	6	6
Post-service benefits	1	1

Total	7	7

Audited Consolidated Financial Statements 2020–21 – Queensland Government	5-93

Notes to the Financial Statements

49.	Related parties and Ministerial remuneration continued

Key Management Personnel continued

Short-term benefits include base and additional salary entitlements, motor vehicle allowances, personal use of motor vehicles, chauffeur services and other entitlements. Post-service benefits comprise Government superannuation contributions for Ministers.

There are no material transactions between the State and Key Management Personnel and their related entities.

Transactions between the GGS and entities within the PNFC and PFC Sectors

Note 1(b) describes the reporting relationship between the GGS and entities within the PNFC and PFC Sectors. These entities are partially consolidated and are disclosed as investments in public sector entities in Note 24(b). Names of these individual entities can be found in Note 50.

The following are the major transactions and balances (>$100 million) between the GGS and other public sector entities:

Revenue and assets

The GGS records dividend and income tax equivalent income from entities within the PNFC and PFC Sectors as per Note 7, with the related receivables per Note 23(a). Deferred tax equivalent income from the PNFC and PFC Sectors is shown on the Operating Statement and deferred tax equivalent assets and liabilities are shown on the Balance Sheet.

The State has cash fund balances with QTC which are disclosed in Note 22.

The GGS holds fixed rate notes from QTC which earn interest that is included in Note 6 and incurs a market value adjustment included in Note 16. The carrying value of the notes in the Balance Sheet is disclosed in Note 24(a). The rate on the fixed rate notes is also discussed in Note 46(c)(i).

The GGS receives competitive neutrality fees from entities within the PNFC and PFC sector which are included in guarantee fees per Note 3. GGS payroll tax revenue per Note 3 includes $132 million (2020: $125 million) from entities within PNFC and PFC Sectors. GGS sales of goods and services (including revenue from contracts with customers) with the PNFC Sector are included in Note 5.

Expenses and liabilities

The GGS has borrowings with QTC. Note 13 discloses the interest expense which is predominantly with QTC and the borrowing balances are shown in Note 37(c). Further information on the terms of the QTC loans can be found in Note 46(c)(i).

Under the State’s cash management regime, GOCs advance surplus cash to the GGS. The GGS pays interest on these advances at the QTC Cash Fund rate. The balance outstanding on these GOC advances is per Note 37(b).

The GGS has a transport service contract expense with Queensland Rail, disclosed in Note 11, and pays community service obligations to electricity and water PNFC entities as per Note 14. Electricity expenses, also disclosed in Note 11, are paid by the GGS to electricity entities in the PNFC Sector.

Workers’ compensation premiums are paid to WorkCover by the GGS as per Note 9.

Equity injections and withdrawals

During the year, the GGS invested $147 million in Powerlink Queensland to partially fund the construction of the transmission line connection of the Genex Clean Energy hub in North Queensland to the national electricity grid. In addition, $50 million was invested in the National Injury Insurance Scheme, a PFC, and $45 million in Port of Townsville. Dividends treated as capital returns are disclosed in Note 19.

Other

In April 2021, the GGS entered into a Debt Retirement Fund Fixed Rate Note (FRN) with QTC to support the first Queensland Future Fund – the Debt Retirement Fund (DRF). $1.5 billion of funding for the DRF came from surplus defined benefit assets already held by the GGS. $206 million of shares held in the PNFC sector were transferred at market value to the GGS and contributed to the DRF. In June 2021, the GGS transferred its Titles Registry operations to QTC. QTC subsequently transferred the holdings in the Titles Registry (valued at $8 billion) into a unit trust managed by Queensland Investment Corporation. In consideration, QTC increased the value of the DRF FRN and Long Term Asset FRN for 75 per cent and 25 per cent respectively of the fair value of the Titles Registry.

5-94	Audited Consolidated Financial Statements 2020–21 – Queensland Government

Notes to the Financial Statements

50.	Controlled entities

Public sector entities are generally considered material for the purposes of this report if they meet either of the following criteria:

–    net operating result in excess of $5 million; or

–    net assets in excess of $100 million (2020: $75 million).

However, in addition to material entities, the State consolidates some entities which are not material in terms of the operating position or net asset position criteria if they are either a department or if they are funded for the delivery of services.

When financial results are available in respect of non-material entities, they are reviewed with the aim of including any newly material entities in the following year’s consolidated financial statements.

Newly created entities that are expected to meet the materiality criteria on the basis of their initial budget estimates are included in the consolidated financial statements from the time of their establishment.

The GGS has 100% ownership and voting power in other Queensland public sector entities, classified as either PNFCs or PFCs.

The following controlled entities of the Government have been included in the consolidated financial statements for the year ended 30 June 2021. The list has been classified by activity sectors as outlined in Note 1(c). Entities denoted with an asterisk are consolidated with the accounts of the preceding entity.

General Government

Departments

Aboriginal and Torres Strait Islander Partnerships (Abolished as at 12 November 2020)

Agriculture and Fisheries

Children, Youth Justice and Multicultural Affairs (Renamed as at 12 November 2020)

Communities, Housing and Digital Economy (Renamed as at 12 November 2020)

    * Arts Queensland

    * CITEC - commercialised business unit

    * Corporate Administration Agency - shared service provider

    * Queensland Shared Services - shared service provider

Education

    * Australian Music Examinations Board

Employment, Small Business and Training

Energy and Public Works (Established 12 November 2020)

    * QBuild - commercialised business unit

    * QFleet - commercialised business unit

Environment and Science

Justice and Attorney-General

Premier and Cabinet

    * Screen Queensland Pty Ltd

Public Safety Business Agency (Abolished as at 1 July 2021)

Queensland Corrective Services

Queensland Fire and Emergency Services

Queensland Health

Queensland Police Service

Queensland Treasury

Regional Development, Manufacturing and Water (Renamed as at 12 November 2020)

Resources (Renamed as at 12 November 2020)

Seniors, Disability Services and Aboriginal and Torres Strait Islander Partnerships

    (Renamed as at 12 November 2020)

State Development, Infrastructure, Local Government and Planning (Renamed as at 12 November 2020)

    * Economic Development Queensland - commercialised business unit

Tourism, Innovation and Sport (Renamed as at 12 November 2020)

Transport and Main Roads

    * RoadTek - commercialised business unit

Youth Justice (Abolished as at 12 November 2020)

Audited Consolidated Financial Statements 2020–21 – Queensland Government	5-95

Notes to the Financial Statements

50.	Controlled entities continued

Other General Government entities

Board of the Queensland Museum

    * Queensland Museum Foundation Trust

Crime and Corruption Commission

Cross River Rail Delivery Authority

Electoral Commission of Queensland

Gold Coast Waterways Authority

Hospital and Health Services

    Cairns and Hinterland

    Central Queensland

    Central West

    Children’s Health Queensland

    Darling Downs

    Gold Coast

    Mackay

    Metro North

    Metro South

    North West

    South West

    Sunshine Coast

    Torres and Cape

    Townsville

    West Moreton

    Wide Bay

Human Rights Commission

Legal Aid Queensland

Legislative Assembly

Library Board of Queensland

    * Queensland Library Foundation

Motor Accident Insurance Commission

Nominal Defendant

Office of the Governor

Office of the Health Ombudsman

Office of the Information Commissioner

Office of the Inspector-General of Emergency Management

Office of the Ombudsman

Prostitution Licensing Authority

Public Service Commission

Queensland Art Gallery Board of Trustees

    * Queensland Art Gallery I Gallery of Modern Art (QAGOMA) Foundation

Queensland Audit Office

Queensland Building and Construction Commission

Queensland Curriculum and Assessment Authority

Queensland Family and Child Commission

Queensland Mental Health Commission

Queensland Performing Arts Trust

Queensland Racing Integrity Commission

Queensland Reconstruction Authority

Queensland Rural and Industry Development Authority

Residential Tenancies Authority

South Bank Corporation

TAFE Queensland

    * Aviation Australia Pty Ltd

The Council of the Queensland Institute of Medical Research

The Public Trustee of Queensland

Tourism and Events Queensland

    * Gold Coast Events Management Ltd

Trade and Investment Queensland

5-96	Audited Consolidated Financial Statements 2020–21 – Queensland Government

Notes to the Financial Statements

50.	Controlled entities continued

Public Non-financial Corporations

CleanCo Queensland Limited

CS Energy Limited

    * Aberdare Collieries Pty Ltd

    * Callide Energy Pty Ltd

    * CS Energy Group Holdings Pty Ltd

    * CS Energy Group Operations Holdings Pty Ltd

    * CS Energy Kogan Creek Pty Ltd

    * CS Energy Oxyfuel Pty Ltd

    * CS Kogan (Australia) Pty Ltd

    * Kogan Creek Power Pty Ltd

    * Kogan Creek Power Station Pty Ltd

    * T75 CS Energy Segregated Cell

Energy Queensland Limited

    * Energex Limited

    * Ergon Energy Corporation Limited

    * Ergon Energy Queensland Pty Ltd

    * SPARQ Solutions Pty Ltd

    * Varnsdorf Pty Ltd

    * VH Operations Pty Ltd

    * Yurika Pty Ltd

    * Metering Dynamics Pty Ltd

    * Ergon Energy Telecommunications Pty Ltd

Far North Queensland Ports Corporation Limited

Gladstone Area Water Board

Gladstone Ports Corporation Limited

    * Gladstone Marine Pilot Services Pty Ltd

Mount Isa Water Board

North Queensland Bulk Ports Corporation Limited

    * Ports Corporation of Queensland Limited (dormant)

    * Mackay Ports Limited (dormant)

Port of Townsville Limited

Powerlink Queensland

    * Harold Street Holdings Pty Ltd

    * Powerlink Transmission Services Pty Ltd

    * Queensland Capacity Network Pty Ltd

Queensland Bulk Water Supply Authority (trading as Seqwater)

Queensland Rail

    * Queensland Rail Limited

        * On Track Insurance Pty Ltd

Queensland Treasury Holdings Pty Ltd (controlled entity of Queensland Treasury)

    * Brisbane Port Holdings Pty Ltd

    * City North Infrastructure Pty Ltd (dormant)

    * DBCT Holdings Pty Ltd

    * Queensland Airport Holdings (Cairns) Pty Ltd (dormant)

    * Queensland Airport Holdings (Mackay) Pty Ltd (dormant)

    * Queensland Lottery Corporation Pty Ltd

Stadiums Queensland

Stanwell Corporation Limited

    * Energy Portfolio 1 Pty Ltd (dormant)

    * Glen Wilga Coal Pty Ltd (dormant)

    * Goondi Energy Pty Ltd

    * Mica Creek Pty Ltd

    * SCL North West Pty Ltd

    * Tarong Energy Corporation Pty Ltd (dormant)

    * Tarong Fuel Pty Ltd

    * Tarong North Pty Ltd

    * TEC Coal Pty Ltd

    * TN Power Pty Ltd

Audited Consolidated Financial Statements 2020–21 – Queensland Government	5-97

Notes to the Financial Statements

50.	Controlled entities continued

Public Non-financial Corporations continued

SunWater Limited

    * Burnett Water Pty Ltd

    * Eungella Water Pipeline Pty Ltd

    * North West Queensland Water Pipeline Pty Ltd

Public Financial Corporations

QIC Limited (non-trading entities are not included in this list)

    * QIC European Investment Services Limited

    * QIC Infrastructure Management Pty Ltd

    * QIC Infrastructure Management No.2 Pty Ltd

    * QIC Investments No. 1 Pty Ltd

    * QIC Investments No. 2 Pty Ltd

    * QIC Investments No. 3 Pty Ltd

    * QIC Private Capital Pty Ltd

    * QICP Pty Ltd

    * QIC Retail Pty Ltd

    * QIC (UK) Management Limited

    * QIC US Management, Inc.

          * QIC Corporate Management, Inc.

          * QIC Global Infrastructure (US), Inc.

          * QIC Non-Member Manager LLC

          * QIC Properties US, Inc.

          * QIC QGIF GP Co No. 1 Inc

          * QIC US Investment Services Inc

          * QIC US Private Equity, LLC

          * QIC US Private Equity No. 2 LLC

          * QIC US Regional Shopping Center Fund GP LLC

          * QIC US Shopping Centre Fund No.1 GP LLC

          * South Bay Managing Member LLC

The National Injury Insurance Agency, Queensland

Queensland Treasury Corporation

WorkCover Queensland

51.	Reconciliation to GFS

As required by AASB1049, the purpose of this note is to reconcile the key aggregates per AASB1049 to the calculations in terms of the GFS Manual.

With the introduction of AASB16 Leases, former operating leases are now recorded on the Balance Sheet and lease expenses have been reallocated from supplies and services to lease amortisation and lease finance charges. This is inconsistent with the GFS Manual, resulting in convergence differences. It would be a significant administrative burden for the State to continue to track operating leases solely for the purposes of these reconciliations, so the impact of AASB16 is not shown in these reconciliations.

The following reconciliations to GFS are determined in accordance with the ABS GFS Manual.

(a) Reconciliation to GFS Net Operating Balance

	Notes	GGS	PNFC	PFC	Elims	TSS
		$M	$M	$M	$M	$M
2021
Net result from transactions
Net operating balance (as per Operating Statement)		(937)	1,162	(2,656)	(831)	(3,262)

Convergence differences
Other operating expenses - onerous contract	i	-	(14)	-	-	(14)
Other property expenses - income transferred by Public Enterprises as dividends	ii	-	(735)	(95)	831	-
Total convergence differences		-	(749)	(95)	831	(14)
GFS Net Operating Balance		(937)	413	(2,751)	-	(3,276)

5-98	Audited Consolidated Financial Statements 2020–21 – Queensland Government

Notes to the Financial Statements

51.	Reconciliation to GFS continued

(a)   Reconciliation to GFS Net Operating Balance continued

	Notes	GGS	PNFC	PFC	Elims	TSS
		$M	$M	$M	$M	$M
2020
Net result from transactions
Net operating balance (as per Operating Statement)		(5,728)	928	(3,211)	(1,180)	(9,191)

Convergence differences
Other operating expenses - onerous contract	i	-	-	-	-	-
Other property expenses - income transferred by Public Enterprises as dividends	ii	-	(1,086)	(94)	1,180	-
Total convergence differences		-	(1,086)	(94)	1,180	-
GFS Net Operating Balance		(5,728)	(158)	(3,305)	-	(9,191)

Notes:

The convergence differences comprise:

(i)

The Operating Statement treats onerous contract expenses as other economic flows included in the operating result. GFS only recognises expenses from transactions when payments are made from the provision. This difference flows through to the TSS.

(ii)

GFS treats dividends to owners as an expense, whereas in the Operating Statement, they are treated as a distribution to owners and therefore a direct debit to equity. The differences do not flow through to the TSS as they arise from inter-sector transactions.

An elimination difference arises in respect of social benefits of $40 million (2020: $39 million) in the GGS and $140 million (2020: $226 million) in the TSS. In accordance with the ABS GFS Manual, certain transactions within and between the GGS and the PNFC sector are not eliminated on consolidation of the GGS or TSS, whereas under AASB 10, intragroup transactions are eliminated in full. These benefits are grossed up for GFS reporting in sales of goods and services and other operating expenses and there is no net effect on the net operating balance.

(b)   Reconciliation to GFS Fiscal Balance

	Notes	GGS	PNFC	PFC	Elims	TSS
		$M	$M	$M	$M	$M
2021
Fiscal Balance (as per Operating Statement)		(5,015)	637	(2,650)	(858)	(7,886)

Convergence differences
Relating to net operating balance		-	(749)	(95)	831	(14)
Purchases of non-financial assets	i	(114)	-	-	-	(114)
Sales of non-financial assets	i	98	-	-	-	98
Change in net inventories	i, ii	(28)	-	-	-	(28)

GFS Fiscal Balance		(5,059)	(112)	(2,745)	(27)	(7,944)

2020
Fiscal Balance (as per Operating Statement)		(9,164)	305	(3,204)	(1,200)	(13,263)

Convergence differences
Relating to net operating balance		-	(1,086)	(94)	1,180	-
Purchases of non-financial assets	i	(129)	-	-	-	(129)
Sales of non-financial assets	i	94	-	-	-	94
Change in net inventories	i, ii	(6)	-	-	-	(6)

GFS Fiscal Balance		(9,205)	(781)	(3,298)	(19)	(13,304)

Audited Consolidated Financial Statements 2020–21 – Queensland Government	5-99

Notes to the Financial Statements

51.	Reconciliation to GFS continued

(b) Reconciliation to GFS Fiscal Balance continued

Notes:

The convergence differences comprise:

(i)

GFS treats purchases and sales of land inventories and assets held for rental and subsequently held for sale as purchases and sales of non-financial assets. These are reflected in changes in net inventories for AASB 1049.

(ii)	For AASB 1049, change in net inventories includes total changes in the balance of land inventories and assets held for rental and subsequently held for sale.

(c)	Reconciliation to GFS Net Worth

	Notes	GGS	PNFC	PFC	Elims	TSS
		$M	$M	$M	$M	$M
2021
Net Worth (as per Balance Sheet)		209,625	18,655	2,775	(29,344)	201,710

Convergence differences
Financial assets
Investment in other entities	i	5,594	-	-	(5,594)	-
Non-financial assets
Restoration assets	ii	(2)	(130)	-	-	(132)
Deferred tax assets	iii	(6,549)	(1,535)	(108)	8,191	-
SCA - GORTO	iv	(9,939)	-	-	-	(9,939)
Liabilities
Deferred tax liabilities	v	1,642	6,530	19	(8,192)	-
Restoration provision	vi	1	682	-	-	683
Provision for onerous contracts	vii	-	136	-	-	136
Service concession liabilities	viii	7,633	-	-	-	7,633
Shares and other contributed equity	ix	-	(24,338)	(2,686)	27,023	-
Total convergence differences		(1,619)	(18,655)	(2,775)	21,429	(1,619)
GFS Net Worth		208,006	-	-	(7,915)	200,091

2020
Net Worth (as per Balance Sheet)		195,646	18,991	2,580	(32,786)	184,430

Convergence differences
Financial assets
Investment in other entities	i	5,632	-	-	(5,632)	-
Non-financial assets
Restoration assets	ii	(1)	(223)	-	-	(225)
Deferred tax assets	iii	(6,121)	(908)	(167)	7,196	-
SCA - GORTO	iv	(10,030)	-	-	-	(10,030)
Liabilities
Deferred tax liabilities	v	1,074	6,091	29	(7,196)	-
Restoration provision	vi	1	748	-	-	748
Provision for onerous contracts	vii	-	62	-	-	62
Service concession liabilities	viii	7,866	-	-	-	7,866
Shares and other contributed equity	ix	-	(24,760)	(2,442)	27,202	-
Total convergence differences		(1,579)	(18,991)	(2,580)	21,570	(1,579)
GFS Net Worth		194,067	-	-	(11,216)	182,851

5-100	Audited Consolidated Financial Statements 2020–21 – Queensland Government

Notes to the Financial Statements

51.	Reconciliation to GFS continued

(c)   Reconciliation to GFS Net Worth continued

Notes:

The convergence differences comprise:

(i)

The measurement of equity investments in other public sector entities differs for GFS in that, for example, net restoration provisions, onerous contract provisions and deferred income tax balances are not recognised in net worth under GFS. In addition, the negative net worth of the individual public sector entities is included in the GGS valuation of those entities.

Reconciliation of GAAP GGS investments in other public sector entities to GFS:

	General Government
	2021	2020
	$M	$M

Investments in other public sector entities under GAAP	21,429	21,570
Add net deferred tax equivalent liabilities reported by PNFC and PFC	4,907	5,047
Add provisions for onerous contracts recorded by PNFC and PFC	136	62
Add net restoration costs	551	524
Investments in other public sector entities under GFS	27,023	27,202

(ii)	GFS does not recognise restoration assets, whereas restoration assets have been recognised in the Balance Sheet. This difference flows through to the TSS.

(iii)

GFS does not recognise deferred tax assets, whereas deferred tax assets are classified as non-financial assets in the Balance Sheet. The difference does not flow through to the TSS as it arises from inter-sector transactions.

(iv)	GFS does not recognise SCA – GORTO assets whereas these have been recognised in the Balance Sheet.

(v)

GFS does not recognise deferred tax liabilities, whereas deferred tax liabilities are classified as non-financial liabilities in the Balance Sheet. The difference does not flow through to the TSS as it arises from inter-sector transactions.

(vi)	GFS does not recognise restoration provisions, whereas restoration provisions have been recognised in the Balance Sheet. This difference flows through to the TSS.

(vii)	GFS does not recognise a provision for onerous contracts, whereas a provision for onerous contracts is recognised in the Balance Sheet. This difference flows through to the TSS.

(viii)	GFS does not recognise SCA – GORTO liabilities whereas these are recognised on the Balance Sheet.

(ix)	GFS measures net worth as assets less liabilities less shares/contributed equity. Shares/contributed equity are not deducted under Australian Accounting Standards.

The change in net worth is listed in AASB 1049 as a key aggregate, a separate reconciliation of the Change in net worth per the Balance Sheet compared to GFS has not been prepared as it is evident from the two years of net worth reported above.

(d)   Reconciliation to GFS Cash Surplus/(Deficit)

	Notes	GGS	PNFC	PFC	Elims	TSS
		$M	$M	$M	$M	$M
2021
Cash surplus/(deficit)		(6,401)	(662)	(1,657)	(6)	(8,726)

Convergence differences
Acquisitions under finances leases and similar arrangements	i	(1,547)	(18)	(11)	-	(1,576)
GFS Cash Surplus/(Deficit)		(7,948)	(680)	(1,669)	(6)	(10,303)

Audited Consolidated Financial Statements 2020–21 – Queensland Government	5-101

Notes to the Financial Statements

51.	Reconciliation to GFS continued

(d)	Reconciliation to GFS Cash Surplus/(Deficit) continued

	Notes	GGS	PNFC	PFC	Elims	TSS
		$M	$M	$M	$M	$M
2020
Cash surplus/(deficit)		(6,228)	(1,248)	(1,850)	9	(9,317)

Convergence differences
Acquisitions under finances leases and similar arrangements	i	(1,263)	(54)	(4)	-	(1,320)
GFS Cash Surplus/(Deficit)		(7,491)	(1,302)	(1,854)	9	(10,638)

Notes:

The convergence differences comprise:

(i)

The convergence differences arise because GFS recognises a notional cash outflow relating to new finance leases and similar arrangements in calculating cash surplus/(deficit), whereas the Cash Flow Statement does not recognise notional cash flows. This total difference flows through to the TSS.

52.	Expenses from transactions by function

	General Government		Total State
	2021	2020	2021	2020
	$M	$M	$M	$M

General public services	4,801	6,917	9,576	11,848
Public order and safety	5,973	5,612	5,859	5,512
Economic affairs	1,957	1,985	7,959	7,864
Environmental protection	979	942	978	926
Housing and community amenities	1,047	906	1,713	2,033
Health	20,148	19,256	19,970	19,085
Recreation, culture and religion	815	919	908	1,000
Education	15,430	15,376	15,294	15,244
Social protection	5,577	4,992	6,325	5,648
Transport	6,940	6,601	6,991	6,814
	63,669	63,505	75,573	75,973

53.	Sector assets by function

	General Government		Total State
	2021	2020	2021	2020
	$M	$M	$M	$M

General public services[1]	55,338	42,822	81,404	65,734
Public order and safety	8,637	8,671	8,476	8,399
Economic affairs	10,379	10,166	43,732	43,767
Environmental protection	79,123	77,652	79,082	77,572
Housing and community amenities	19,107	18,723	32,732	32,381
Health	16,827	16,397	16,687	16,340
Recreation, culture and religion	4,720	4,579	5,443	5,209
Education	26,471	24,754	26,454	24,746
Social protection	3,016	2,927	5,253	4,506
Transport	98,114	91,570	107,994	101,036
	321,731	298,262	407,257	379,691

1For GGS, includes fixed rate notes and investments in other public sector entities. For TSS, includes investments managed by QIC, securities and bonds.

5-102	Audited Consolidated Financial Statements 2020–21 – Queensland Government

Notes to the Financial Statements

54.	General Government Sector Budget to actual comparison

Operating Statement

	Variance Notes	Published Budget 2021 $M	Actual 2021 $M	Change $M	Change %
Continuing Operations
Revenue from Transactions
Taxation revenue	1	14,330	16,249	1,919	13.4%
Grants revenue	2	29,094	33,013	3,919	13.5%
Sales of goods and services		5,975	6,063	88	1.5%
Interest income		1,882	1,948	66	3.5%
Dividend and income tax equivalent income	3	1,179	1,310	131	11.1%
Other revenue	4	3,788	4,148	359	9.5%
Total Revenue from Transactions		56,249	62,732	6,483	11.5%

Expenses from Transactions
Employee expenses		26,470	26,501	31	0.1%
Superannuation expenses	5	3,477	3,319	(158)	(4.6%)
Other operating expenses	6	16,956	16,335	(620)	(3.7%)
Depreciation and amortisation		4,251	4,187	(64)	(1.5%)
Other interest expenses	7	1,725	1,619	(106)	(6.1%)
Grants expenses	8	12,003	11,709	(294)	(2.4%)
Total Expenses from Transactions		64,881	63,669	(1,212)	(1.9%)

Net Operating Balance from Continuing Operations		(8,633)	(937)	7,695

Other Economic Flows - Included in Operating Result
Gains/(losses) on sale of assets/settlement of liabilities		4,220	8,004	3,784
Revaluation increments/(decrements) and impairment (losses)/reversals		(4)	2,700	2,704
Asset write-downs		(99)	(228)	(129)
Actuarial adjustments to liabilities		(97)	(1,318)	(1,221)
Deferred income tax equivalents		(87)	31	117
Dividends and tax equivalents treated as capital returns		80	449	369
Other		133	150	17
Total Other Economic Flows - Included in Operating Result	9	4,146	9,787	5,641

Operating Result from Continuing Operations		(4,486)	8,850	13,336

Other Economic Flows - Other Movements in Equity
Revaluations		713	5,212	4,499
Other		1,581	(82)	(1,663)
Total Other Economic Flows - Other Movements in Equity	10	2,294	5,129	2,836

Comprehensive Result/Total Change in Net Worth		(2,192)	13,979	16,172

KEY FISCAL AGGREGATES

Net Operating Balance		(8,633)	(937)	7,695

Net Acquisition/(Disposal) of Non-Financial Assets
Purchases of non-financial assets		7,572	6,835	(737)
Less Sales of non-financial assets		255	216	(40)
Less Depreciation		4,251	4,187	(64)
Plus Change in inventories		19	46	28
Plus Other movement in non-financial assets		1,724	1,599	(125)
Equals Total Net Acquisition/(Disposal) of Non-Financial Assets		4,808	4,078	(730)

Fiscal Balance		(13,440)	(5,015)	8,425

Audited Consolidated Financial Statements 2020–21 – Queensland Government	5-103

Notes to the Financial Statements

54.	General Government Sector Budget to actual comparison continued

Balance Sheet

	Variance	Published Budget 2021	Actual 2021	Change	Change
	Notes	$M	$M	$M	%
Assets
Financial Assets
Cash and deposits	11	1,005	1,072	68	6.7%
Receivables and loans
Receivables	12	4,459	5,521	1,062	23.8%
Advances paid		1,415	1,339	(76)	(5.4%	)
Loans paid		394	375	(19)	(4.8%	)
Securities other than shares	13	34,456	41,366	6,910	20.1%
Shares and other equity investments
Investments in public sector entities	14	21,852	21,429	(423)	(1.9%	)
Investments in other entities		6	6	-	0.0%
Investments accounted for using the equity method		158	159	1	0.4%
Total Financial Assets		63,745	71,267	7,522	11.8%

Non-Financial Assets
Inventories		710	725	15	2.1%
Assets held for sale		158	172	14	8.8%
Investment properties		340	348	9	2.5%
Property, plant and equipment	15	226,982	230,962	3,980	1.8%
Intangibles		887	953	66	7.4%
Service concession assets - GORTO	16	6,519	9,939	3,420	52.5%
Deferred tax asset	17	6,154	6,549	395	6.4%
Other non-financial assets		751	815	64	8.5%
Total Non-Financial Assets		242,503	250,464	7,962	3.3%

Total Assets		306,247	321,731	15,484	5.1%

Liabilities
Payables		4,470	4,725	255	5.7%
Employee benefit obligations
Superannuation liability		27,475	27,322	(153)	(0.6%	)
Other employee benefits	18	8,532	8,914	381	4.5%
Advances received		1,506	1,435	(71)	(4.7%	)
Borrowing with QTC	19	53,501	46,153	(7,347)	(13.7%	)
Leases and other loans		7,565	7,705	140	1.9%
Securities and derivatives		198	220	22	11.3%
Deferred tax liability	17	1,085	1,642	557	51.4%
Provisions	20	4,462	5,368	906	20.3%
Service concession liabilities - GORTO	21	5,212	7,633	2,421	46.5%
Other liabilities		704	990	286	40.6%
Total Liabilities		114,708	112,106	(2,602)	(2.3%	)

Net Assets		191,539	209,625	18,086	9.4%

Net Worth
Accumulated surplus		73,449	87,388	13,939	19.0%
Reserves		118,090	122,237	4,147	3.5%
Total Net Worth		191,539	209,625	18,086	9.4%

KEY FISCAL AGGREGATES

Net Financial Worth		(50,963)	(40,839)	10,124
Net Financial Liabilities		72,815	62,268	(10,547)
Net Debt		25,499	11,360	(14,139)

5-104	Audited Consolidated Financial Statements 2020–21 – Queensland Government

Notes to the Financial Statements

54.	General Government Sector Budget to actual comparison continued

Cash Flow Statement

	Variance	Published Budget 2021	Actual 2021	Change	Change
	Notes	$M	$M	$M	%
Cash Flows from Operating Activities
Cash received
Taxes received	22	13,749	15,882	2,133	15.5%
Grants and subsidies received	23	27,948	31,226	3,278	11.7%
Sales of goods and services		6,245	6,217	(29)	(0.5%	)
Interest receipts		2,017	2,077	59	2.9%
Dividends and income tax equivalents		1,690	1,673	(17)	(1.0%	)
Other receipts	24	5,011	5,745	735	14.7%
		56,661	62,820	6,159	10.9%
Cash paid
Payments for employees		(30,442)	(30,320)	122	(0.4%	)
Payments for goods and services		(19,128)	(19,002)	125	(0.7%	)
Grants and subsidies paid	25	(11,993)	(11,709)	284	(2.4%	)
Interest paid	26	(1,680)	(1,568)	111	(6.6%	)
Other payments		-	(2)	(2)	100.0%
		(63,243)	(62,601)	641	(1.0%	)

Net Cash Flows from Operating Activities		(6,581)	219	6,800	(103.3%	)

Cash Flows from Investing Activities
Non-Financial Assets
Purchases of non-financial assets	27	(7,572)	(6,835)	737	(9.7%	)
Sales of non-financial assets		255	216	(40)	(15.6%	)
		(7,316)	(6,619)	697	(9.5%	)

Financial Assets (Policy Purposes)
Equity acquisitions		(243)	(242)	1	(0.5%	)
Equity disposals		48	223	175	362.7%
Advances and concessional loans paid		(231)	(257)	(26)	11.2%
Advances and concessional loans received		121	243	122	101.1%
	28	(305)	(33)	272	(89.2%	)

Financial Assets (Liquidity Purposes)
Purchases of investments		(8,692)	(15,656)	(6,963)	80.1%
Sales of investments		7,870	12,143	4,273	54.3%
	29	(822)	(3,513)	(2,691)	327.2%

Net Cash Flows from Investing Activities		(8,444)	(10,165)	(1,721)	20.4%

Cash Flows from Financing Activities
Cash received
Advances received	30	125	1,629	1,504	1207.0%
Proceeds of borrowing	31	16,024	10,916	(5,108)	(31.9%	)
		16,148	12,545	(3,604)	(22.3%	)
Cash paid
Advances paid	30	(461)	(2,039)	(1,578)	342.2%
Borrowing repaid	31	(862)	(692)	170	(19.8%	)
		(1,323)	(2,731)	(1,408)	106.4%

Net Cash Flows from Financing Activities		14,825	9,813	(5,012)	(33.8%	)

Net Increase/(Decrease) in Cash and Deposits Held		(201)	(133)	68	(33.7%	)
Cash and deposits at the beginning of the financial year		1,205	1,205	-	0.0%
Cash and Cash Equivalents Held at the End of the
Financial Year		1,005	1,072	68	6.7%

Audited Consolidated Financial Statements 2020–21 – Queensland Government	5-105

Notes to the Financial Statements

54.	General Government Sector Budget to actual comparison continued

Cash Flow Statement continued

	Published Budget 2021	Actual 2021	Change	Change
	$M	$M	$M	%
KEY FISCAL AGGREGATES

Net Cash from Operating Activities	(6,581)	219	6,800
Net Cash Flow from Investments in Non-Financial Assets	(7,316)	(6,619)	697

CASH SURPLUS/(DEFICIT)	(13,898)	(6,401)	7,497

Derivation of ABS GFS Cash Surplus/Deficit
Cash surplus/(deficit)	(13,898)	(6,401)	7,497
Acquisitions under finance leases and similar arrangements	(1,571)	(1,547)	23	(1.5%)
ABS GFS Cash Surplus/(Deficit) Including Finance Leases and Similar Arrangements	(15,468)	(7,948)	7,521

Explanations of major variances between AASB 1049 actual amounts and corresponding original Budget amounts for GGS

Operating Statement

1.  Taxation revenue was $1.919 billion higher than the 2020-21 Budget estimate primarily driven by the rebound in economic conditions following the initial impact of the COVID-19 pandemic, with a significant improvement recorded in transfer duty of $1.26 billion, payroll tax revenue of $269 million, combined motor vehicle duties and registration of $176 million and gambling taxes and levies of $106 million as venues re-opened.

2.  Grant revenue was $3.919 billion higher than the 2020-21 Budget forecast mainly due to the following:

–   Increase of $2.718 billion in GST revenue from original Budget due to higher national GST collections following stronger than expected national household spending and dwelling investment as well as better than expected recovery of outstanding GST debt.

–   Increased Commonwealth specific purpose payments of $1.087 billion due to additional National Health Reform funding, including for the COVID-19 health response, early payment of 2021-22 Financial Assistance grants to councils into the 2021 financial year, increase in skills and workforce development funding and commencement of the HomeBuilder program.

–   Increase of $161 million in Commonwealth National Partnership Payments mainly for road and land infrastructure.

3.  Dividend and income tax equivalent income was $131 million higher compared to the 2020-21 Budget estimate with increased income from the electricity networks and Queensland Rail due to improved operating conditions partly offset by a decline in income from electricity generation businesses due in part to lower wholesale electricity prices and the impact of the Callide Power Station turbine failure.

4.  Other revenue increased $359 million over the 2020-21 Budget estimate in part due to COVID-19 quarantine fees and increased coal royalties as a result of higher prices, which to some extents, were offset by lower non-coal mining, petroleum and gas royalties.

5.  Superannuation expenses were $158 million lower than forecast in part due to a change in financial assumptions used in the actuarial valuation of the defined benefit superannuation liabilities.

6.  Other operating expenses were $620 million lower than the 2020-21 Budget estimate. The lower operating expenses were partially due to deferral of health expenditure including COVID-19 clinical stockpile reserves program into the following financial year. In addition, expected Department of Education expenses were lower due to COVID-19 restrictions such as lower student course supplies and consumables and international student Homestay expenses, as well as timing of Cross River Rail project works.

7.  Interest expenses were lower than the 2020-21 Budget estimate partly due to lower new borrowing requirements in the financial year as a result of the better than expected net operating deficit.

5-106	Audited Consolidated Financial Statements 2020–21 – Queensland Government

Notes to the Financial Statements

54.	General Government Sector Budget to actual comparison continued

Explanations of major variances between AASB 1049 actual amounts and corresponding original Budget amounts for GGS continued

Operating Statement continued

8.  Grants expenses were $294 million lower than Budget due to:

–   Less than expected take up on North Queensland Restocking, Replanting and On-farm Infrastructure grants;

–   Timing of payments under various grant programs which were re-scheduled to next financial year, including grants under employment initiatives, housing, tourism and sport programs;

–   Lower than expected payroll tax and land tax rebates under the Government’s COVID-19 response measures; and

–   lower natural disaster payments to local councils.

These lower grants were partially offset by the bring forward of 2021-22 Financial Assistance Grants to local councils, increase in funding for non-State schools by the Australian Government and higher First Home Owners’ Grants and commencement of the Commonwealth HomeBuilder grant program.

9.  Other economic flows included in operating result were $5.641 billion higher than the 2020-21 Budget. This variance was due in large part to:

–   Higher than expected gain on transfer of Queensland Titles Registry Pty Ltd to QTC;

–   The fair value increment on the fixed rate note with QTC which is linked to the fair value of QTC’s corresponding long term asset portfolio held with QIC; and

–   Higher dividend and tax equivalent capital returns with Queensland Treasury Holdings transferring shares to Queensland Treasury as an in-specie dividend for subsequent contribution to the Debt Retirement Fund and additional capital return from Powerlink Queensland.

These adjustments were partially offset by actuarial adjustments to the Long Service Leave Central Scheme and the Queensland Government Insurance Fund.

10.  Other movements in equity were $2.741 billion higher than estimated in the 2020-21 Budget due to an increase in property, plant and equipment of $4.896 billion mainly from upwards valuation of road infrastructure and land under roads. These adjustments were partially offset by the impact to equity of recognition of service concession assets and liabilities on adoption of AASB 1059 in the 2020-21 Budget and downward valuation of the investment in the PNFC and PFC Sector entities.

Balance Sheet

11.  Refer to Cash Flow Statement for movements in the cash balance.

12.  Receivables were $1.062 billion higher than the 2020-21 Budget, partly reflecting the GST grant receivable at year end, higher dividend and current tax equivalents receivable from PNFC entities, offset in part by lower receivables of taxes and royalty income.

13.  Securities other than shares were $6.91 billion higher than the 2020-21 Budget reflecting the higher than expected value on transfer of Queensland Titles Registry Pty Ltd to a QIC managed unit trust as part of establishing the Debt Retirement Fund, and the fair value increment on the long term asset fixed rate notes with QTC (refer Note 16).

14.  The reduction of $423 million in the investments in public enterprises is due to the combined movements in the net worth of PNFC and PFC Sector entities and mainly results from asset write downs and market value adjustments to securities and derivative liabilities.

15.  The increase of $3.98 billion in property, plant and equipment over the 2020-21 Budget is mainly due to road infrastructure and land under roads revaluations made post the original Budget estimate, partially offset by lower than budget forecast purchases of non-financial assets.

16.  The increase of $3.42 billion for SCA – GORTO over the 2020-21 Budget estimate follows the final valuations of these assets and liabilities on adoption of AASB 1059.

17.  Deferred tax assets and liabilities were higher than the 2020-21 Budget largely due to deferred tax asset and liability movements being set off for budget reporting by Stanwell Corporation Limited.

18.  Other employee benefit obligations were $381 million higher than the 2020-21 Budget due to actuarial valuation adjustments to the Long Service Leave Central Scheme liabilities.

Audited Consolidated Financial Statements 2020–21 – Queensland Government	5-107

Notes to the Financial Statements

54.	General Government Sector Budget to actual comparison continued

Explanations of major variances between AASB 1049 actual amounts and corresponding original Budget amounts for GGS continued

Balance Sheet continued

19.  Borrowing with QTC was $7.347 billion lower than projected at the time of the 2020-21 Budget mainly due to improved net cash flows from operating activities following the rebound in key revenue streams of GST and taxes and lower than forecast purchases of non- financial assets.

20.  Provisions were $906 million higher than the 2020-21 Budget forecast primarily due an increase in the expected number of historical child sexual abuse civil claims based on actuarial advice.

21.  Service concession liabilities – GORTO increased $2.421 billion following final valuations on adoption of AASB 1059.

Cash Flow Statement

22.  In addition to the increase per the Operating Statement (refer variance note 1) taxes received were $218 million higher than budgeted due to better than expected collection of payroll tax and land tax deferrals provided to businesses as part of the Government’s COVID-19 tax relief package.

23.  Grants and subsidies received are $3.278 billion higher than budgeted. This variance is lower than the Operating Statement (refer to variance note 2), due to an accrual of GST revenue from the Australian Government following the upward revision to the GST pool for 2020-21.

24.  Other receipts are $735 million higher than Budget due to higher other revenue (refer to variance note 4 for further details) and higher than expected net GST receipts from the ATO.

25.  Grants and subsidies paid are $284 million lower than expected at Budget. Further details can be found in variance Note 8.

26.  Interest paid is $111 million less than budget mainly due to a lower new borrowing requirement predominantly due to a better than expected net operating result.

27.  Purchases of non-financial assets are $737 million lower than expected at Budget due to changes in the timing of capital program delivery across the sector as well as equity to output swaps.

28.  Net cash outflows from policy purposes are $272 million lower than the 2020-21 Budget, mainly due to higher equity returns from Powerlink Queensland associated with the Genex decision made at the 2021-22 Budget and higher than expected concessional loan repayments.

29.  Net cash outflows from liquidity purposes are $2.691 billion higher than the 2020-21 Budget. This is mainly due to the investment, in the QTC redraw facility, of additional net cash flows from operating activities.

30.  Net advances paid are $74 million higher than the 2020-21 Budget mainly due to the withdrawal of funds by GOCs in the electricity sector due to higher than expected cash requirements.

31.  Net proceeds from borrowing are $4.937 billion lower than Budget mainly due to the improved operating cash position reducing the State’s expected funding requirements.

5-108	Audited Consolidated Financial Statements 2020–21 – Queensland Government

Certification of Queensland State Government Financial Statements

General Government Sector and Total State Sector Consolidated Financial Statements

2020-21

Management Certificate

The foregoing GGS and TSS consolidated financial statements have been prepared pursuant to section 25(1)(a) and (b) of the Financial Accountability Act 2009 and other prescribed requirements.

In our opinion and in terms of section 25(3) of the Financial Accountability Act 2009, we certify that the GGS and TSS consolidated financial statements have been properly drawn up, under the prescribed requirements, to present a true and fair view of:

(i)	the financial operations and cash flows of the Government of Queensland for the financial year; and

(ii)	the financial position of the Government of Queensland at 30 June 2021.

At date of certification of the statements, we are not aware of any material circumstances that would render any particulars included in the GGS and TSS consolidated financial statements misleading or inaccurate.

David Newby, CA	Leon Allen	The Honourable Cameron Dick MP
Director, Financial Reporting	Under Treasurer	Treasurer
Queensland Treasury	Queensland Treasury	Minister for Trade and Investment

22 October 2021

Audited Consolidated Financial Statements 2020–21 – Queensland Government	5-109

INDEPENDENT AUDITOR’S REPORT

To the Treasurer of Queensland

Report on the audit of the financial report

Opinion

I have audited the accompanying consolidated financial report of the Queensland Government including the General Government Sector and Total State Sector.

In my opinion, the financial report:

a)	gives a true and fair view of the Queensland Government’s financial position as at 30 June 2021, and its financial performance and cash flows for the year then ended

b)	complies with the Financial Accountability Act 2009 and Australian Accounting Standard AASB 1049 Whole of Government and General Government Sector Financial Reporting.

The financial report comprises the balance sheets as at 30 June 2021, operating statements, statements of changes in equity (net worth), and cash flow statements for the year then ended, notes to the financial statements including summaries of significant accounting policies and other explanatory information, and the certificate given by the Treasurer, Under Treasurer and Director, Financial Reporting.

Basis for opinion

I conducted my audit in accordance with the Auditor-General Auditing Standards, which incorporate the Australian Auditing Standards. My responsibilities under those standards are further described in the Auditor’s Responsibilities for the Audit of the Financial Report section of my report.

I am independent of the Queensland Government in accordance with the ethical requirements of the Accounting Professional and Ethical Standards Board’s APES 110 Code of Ethics for Professional Accountants (the Code) that are relevant to my audit of the financial report in Australia. I have also fulfilled my other ethical responsibilities in accordance with the Code and the Auditor-General Auditing Standards.

I believe that the audit evidence I have obtained is sufficient and appropriate to provide a basis for my opinion.

Key audit matters

Key audit matters are those matters that, in my professional judgement, were of most significance in my audit of the financial report of the current period. I addressed these matters in the context of my audit of the financial report as a whole, and in forming my opinion thereon, and I do not provide a separate opinion on these matters.

5-110	Audited Consolidated Financial Statements 2020–21 – Queensland Government

Valuation of property, plant and equipment (Total State Sector $293.41 billion; General Government Sector $230.96 billion at 30 June 2021)

Refer to Note 31 in the financial report.

Key audit matter	How my audit procedures addressed this key audit matter

Property, plant and equipment is the most material balance on the Balance Sheet and is reported at fair value in compliance with AASB 13 Fair Value Measurement.

The valuation of some assets requires significant management judgement due to the uncertainties inherent in the valuation of these significant physical assets.

Complex valuation methodologies are applied to certain government assets including infrastructure assets, and some asset classes are difficult to value due to their nature. The inputs to valuation models are subjective and are reliant upon significant estimates and judgements.

Not all entities that are consolidated into the Whole of Government financial statements are required to report their material assets at fair value in their own general purpose financial statements. This increases the risk that material assets may not be reported at fair value in the consolidated financial statements.

For material assets that were reported at fair value in entity financial statements, my procedures included, but were not limited to:

•  confirming, on a sample basis, the fair value of material assets included in the consolidated statements to the public sector entity’s audited financial statements

•  confirming the appropriateness of the approach used to measure the fair value for each type of asset class, and identifying the significant judgements made by management in determining fair value

•  confirming the appropriateness of disclosures made under AASB 13 Fair Value Measurement by agreeing them to the entity’s audited financial statements.

For material assets that were not reported at fair value in entity financial statements, my procedures included, but were not limited to:

•  assessing the methodology used to derive the fair values of those assets

•  agreeing with component auditors the approach for auditing those values within materiality levels directed

•  confirming with the component auditors the results of testing performed over the fair values and the significant judgements used by management

•  assessing the impact of fair value adjustments on other balances in the financial statements, including depreciation and movements in the asset revaluation surplus

•  assessing the reasonableness of values of remaining assets not reported at fair value to ensure that the values are not likely to be materially different to their fair value

•  assessing the appropriateness of disclosures under AASB 13 Fair Value Measurement.

Audited Consolidated Financial Statements 2020–21 – Queensland Government	5-111

Establishment of the Queensland Future Fund – Debt Retirement Fund ($7.7 billion as at 30 June 2021)

Refer to note 24 in the financial report

Key audit matter	How my audit procedures addressed this key audit matter

Securities other than shares are a material balance in the Balance Sheet and are reported at fair value through profit or loss. This includes $7.7 billion in investments held by the government as part of the Queensland Future Fund – Debt Retirement Fund (DRF) established under the Queensland Future Fund Act 2020 (QFF Act) as at 30 June 2021.

During the year the government seeded initial investments into the DRF. These initial investments occurred through a series of asset transfers involving several government entities and, in some instances, required the restructuring of existing government operations. The assets were ultimately transferred into an unlisted unit trust, the Debt Retirement Trust (DRT), managed by QIC Limited.

In the Total State Sector (TSS), the investment represents units in the DRT held by Queensland Treasury Corporation (QTC). In the General Government Sector (GGS), the investment represents a Fixed Rate Note (FRN) receivable held by Queensland Treasury with QTC.

The value of the FRN equates to the fair value of the units held in the DRT.

My procedures included, but were not limited to:

•  obtaining an understanding of the legislative framework for the establishment of the DRF

•  obtaining an understanding of the ownership and governance structure for the DRF and the initial investments made into the DRF

•  evaluating documentation supporting initial investments made into the DRF, including ensuring that asset transfers were appropriately authorised and complied with directions given by the Treasurer under the QFF Act 2020

•  assessing and confirming the appropriateness of the accounting treatment of each transaction associated with the establishment of the DRF including:

-  recognition and derecognition of assets transferred between government entities in accordance with prescribed accounting requirements,

-  the fair value of investments at the date of their initial transfer into the DRF comply with the requirements of AASB 9 Financial Instruments and AASB 13 Fair Value Measurement; and

-  accounting for the recognition of the FRN by GGS and the fair value of the FRN as at 30 June 2021 in accordance with AASB 9 Financial Instruments.

I engaged an auditor’s expert to assess the value of the Queensland Titles Registry (QTR) operations transferred to the DRF. Work performed by the auditor’s expert included:

•  obtaining an understanding of the valuation methodology applied to the transfer of the QTR operations

•  assessing the reasonableness of techniques applied in valuing the QTR operations

•  assessing the reasonableness of key assumptions and inputs used in valuing the QTR operations, and

•  concluding on the reasonableness of the valuation applied to the QTR operations.

In forming my opinion on the value of the investments held in the DRF, I assessed the work performed by the auditor’s expert including:

•  evaluating their qualifications, competence, capabilities and objectivity

•  assessing the nature, scope and objectives of the work completed for appropriateness, and

•  evaluating the findings and conclusions for relevance, reasonableness and consistency with other audit evidence obtained.

5-112	Audited Consolidated Financial Statements 2020–21 – Queensland Government

Valuation of defined benefit superannuation liability (Total State Sector $27.05 billion; General Government Sector $27.32 billion at 30 June 2021)

Refer to Notes 36 and 48 in the financial report.

Key audit matter	How my audit procedures addressed this key audit matter

The Queensland Government defined benefit superannuation liability is a material amount on the Balance Sheet.

The underlying model used to value the liability is complex and involves a significant degree of management judgement and estimation in the selection of long-term assumptions, including salary growth, discount rates and expected CPI increases, to which the valuation of the scheme is highly sensitive.

The State Public Sector Superannuation Fund (QSuper) defined benefit scheme is assessed annually by the State Actuary.

My procedures included, but were not limited to:

•  obtaining management’s actuarial report and:

-  assessing the appropriateness of any changes to the methodology used by the State Actuary

-  assessing the reasonableness of any material changes to the underlying assumptions and judgements used in estimating the liability

-  confirming the accuracy of the value reported in the consolidated financial statements

•  assessing the appropriateness and adequacy of related disclosures in the financial statements against the requirements of applicable Australian accounting standards.

Consolidation of financial information

Key audit matter	How my audit procedures addressed this key audit matter

The consolidated financial statements require the consolidation of financial information from over 90 public sector entities.

Entities may apply different financial reporting frameworks or apply accounting standards and accounting policies differently in the preparation of their individual financial statements.

AASB 1049 Whole of Government and General Government Sector Financial Reporting requires restatement or reclassification of certain information prepared under generally accepted accounting principles (GAAP) to comply with the Government Financial Statistics (GFS) requirements developed by the Australian Bureau of Statistics.

My procedures included, but were not limited to:

•  verifying the completeness of material public sector entities included in the consolidated financial statements

•  obtaining assurance over the completeness and accuracy of the financial information of individual entities consolidated in the financial statements by agreeing the financial information back to the audited financial statements for material public sector entities

•  verifying compliance with the ABS GFS manual with respect to accounting treatment and disclosures in the financial statements and the classification of entities into the relevant sectors of government

•  assessing the quality of the process used to identify and eliminate transactions and balances occurring between public sector entities and sectors of government

•  reviewing material manual adjustments and reclassification of amounts for reasonableness

•  for those public sector entities not consolidated into the financial statements, we confirmed that they did not exceed the thresholds for reporting and therefore were not material.

Audited Consolidated Financial Statements 2020–21 – Queensland Government	5-113

Other information

Other information comprises financial and non-financial information (other than the audited financial report) included in the Queensland Government’s Report on State Finances for the year ended 30 June 2021.

The Treasurer, through Queensland Treasury, is responsible for the other information.

My opinion on the financial report does not cover the other information and accordingly I do not express any form of assurance conclusion thereon.

In connection with my audit of the financial report, my responsibility is to read the other information and, in doing so, consider whether the other information is materially inconsistent with the financial report or my knowledge obtained in the audit or otherwise appears to be materially misstated.

If, based on the work I have performed, I conclude that there is a material misstatement of this other information, I am required to report that fact.

I have nothing to report in this regard.

Responsibilities of the Treasurer and Queensland Treasury for the financial report

The Treasurer, through Queensland Treasury, is responsible for the preparation of the financial report that gives a true and fair view in accordance with the Financial Accountability Act 2009 and Australian Accounting Standard 1049 Whole of Government and General Government Sector Financial Reporting, and for such internal control as is determined necessary to enable the preparation of the financial report that is free from material misstatement, whether due to fraud or error. AASB 1049 requires compliance with other applicable Australian Accounting Standards.

The Treasurer, through Queensland Treasury, is also responsible for disclosing matters related to going concern and using the going concern basis of accounting in the preparation of the financial statements, unless this is assessed as not being appropriate.

Auditor’s responsibilities for the audit of the financial report

My objectives are to obtain reasonable assurance about whether the financial report as a whole is free from material misstatement, whether due to fraud or error, and to issue an auditor’s report that includes my opinion. Reasonable assurance is a high level of assurance but is not a guarantee that an audit conducted in accordance with the Australian Auditing Standards will always detect a material misstatement when it exists. Misstatements can arise from fraud or error and are considered material if, individually or in aggregate, they could reasonably be expected to influence the economic decisions of users taken on the basis of this financial report.

As part of an audit in accordance with the Australian Auditing Standards, I exercise professional judgement and maintain professional scepticism throughout the audit. I also:

•

Identify and assess the risks of material misstatement of the financial report, whether due to fraud or error, design and perform audit procedures responsive to those risks, and obtain audit evidence that is sufficient and appropriate to provide a basis for my opinion. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control.

•

Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Queensland Government’s internal control.

5-114	Audited Consolidated Financial Statements 2020–21 – Queensland Government

•	Evaluate the appropriateness of accounting policies used and the reasonableness of accounting estimates and related disclosures made by the group.

•	Conclude on the appropriateness of the Queensland Government’s use of the going concern basis of accounting.

•

Evaluate the overall presentation, structure and content of the financial report, including the disclosures, and whether the financial report represents the underlying transactions and events in a manner that achieves fair presentation.

•

Obtain sufficient appropriate audit evidence regarding the financial information of the entities or business activities within the group to express an opinion on the financial report. I am responsible for the direction, supervision and performance of the audit of the group. I remain solely responsible for my audit opinion.

I communicate with the Treasurer, through Queensland Treasury, regarding, among other matters, the planned scope and timing of the audit and significant audit findings, including any significant deficiencies in internal control that I identify during my audit.

From the matters communicated, I determine those matters that were of most significance in the audit of the financial report of the current period and are therefore the key audit matters. I describe these matters in my auditor’s report unless law or regulation precludes public disclosure about the matter or when, in extremely rare circumstances, I determine that a matter should not be communicated in my report because the adverse consequences of doing so would reasonably be expected to outweigh the public interest benefits of such communication.

25 October 2021

Brendan Worrall	Queensland Audit Office

Auditor-General	Brisbane

Audited Consolidated Financial Statements 2020–21 – Queensland Government	5-115